     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1997.



                                                      Registration No. 333-31365

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FRONTIER INSURANCE GROUP, INC.

             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           14-1681606
         (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                          Identification Number)

                           195 LAKE LOUISE MARIE ROAD

                         ROCK HILL, NEW YORK 12775-8000

                                 (914) 796-2100

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              SIDNEY TODRES, ESQ.

                          EPSTEIN BECKER & GREEN, P.C.

                                250 PARK AVENUE

                            NEW YORK, NEW YORK 10177

                                 (212) 351-4735

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    COPY TO:

                             PETER J. GORDON, ESQ.

                           SIMPSON THACHER & BARTLETT

                               425 LEXINGTON AVE.

                         NEW YORK, NEW YORK 10017-3909

                                 (212)455-2605

                            ------------------------

        APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALE TO THE PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 21, 1997


PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                                4,000,000 SHARES

    [LOGO]
                          FRONTIER INSURANCE GROUP, INC.

                                  COMMON STOCK
                                  ------------
    All of the 4,000,000 shares of common stock, $.01 par value (the "Common Stock"), of Frontier Insurance Group, Inc. (the "Company") offered hereby (the "Offering") are being sold by the Company.


    The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "FTR." On July 18, 1997, the last reported sale price of the Common Stock on the NYSE was $30.63 per share. See "Price Range of Common Stock."



    SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                                PRICE TO          UNDERWRITING        PROCEEDS TO
                                                                 PUBLIC           DISCOUNT (1)        COMPANY (2)
Per Share................................................          $                   $                   $
Total (3)................................................          $                   $                   $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $600,000.

(3) The Company has granted the several Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an additional 600,000 shares to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $      , $      and $      , respectively. See
    "Underwriting."

                                ----------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of shares of Common Stock will be made in New York, New York on or
about       , 1997.
                                ----------------

MERRILL LYNCH & CO.

          DONALDSON, LUFKIN & JENRETTE
                          SECURITIES CORPORATION

                     OPPENHEIMER & CO., INC.

                                SMITH BARNEY INC.

                                           STEPHENS INC.
                                ----------------

                 The date of this Prospectus is         , 1997.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    This Prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") which are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such risks and uncertainties include, but are not limited to, the following: (i) general economic conditions; (ii) conditions specific to the property and casualty insurance industry, including its cyclical nature, regulatory changes, rating agency policies and practices, competitive factors and claims development and the impact thereof on loss reserves, the Company's reserving policies and the adequacy of the Company's reinsurance programs; (iii) developments in the securities markets and the impact thereof on the Company's investment portfolio; (iv) the success of the Company's acquisition program; (v) changes in generally accepted accounting principles; and (vi) the risk factors set forth in this Prospectus. Accordingly, there can be no assurance that the actual results will conform to the forward-looking statements in this Prospectus or in the documents incorporated herein by reference. The words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements.

                            ------------------------

                              NOTICE TO INVESTORS

    THE COMPANY OWNS, DIRECTLY OR INDIRECTLY, ALL OF THE SHARES OF STOCK OF FIVE PROPERTY AND CASUALTY INSURANCE COMPANIES WHICH ARE DOMICILED IN THE STATES OF NEW YORK, CALIFORNIA, WISCONSIN, NORTH CAROLINA AND MISSOURI, TWO LIFE INSURANCE COMPANIES WHICH ARE DOMICILED IN LOUISIANA AND ARIZONA, AND ONE-THIRD OF THE VOTING SECURITIES OF A TITLE INSURANCE COMPANY DOMICILED IN THE STATE OF LOUISIANA. THE INSURANCE LAWS OF SUCH STATES REQUIRE PRIOR APPROVAL BY THE STATES' RESPECTIVE INSURANCE DEPARTMENT OF ANY ACQUISITION OF CONTROL OF A DOMESTIC INSURANCE COMPANY OR OF ANY COMPANY WHICH CONTROLS A DOMESTIC INSURANCE COMPANY. "CONTROL" IS PRESUMED TO EXIST THROUGH THE OWNERSHIP OF 10% OR MORE OF THE VOTING SECURITIES OF A DOMESTIC INSURANCE COMPANY OR OF ANY COMPANY WHICH CONTROLS A DOMESTIC INSURANCE COMPANY. THEREFORE, ANY PURCHASER OF 10% OR MORE OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK WILL BE PRESUMED TO HAVE ACQUIRED CONTROL OF THE COMPANY'S INSURANCE SUBSIDIARIES AND THE LOUISIANA TITLE INSURANCE COMPANY UNLESS THE INSURANCE DEPARTMENTS OF NEW YORK, CALIFORNIA, WISCONSIN, NORTH CAROLINA, MISSOURI, LOUISIANA AND ARIZONA, FOLLOWING APPLICATION BY SUCH PURCHASER IN EACH OF SUCH STATES, DETERMINE OTHERWISE. ACCORDINGLY, ANY PURCHASE OF 10% OR MORE OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK WOULD REQUIRE PRIOR ACTION BY THE INSURANCE DEPARTMENTS OF NEW YORK, CALIFORNIA, WISCONSIN, NORTH CAROLINA, MISSOURI, LOUISIANA AND ARIZONA.

                            ------------------------

                       NOTICE TO NORTH CAROLINA RESIDENTS

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABLILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SHARES OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400) Chicago, Illinois 60661. Copies of all or part of such materials may also be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. Such materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other information of registrants that file electronically with the Commission pursuant to the EDGAR system. The address of the Commission's Web site is http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act with respect to the Common Stock offered by this Prospectus (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete and, in each instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, (iii) Definitive Proxy Statement for the May 22, 1997 Annual Meeting of Stockholders, and (iv) Current Report on Form 8-K for an event which occurred on June 3, 1997 (as amended on July 16, 1997), heretofore filed with the Commission, are incorporated in this Prospectus by reference. All reports and proxy statements filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall likewise be deemed to be incorporated in this Prospectus by reference from the respective dates of filing of such documents.

    Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Upon oral or written request, the Company will provide without charge a copy of any document incorporated in this Prospectus, exclusive of exhibits, to each person to whom this Prospectus is delivered. Requests for such documents should be directed to the Investor Relations Department at the corporate headquarters of the Company, 195 Lake Louise Marie Road, Rock Hill, New York 12775 (telephone no. 914-796-2100).

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. EXCEPT AS OTHERWISE INDICATED, THE FINANCIAL STATEMENTS, RATIOS AND STATISTICAL DATA ARE PRESENTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"). UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO THE "COMPANY" REFER TO FRONTIER INSURANCE GROUP, INC. AND ITS SUBSIDIARIES (AND, EXCEPT AS OTHERWISE INDICATED, EXCLUDE LYNDON PROPERTY INSURANCE COMPANY AND ITS SUBSIDIARIES). ALL INFORMATION PRESENTED HAS BEEN ADJUSTED TO GIVE EFFECT TO A TWO-FOR-ONE STOCK SPLIT EFFECTED AS A 100% STOCK DIVIDEND PAYABLE ON JULY 21, 1997 TO STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON JUNE 30, 1997, AND ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                  THE COMPANY


    Frontier Insurance Group, Inc. is an insurance holding company which, through its subsidiaries, conducts business on an admitted and non-admitted basis as a specialty property and casualty insurer. The Company's business strategy is to achieve an underwriting profit by identifying niche markets and specialty insurance programs which it believes afford favorable opportunities for profitability due to (i) limited potential competition and (ii) the Company's innovative underwriting and value added services, including coverage enhancements, risk management, loss control and specialized claims management.


    The Company currently underwrites in excess of 130 specialty insurance programs, including (i) malpractice insurance for physicians, dentists, psychiatrists and chiropractors, (ii) general liability, (iii) surety (performance bonds, bail bonds, customs bonds and license and permit bonds),
(iv) commercial earthquake, (v) workers' compensation and (vi) other miscellaneous lines. The Company's alternative risk division underwrites excess workers' compensation and excess medical stop loss coverages, and provides custom designed insurance programs through captive and rent-a-captive facilities for both the Company's workers' compensation and other insurance lines. See "Business."


    On June 3, 1997, the Company completed the acquisition of Lyndon Property Insurance Company and its subsidiaries (collectively, "Lyndon") for $92.0 million in cash. Lyndon underwrites credit-related and other specialty insurance products for financial institutions and specialty insurance markets. See "Business--Acquisition of Lyndon."


    The following table sets forth the Company's net premiums written by principal lines of insurance and the related percentages of the total net premiums written represented thereby for the three months ended March 31, 1997 and the year ended December 31, 1996:


                                             THREE MONTHS ENDED    YEAR ENDED DECEMBER
                                               MARCH 31, 1997           31, 1996
                                            --------------------  ---------------------
                                                   (DOLLAR AMOUNTS IN THOUSANDS)
Medical malpractice (including
  dental malpractice and
  social services)........................  $  22,516       28.4% $  119,653       38.4%
General liability.........................     32,329       40.8      93,980       30.1
Surety....................................     12,098       15.3      56,632       18.2
Commercial earthquake.....................      2,085        2.6      11,904        3.8
Workers' compensation.....................      1,743        2.2       6,253        2.0
Other.....................................      8,542       10.7      23,441        7.5
                                            ---------  ---------  ----------  ---------
      Total...............................  $  79,313      100.0% $  311,863      100.0%
                                            ---------  ---------  ----------  ---------
                                            ---------  ---------  ----------  ---------

    The Company relies on multiple distribution channels to market its insurance products. Malpractice insurance and license and permit bonds are marketed both directly through Company-owned agencies and by independent brokers and agents. Bail bonds are marketed through a nationwide network of bail bondsmen by a 50%-owned subsidiary of the Company. Sales of the Company's other lines of business are generated primarily by independent insurance agencies and insurance brokerage firms. See "Business-- Marketing."


    For the five years ended December 31, 1996, the Company's net premiums written and its net income increased at compounded annual rates of 28.0% and 20.6%, respectively, during which period it realized an average statutory combined ratio of 94.2%, as compared to the property and casualty insurance industry average of 108.7%. The Company has realized a statutory combined ratio of less than 100% in every year since its formation in 1986. See "Selected Consolidated Financial Data."



    At March 31, 1997, after giving pro forma effect to the Company's acquisition of Lyndon as if such acquisition had occurred as of that date, the Company's total assets were $1.6 billion, its total investments were $1.0 billion and its total shareholders' equity was $271.2 million. See "Unaudited Pro Forma Consolidated Balance Sheet."



    The Company's insurance company subsidiaries consist of Frontier Insurance Company ("Frontier Insurance"), which is licensed as a property and casualty insurer in 50 states, the District of Columbia, Puerto Rico and the Virgin Islands, Frontier Pacific Insurance Company ("Frontier Pacific"), United Capitol Insurance Company ("United Capitol"), Regency Insurance Company ("Regency"), and Lyndon Property Insurance Company ("Lyndon Property") and its two active life insurance subsidiaries (collectively, the "Insurance Subsidiaries"). Frontier Insurance, Frontier Pacific, United Capitol and Regency currently are rated A- (Excellent) by A.M. Best Company, Inc. ("A.M. Best"), and Standard & Poor's Insurance Rating Services ("S&P") has given Frontier Insurance and Frontier Pacific an Insurer Claims-Paying Ability Rating of A+ (Good). Lyndon Property and its two active life insurance subsidiaries currently are rated B++ (Very
Good) by A.M. Best. See "Business--Ratings."


GROWTH STRATEGY

    The Company's growth strategy includes (i) the acquisition of profitable specialty insurance operations which are non-dilutive to earnings, (ii) the addition of new specialty insurance programs and (iii) the expansion of existing business through enhanced products, additional coverages and geographic expansion.


    Since April 1994, the Company has completed seven strategic acquisitions for an aggregate consideration to the sellers of approximately $138.5 million, the most recent of which were:


        AN UNDERWRITER OF CREDIT-RELATED INSURANCE. On June 3, 1997, the Company acquired Lyndon for $92.0 million in cash. Lyndon underwrites credit-related and other specialty insurance products for financial institutions and specialty insurance markets.

        A NON-STANDARD AUTOMOBILE INSURANCE COMPANY AND A PREMIUM FINANCE COMPANY. In September 1996, the Company acquired Regency, which writes non-standard automobile insurance policies in North Carolina, and Emrol Installment Premium Discount, Inc. ("Emrol"), which provides premium financing to insureds of the policies written by Regency.

        A SPECIALTY EXCESS AND SURPLUS LINES INSURANCE COMPANY. United Capitol, whose parent was acquired by the Company for $30.9 million in May 1996, is a specialty excess and surplus lines underwriter which writes asbestos abatement, product and general liability, commercial property, directors' and officers' liability and various classes of errors and omissions insurance policies.

    Previously, the Company had acquired (i) a 33% ownership interest in a title insurance company licensed in 29 states, (ii) a realtors' errors and omissions line of business, (iii) a 50% interest in a surety bail bond and immigration bond agency and (iv) a surety bond agency which places and services license and permit bonds in California and other western states.

    Since 1994, the Company has added an average of ten specialty insurance programs per annum (net of programs discontinued) to its lines of insurance, including marine and energy programs, manufactured housing written on a surplus lines basis, and errors and omissions for title insurance agents and architects and engineers. The Company also expanded its existing business during such period by, among other things, offering a lead abatement liability program to complement its asbestos abatement liability program, expanding its pest control program into North Carolina and expanding its social service programs into California. See "Business--General."

ACQUISITION OF LYNDON


    On June 3, 1997, the Company acquired Lyndon from Mercury Finance Company ("Mercury") for $92.0 million in cash, which amount was $30.9 million (net of tax) less than Lyndon's total shareholders' equity on such date. Lyndon, based in St. Louis, Missouri, provides credit-related and specialty insurance products for financial institutions and specialty insurance markets through a variety of distribution channels, including other insurance companies, general agents, third-party administrators, and joint venture relationships, with the particular channel designed to fit the specific product. Credit-related products include collateral protection, credit property, involuntary unemployment insurance, auto physical damage, credit life, and credit accident and health coverages. Specialty insurance products include residual value, non-standard auto and mechanical breakdown.



    Lyndon was formed in 1978 by ITT Financial Corporation ("ITT") primarily to insure credit-related exposures in ITT's consumer and commercial finance businesses. In October 1995, Mercury acquired Lyndon from ITT to offer credit-related insurance products in conjunction with Mercury's sub-prime auto lending business.


    For the year ended December 31, 1996, Lyndon's revenues were $96.8 million and its net income was $27.0 million. During 1996, its operating results were beneficially impacted by run-off business from ITT, which business will be inconsequential in subsequent years, and from a collateral protection coverage program marketed through Mercury, which was discontinued prior to the Company's purchase of Lyndon. Accordingly, such results are not indicative of future operating results. For the three months ended March 31, 1997, Lyndon had revenues of $26.4 million and net income of $4.5 million, compared to revenues of $19.2 million and net income of $7.3 million for the three months ended March 31, 1996. At March 31, 1997, Lyndon's total assets were $395.8 million and its total investments were $214.8 million. See "Unaudited Pro Forma Consolidated Financial Information" and "Business--Acquisition of Lyndon."

                                  THE OFFERING


Shares Offered by the Company................  4,000,000 shares of Common Stock

Shares Outstanding after the Offering (1)....  33,471,924 shares of Common Stock

Use of Proceeds..............................  Approximately $62.0 million to repay bank indebtedness and the balance of approximately
                                               $      million for general corporate
                                               purposes, including possible strategic
                                               acquisitions and support of the Company's
                                               continued internal growth.

NYSE Symbol..................................  FTR


------------------------

(1) Does not include 7,358,038 shares issuable upon conversion of the Company's 6 1/4% Convertible Subordinated Debentures and 1,605,426 shares issuable upon exercise of outstanding stock options as of June 30, 1997.

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            THREE MONTHS ENDED
                                                MARCH 31,                       YEAR ENDED DECEMBER 31,
                                           --------------------  -----------------------------------------------------
                                             1997       1996       1996       1995       1994       1993       1992
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                               (UNAUDITED)
INCOME STATEMENT DATA:

Revenues:
  Gross premiums written.................  $ 105,812  $  74,860  $ 402,799  $ 264,314  $ 198,892  $ 148,750  $ 149,504
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net premiums written...................  $  79,313  $  61,729  $ 311,863  $ 220,757  $ 187,288  $ 118,819  $ 116,248
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net premiums earned....................  $  77,807  $  58,294  $ 265,989  $ 196,220  $ 156,755  $ 116,372  $ 105,171
  Net investment income..................     11,893      7,786     37,226     30,035     24,453     22,523     19,875
  Realized capital gains (losses)........        721        691      1,707         20     (1,478)      (152)       333
  Gross claims adjusting income..........         15         25         55        130        255        424      1,356
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenues.....................     90,436     66,796    304,977    226,405    179,985    139,167    126,735

Expenses:
  Losses and loss adjustment expenses....     45,674     35,443    155,991    119,255    110,918     77,581     74,933
  Amortization of policy acquisition
    costs, underwriting, and other
    expenses.............................     25,182     18,172     88,080     62,975     47,737     31,293     26,604
  Minority interest in income of
    consolidated subsidiary trust........      2,732         --      2,277         --         --         --         --
  Interest expense.......................         --        441      1,970        895         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total expenses.....................     73,588     54,056    248,318    183,125    158,655    108,874    101,537
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes and cumulative
  effect of change in accounting
  principle..............................     16,848     12,740     56,659     43,280     21,330     30,293     25,198
Income taxes.............................      4,944      3,476     16,592     12,069      4,350      7,130      6,236
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of
  change in accounting principle.........     11,904      9,264     40,067     31,211     16,980     23,163     18,962
Cumulative effect of change in
  accounting for income taxes............         --         --         --         --         --        708         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income.........................  $  11,904  $   9,264  $  40,067  $  31,211  $  16,980  $  23,871  $  18,962
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

SUPPLEMENTAL PER SHARE DATA:

Operating income (fully diluted) (1).....  $     .36  $     .31  $    1.33  $    1.08  $     .62  $     .92  $     .77
Net income (fully diluted)...............        .38        .32       1.37       1.08        .59        .94        .79
Book value (at end of period)............       9.25       8.10       9.17       8.02       6.66       6.52       4.50
Cash dividends...........................        .07        .06        .25        .24        .23        .20        .20

BALANCE SHEET DATA (AT END OF PERIOD):

Total investments........................  $ 833,115  $ 564,703  $ 838,320  $ 552,714  $ 407,618  $ 343,591  $ 262,010
Total assets.............................  1,275,920    798,649  1,246,407    773,348    599,117    527,657    406,149
Reserves for gross unpaid losses
  and loss adjustment expenses...........    569,147    383,231    539,073    367,436    312,637    274,035    238,942
Total liabilities........................    837,743    566,513    810,880    543,615    408,853    341,963    299,400
Guaranteed preferred beneficial interest
  in the 6 1/4% Convertible Subordinated
  Debentures.............................    166,979         --    166,953         --         --         --         --
Total shareholders' equity...............    271,198    232,136    268,574    229,733    190,264    185,694    106,749

COMBINED STATUTORY DATA:(2)

Statutory net income.....................  $  11,092  $   9,605  $  28,874  $  26,407  $   6,623  $  17,713  $  12,803
Policyholders' surplus (at end of
  period)................................    276,181    181,014    268,004    171,362    104,871    101,418     76,438
Available for dividends from the
  insurance subsidiaries (3).............     27,618     18,101     26,800     17,136     10,487     10,142      7,644
Ratio of net premiums to surplus (4).....        1.2x       1.3x       1.2x       1.3x       1.8x       1.2x       1.5x

                                                   (CONTINUED ON FOLLOWING PAGE)

                                                  THREE MONTHS ENDED
                                                      MARCH 31,                             YEAR ENDED DECEMBER 31,
                                           --------------------------------  -----------------------------------------------------
                                                1997             1996          1996       1995       1994       1993       1992
                                           ---------------  ---------------  ---------  ---------  ---------  ---------  ---------

                                                     (UNAUDITED)

SELECTED RATIOS:

GAAP combined ratio......................          91.1%            92.0%         91.8%      92.7%     101.0%      93.2%      95.4%
Statutory combined ratio.................          93.9             91.3          90.9       91.1       98.1       94.2       96.8
Industry statutory combined ratio (5)....           N/A            106.8         105.9      106.4      108.4      106.9      115.7

Ratio of earnings to combined fixed
  charges
  and preferred stock dividends (6)......           6.8x            24.9x         13.2x      39.1x        --         --         --

------------------------

(1) Represents net income excluding the effect of net realized capital gains and losses and cumulative effect of a change in accounting principle.

(2) Compiled from the Annual Statements of Frontier Insurance, Frontier Pacific, United Capitol and Regency as filed with the insurance departments of New York, California, Wisconsin and North Carolina, respectively.

(3) State insurance statutes typically place limitations on the amount of dividends or other distributions payable by insurance companies in order to protect their solvency. See "Business--Regulation--Restrictions on Dividends and Distributions."

(4) Represents the ratio of statutory net premiums written during the period to statutory policyholders' surplus at the end of such period. The ratios as of March 31, 1997 and 1996 were calculated using statutory net premiums written during the four quarters which precede the interim date.

(5) Compiled by A.M. Best.

(6) For the purposes of the ratio of earnings to combined fixed charges and preferred stock dividends, earnings were calculated by adding interest expense and amortization of debt issuance costs to income before income taxes and cumulative effect of change in accounting principle. Combined fixed charges consist of interest expense payable on the 6 1/4% Convertible Subordinated Debentures and bank debt.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


    The following unaudited pro forma condensed consolidated balance sheet at March 31, 1997 gives effect to the Company's acquisition of Lyndon as if the acquisition and the related borrowing of $62.0 million under a revolving loan credit facility had occurred at March 31, 1997, and the unaudited pro forma condensed consolidated income statements for the three months ended March 31, 1997 and for the year ended December 31, 1996 give effect to such acquisition and borrowing and the Company's 1996 acquisitions of Regency, Emrol and United Capitol Holding Company ("United Capitol Holding") as if all such events had occurred at January 1, 1996. Unaudited pro forma financial data do not purport to be indicative of either the results of future operations or the results of operations that would have occurred if the transactions had been consummated on the dates indicated. Moreover, for the reasons discussed under "Business--Acquisition of Lyndon," among others, the historical operating results of Lyndon are not indicative of its future operating results.


            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1997
                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                    HISTORICAL  HISTORICAL                 PRO FORMA         NOTE
                                                     COMPANY      LYNDON     ADJUSTMENTS  CONSOLIDATED     REFERENCE
                                                    ----------  -----------  -----------  ------------  ---------------
ASSETS:
  Total investments...............................  $  833,115   $ 214,815    $ (29,832)   $1,018,098              1
  Cash............................................      15,688       3,868                     19,556
  Agents' balances and premiums receivable........      78,283      29,979                    108,262
  Net reinsurance recoverables....................     209,569      98,353                    307,922
  Deferred policy acquisition costs...............      36,834      43,503      (43,503)       36,834              2
  Deferred federal income tax asset...............      29,540          --        9,336        38,876              3
  Present value of future profits.................          --          --        5,768         5,768              4
  Intangible assets, less accumulated
    amortization..................................      11,311          --                     11,311
  Other assets....................................      61,580       5,326       (2,890)       64,016              5
                                                    ----------  -----------  -----------  ------------
    Total assets..................................  $1,275,920   $ 395,844    $ (61,121)   $1,610,643
                                                    ----------  -----------  -----------  ------------
                                                    ----------  -----------  -----------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Unpaid losses and LAE...........................  $  569,147   $  49,344                 $  618,491
  Unearned premiums...............................     180,891     178,106                    358,997
  Revolving loan credit facility..................          --          --    $  62,000        62,000              6
  Funds withheld under reinsurance contracts......      72,112          --                     72,112
  Other liabilities...............................      15,593      49,663       (4,390)       60,866              4
                                                    ----------  -----------  -----------  ------------
    Total liabilities.............................     837,743     277,113       57,610     1,172,466
  Guaranteed preferred beneficial interest in the
    6 1/4% Convertible Subordinated Debentures....     166,979          --                    166,979
  Total shareholders' equity......................     271,198     118,731     (118,731)      271,198
                                                    ----------  -----------  -----------  ------------
    Total liabilities and shareholders' equity....  $1,275,920   $ 395,844    $ (61,121)   $1,610,643
                                                    ----------  -----------  -----------  ------------
                                                    ----------  -----------  -----------  ------------



      See notes to unaudited pro forma condensed consolidated information.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                      HISTORICAL   HISTORICAL                   PRO FORMA         NOTE
                                                        COMPANY      LYNDON      ADJUSTMENTS   CONSOLIDATED     REFERENCE
                                                      -----------  -----------  -------------  ------------  ---------------
REVENUES:
  Net premiums written..............................   $  79,313    $  13,634                   $   92,947
                                                      -----------  -----------                 ------------
                                                      -----------  -----------                 ------------
  Net premiums earned...............................   $  77,807    $  23,220                   $  101,027
  Net investment income.............................      11,893        3,023     $    (491)        14,425              7
  Realized capital gains............................         721           29                          750
  Other income......................................          15          100                          115
                                                      -----------  -----------  -------------  ------------
    Total revenues..................................      90,436       26,372          (491)       116,317
EXPENSES:
  Losses and LAE....................................      45,674       11,434                       57,108
  Amortization of policy acquisition costs..........      15,951        3,053                       19,004
  Amortization of present value of future profits...          --        2,229        (1,632)           597              8
  Underwriting and other expenses...................       9,231        2,911                       12,142
  Minority interest in income of consolidated
    subsidiary trust................................       2,732           --                        2,732
  Interest expense..................................          --           --           964            964              9
                                                      -----------  -----------  -------------  ------------
    Total expenses..................................      73,588       19,627          (668)        92,547
                                                      -----------  -----------  -------------  ------------
  Income before income taxes........................      16,848        6,745           177         23,770
  Income taxes......................................       4,944        2,219            62          7,225             10
                                                      -----------  -----------  -------------  ------------
  Net income........................................   $  11,904    $   4,526     $     115     $   16,545
                                                      -----------  -----------  -------------  ------------
                                                      -----------  -----------  -------------  ------------
  Fully diluted earnings per share..................   $     .38                                $      .50
                                                      -----------                              ------------
                                                      -----------                              ------------



          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                     HISTORICAL   HISTORICAL 1996  HISTORICAL                 PRO FORMA         NOTE
                                       COMPANY     ACQUISITIONS      LYNDON     ADJUSTMENTS  CONSOLIDATED     REFERENCE
                                     -----------  ---------------  -----------  -----------  ------------  ---------------
REVENUES:
  Net premiums written.............   $ 311,863      $   6,043      $  96,614                 $  414,520
                                     -----------       -------     -----------               ------------
                                     -----------       -------     -----------               ------------
  Net premiums earned..............   $ 265,989      $   5,463      $  83,277                 $  354,729
  Net investment income............      37,226          3,911         12,082    $  (4,262)       48,957             11
  Realized capital gains...........       1,707            647            606                      2,960
  Other income.....................          55             --            833                        888
                                     -----------       -------     -----------  -----------  ------------
    Total revenues.................     304,977         10,021         96,798       (4,262)      407,534

EXPENSES:
  Losses and LAE...................     155,991          2,972         27,553                    186,516
  Amortization of policy
     acquisition costs.............      57,540           (292)        10,999       (4,039)       64,208              8
  Amortization of present value of
     future profits................          --             --         11,080       (7,500)        3,580              8
  Underwriting and other expenses..      30,540          1,653          7,172          422        39,787             12
  Minority interest in income of
     consolidated subsidiary
     trust.........................       2,277             --             --                      2,277
  Interest expense.................       1,970             --             --        3,856         5,826              9
                                     -----------       -------     -----------  -----------  ------------
    Total expenses.................     248,318          4,333         56,804       (7,261)      302,194
                                     -----------       -------     -----------  -----------  ------------
  Income before income taxes.......      56,659          5,688         39,994        2,999       105,340
  Income taxes.....................      16,592          2,018         13,012        1,155        32,777             10
                                     -----------       -------     -----------  -----------  ------------
  Net income.......................   $  40,067      $   3,670      $  26,982    $   1,844    $   72,563
                                     -----------       -------     -----------  -----------  ------------
                                     -----------       -------     -----------  -----------  ------------
  Fully diluted earnings per
     share.........................   $    1.37                                               $     2.42
                                     -----------                                             ------------
                                     -----------                                             ------------



 See notes to unaudited pro forma condensed consolidated financial information.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    (1) Total investments decreased primarily due to the sale of $30.0 million of investments, the proceeds of which, together with $62.0 million drawn down under the revolving loan credit facility, were used to acquire Lyndon.


    (2) Deferred policy acquisition costs of $43.5 million have been eliminated as the result of a purchase accounting adjustment.


    (3) The net increase in deferred federal income tax asset was the result of the purchase accounting adjustments related to deferred taxes associated with deferred policy acquisition costs, the excess of net assets acquired over the purchase price, reclassification of deferred tax liabilities, and the present value of future profits ("PVFP").

    (4) PVFP was the result of a purchase accounting adjustment establishing $47.7 million of estimated future profits less the $41.9 million excess of the net assets acquired over the purchase price.

    (5) The net decrease in other assets was the result of the reduction of certain assets to their estimated fair value at the date of acquisition.

    (6) The $62.0 million represents the amount drawn down under the revolving loan credit facility used to acquire Lyndon.

    (7) Net investment income has been decreased to reflect the reduction in investment income from the sale of $30.0 million of investments to fund the acquisition of Lyndon, assuming a pre-tax yield of 6.5%.

    (8) Amortization of policy acquisition costs and PVFP have been adjusted to reflect estimated amortization expense based on a valuation of business in force as of the purchase date. PVFP was offset by the excess of net assets acquired over the purchase price and is being amortized in relation to the earned premiums.

    (9) Interest expense has been increased to reflect the $62.0 million drawn down under the revolving loan credit facility, assuming an interest rate of 6.04%.

   (10) Federal income taxes have been increased to reflect the net tax effect of the pro forma adjustments.

   (11) Net investment income has been decreased to reflect the sale of investments to fund the acquisitions of Lyndon and United Capitol Holding and to pay dividends to their previous parent companies, assuming pre-tax yields ranging from 6.4% to 6.9%.


   (12) Underwriting and other expenses have been increased to reflect the amortization of the excess cost over net assets acquired arising from the acquisitions of United Capitol Holding, Regency and Emrol.

                                  RISK FACTORS

    Prospective purchasers should consider carefully the following risk factors in addition to the information set forth or incorporated by reference in this Prospectus prior to making an investment in the Common Stock being offered hereby.

COMPETITION

    The property and casualty insurance business is highly competitive with respect to a number of factors, including overall financial strength of the insurer, ratings by rating agencies, premium rates, policy terms and conditions, services offered, reputation and broker compensation. Although the Company's business strategy is to achieve an underwriting profit by identifying niche markets and specialty programs which it believes afford favorable opportunities for profitability due to limited potential competition, it nevertheless encounters competition from carriers engaged in insuring risks in the broader lines of business which encompass the Company's niche markets and specialty programs, and such competition is expected to increase as the Company expands its operations. See "Business--Competition."

ADEQUACY OF LOSS RESERVES

    The liabilities for unpaid losses and loss adjustment expenses ("LAE") are estimated by management utilizing methods and procedures which they believe are reasonable and in compliance with regulatory requirements. These liabilities are necessarily subject to the impact of loss development and changes in claims severity, as well as numerous other factors, such as judicial and legislative trends and actions, economic factors and estimates of future trends in claims frequency. Most or all of these factors are not directly quantifiable, particularly on a prospective basis. Although management believes that the estimated liabilities for losses and LAE are reasonable, because of the extended period of time over which such losses are reported and settled, the subsequent development of these liabilities may not conform to the assumptions inherent in their determination and, accordingly, may vary significantly from the estimated amounts included in the accompanying financial statements. To the extent that the actual emerging loss experience varies from the assumptions used in determining these liabilities, the liabilities are adjusted to reflect actual experience. Such adjustments, to the extent they occur, are reported in the period recognized. In 1994, the Company's prior years' reserves for unpaid losses and LAE, net of related reinsurance recoverables, were increased by approximately $13.9 million. In 1995, a net $7.5 million decrease in the Company's prior years' reserves included an increase in such reserves of approximately $19.0 million, offset by subrogation recoverables of $19.0 million recognized in connection with a favorable court ruling related to litigation between the Company and the State of New York. In 1996, the Company's prior years' reserves for unpaid losses and LAE decreased by approximately $4.5 million, which included an approximately $13.0 million increase in prior years' reserves which was offset by subrogation recoverables of $13.0 million related to the New York State litigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations," "--Litigation with the State of New York," "Business--Loss and LAE Reserves" and Note C of the notes to the consolidated financial statements included elsewhere in this Prospectus.

RATINGS

    Increased public and regulatory concerns with the financial stability of insurers have resulted in greater emphasis by policyholders upon insurance company ratings, with a resultant potential competitive advantage for carriers with higher ratings. Frontier Insurance, Frontier Pacific, United Capitol and Regency currently are rated A- (Excellent) by A.M. Best. In addition, S&P has given Frontier Insurance and Frontier Pacific an Insurer Claims-Paying Ability Rating of A+ (Good). Lyndon Property and its two active life insurance subsidiaries currently are rated B++ (Very Good) by A.M. Best. There can be no assurance, however, that the Insurance Subsidiaries will maintain their ratings; any downgrade could materially adversely affect their respective operations. A.M. Best's and S&P's ratings are based on an analysis of the financial condition and operations of an insurance company as they relate to the industry in general, are not designed for the protection of investors and do not constitute recommendations to buy, sell or hold any security. See "Business--Ratings."

DEPENDENCE UPON MANAGEMENT

    The Company's business involves the selection, development and innovative underwriting of insurance coverage for niche markets and the continuing evaluation of the programs insured; the Company is dependent upon its executive management to perform such services. See "Management."

FLUCTUATIONS IN INDUSTRY RESULTS

    The financial results of property and casualty insurers historically have been subject to significant fluctuations. Profitability is affected significantly by volatile and unpredictable developments (including catastrophes), changes in loss reserves resulting from changing legal environments as different types of claims arise and judicial interpretations develop relating to the scope of insurers' liability, fluctuations in interest rates and other changes in the investment environment which affect returns on invested capital, and inflationary pressures that affect the size of losses. Further, underwriting results have been cyclical in the property and casualty insurance industry, with protracted periods of overcapacity adversely impacting premium rates, resulting in higher combined ratios, followed by periods of undercapacity and escalating premium rates, resulting in lower combined ratios.

REINSURANCE

    To moderate the impact of unusually severe or frequent losses, the Insurance Subsidiaries cede (i.e., transfer) a portion of their gross premiums to reinsurers in exchange for the reinsurers' agreements to share covered losses with the subsidiaries. Although reinsurance makes the assuming reinsurer liable to the extent of the risk ceded, the ceding insurance company is not relieved of its primary liability to its insureds and therefore bears a credit risk with respect to its reinsurers. Although the Insurance Subsidiaries place reinsurance only with reinsurers they believe to be financially sound, there can be no assurance that such reinsurers will pay all reinsurance claims on a timely basis, if at all. At March 31, 1997, the Company had net reinsurance recoverables of $209.6 million. Further, although the Company has reinsurance it believes to be adequate, there can be no assurance it will continue to be able to obtain such reinsurance on satisfactory terms. See "Business--Reinsurance."

DEPENDENCE ON INVESTMENT INCOME

    The Company, similar to other property and casualty insurance companies, depends on income from its investment portfolio for a substantial portion of its earnings. A significant decline in investment yields could have a material adverse effect on the Company's financial results. See "Business--Investments."

LIMITATIONS ON CHANGE IN CONTROL

    Mr. Walter A. Rhulen, the Company's founder, Chairman of the Board, President and Chief Executive Officer, members of Mr. Rhulen's family and directors and officers of the Company who are not family members of Mr. Rhulen collectively will own approximately 21.9% of the outstanding shares of Common Stock following the Offering. As a result, such persons are in a position to influence the management and affairs of the Company and, collectively, may be able to prevent a proposed change in control of the Company. See "Principal Stockholders."

REGULATION

    The Company is subject to regulation under applicable insurance statutes, including insurance holding company statutes, of the various states in which the Insurance Subsidiaries write insurance. Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies. Regulators oversee matters relating to trade practices, policy forms, claims practices, mandated participation in shared markets, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends. The rates that the Insurance Subsidiaries can charge for certain lines of business are also subject to regulation and, therefore, may not keep pace with inflation. Any changes in these laws and regulations could materially adversely affect the Company's operations. See "Business--Regulation."

HOLDING COMPANY STRUCTURE

    Because the Company is a holding company, its ability to pay dividends on the Common Stock will be dependent, to a significant degree, on the ability of the Company's subsidiaries to pay dividends to the Company. The jurisdictions of incorporation of the Insurance Subsidiaries place limitations on the amount of dividends or other distributions payable by insurance companies in order to protect their solvency. At March 31, 1997, $27.6 million was available from the Insurance Subsidiaries for payment of dividends. However, the Company's current policy is for its Insurance Subsidiaries to retain their capital for growth and not to pay any dividends. See "Business--Regulation" for restrictions on the payment of dividends by the Insurance Subsidiaries.

                                USE OF PROCEEDS


    The net proceeds from the sale of the Common Stock offered hereby are
estimated at $    million. Approximately $62.0 million of the net proceeds will be used to repay bank indebtedness, bearing interest at an average interest rate of 6.04% per annum, which was incurred in June 1997 to finance the acquisition of Lyndon. The balance will be added to working capital for general corporate purposes, including possible strategic acquisitions and support of the Company's continued internal growth.


                          PRICE RANGE OF COMMON STOCK


    The Common Stock is traded on the NYSE under the symbol FTR. The following table sets forth the high and low closing sales prices for the Common Stock, as reported by the NYSE, for each calendar quarter during the periods indicated, as adjusted to reflect stock dividends and stock splits:



                                                                            HIGH        LOW
                                                                          ---------  ---------

1995:

  First Quarter.........................................................  $   10.97  $    9.32
  Second Quarter........................................................      12.22      10.85
  Third Quarter.........................................................      14.55      11.53
  Fourth Quarter........................................................      15.06      12.56

1996:

  First Quarter.........................................................  $   15.00  $   13.01
  Second Quarter........................................................      17.44      13.87
  Third Quarter.........................................................      20.37      16.32
  Fourth Quarter........................................................      19.94      18.44

1997:

  First Quarter.........................................................  $   22.13  $   18.50
  Second Quarter........................................................      32.75      21.69
  Third Quarter (through July 18, 1997).................................      32.91      29.19



    On July 18, 1997, the last reported closing sale price of the Common Stock on the NYSE was $30.63 per share.


                                DIVIDEND POLICY


    Holders of Common Stock are entitled to receive cash dividends as may be declared from time to time by the Company's Board of Directors. The Company has paid quarterly cash dividends on the Common Stock since April 1992. Currently, the Company's quarterly cash dividend is $.07 per share. The timing and amount of future dividends will depend upon the Company's earnings and cash requirements and other factors deemed relevant by the Board of Directors. Additionally, the agreement establishing the Company's revolving loan credit facility limits (i) the payment of cash dividends in any year to 5.0% of the Company's consolidated net worth and (ii) prohibits the payment of cash dividends in the event the Company is in default thereunder. As a holding company, the Company is dependent upon, among other things, dividends from its subsidiaries to pay such dividends. See "Business--Regulation" for restrictions on the payment of dividends by the Insurance Subsidiaries.

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of the Company at March 31, 1997: (i) actual, (ii) pro forma to give effect to the acquisition of Lyndon on June 3, 1997 and the related borrowing by the Company of $62.0 million on such date under a revolving loan credit facility and (iii) pro forma and as adjusted to give effect to the issuance of the Common Stock being offered hereby, the receipt by the Company of the estimated net proceeds of approximately $ million therefrom and the application of the estimated net proceeds. See "Use of Proceeds," the consolidated financial statements, including the notes thereto, and the unaudited pro forma consolidated financial statements included elsewhere in this Prospectus.


                                                                        AT MARCH 31, 1997
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ----------  ------------  -----------

                                                                  (DOLLAR AMOUNTS IN THOUSANDS)
Revolving loan credit facility (1)..........................  $       --   $   62,000    $      --
Guaranteed preferred beneficial interest in the 6 1/4%
  Convertible Subordinated Debentures.......................     166,979      166,979      166,979
Shareholders' equity:
  Preferred stock, par value $.01 per share;
    1,000,000 shares authorized; none outstanding...........          --           --           --
  Common stock, par value $.01 per share;
    50,000,000 shares authorized;
    29,407,936 shares outstanding (2).......................         294          294
  Additional paid-in capital................................     222,142      222,142
  Net unrealized losses.....................................      (2,873)      (2,873)      (2,873)
  Retained earnings.........................................      52,423       52,423       54,423
  Less treasury stock--at cost (91,080 shares)..............         788          788          788
                                                              ----------  ------------  -----------
    Total shareholders' equity..............................     271,198      271,198
                                                              ----------  ------------  -----------
      Total capitalization..................................  $  438,177   $  500,177    $
                                                              ----------  ------------  -----------
                                                              ----------  ------------  -----------


------------------------

(1) On June 3, 1997, the Company obtained a five-year $100.0 million revolving loan credit facility from Deutsche Bank AG under which the Company drew down $62.0 million on such date.

(2) Since March 31, 1997, the Company has issued 63,988 shares of Common Stock upon exercise of stock options.

                      SELECTED CONSOLIDATED FINANCIAL DATA
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


    Except as noted below, the following selected consolidated financial data are derived from the Company's consolidated financial statements. The unaudited financial data for the three months ended March 31, 1997 and 1996 include all adjustments, consisting of normal recurring accruals, which in the opinion of management are necessary for a fair presentation of the Company's consolidated financial position and the consolidated results of operations for these periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included elsewhere in this Prospectus.


                                THREE MONTHS ENDED
                                    MARCH 31,                       YEAR ENDED DECEMBER 31,
                               --------------------  -----------------------------------------------------
                                 1997       1996       1996       1995       1994       1993       1992
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                   (UNAUDITED)
INCOME STATEMENT DATA:

Revenues:
  Gross premiums written.....  $ 105,812  $  74,860  $ 402,799  $ 264,314  $ 198,892  $ 148,750  $ 149,504
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net premiums written.......  $  79,313  $  61,729  $ 311,863  $ 220,757  $ 187,288  $ 118,819  $ 116,248
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net premiums earned........  $  77,807  $  58,294  $ 265,989  $ 196,220  $ 156,755  $ 116,372  $ 105,171
  Net investment income......     11,893      7,786     37,226     30,035     24,453     22,523     19,875
  Realized capital gains
    (losses).................        721        691      1,707         20     (1,478)      (152)       333
  Gross claims adjusting
    income...................         15         25         55        130        255        424      1,356
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenues.........     90,436     66,796    304,977    226,405    179,985    139,167    126,735
Expenses:
  Losses and LAE.............     45,674     35,443    155,991    119,255    110,918     77,581     74,933
  Amortization of policy
    acquisition costs,
    underwriting, and
    other expenses...........     25,182     18,172     88,080     62,975     47,737     31,293     26,604
  Minority interest in income
    of
    consolidated subsidiary
    trust....................      2,732         --      2,277         --         --         --         --
  Interest expense...........         --        441      1,970        895         --         --         --
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total expenses.........     73,588     54,056    248,318    183,125    158,655    108,874    101,537
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes
  and cumulative effect of
  change in accounting
  principle..................     16,848     12,740     56,659     43,280     21,330     30,293     25,198
Income taxes.................      4,944      3,476     16,592     12,069      4,350      7,130      6,236
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative
  effect of change in
  accounting principle.......     11,904      9,264     40,067     31,211     16,980     23,163     18,962
Cumulative effect of change
  in accounting for income
  taxes......................         --         --         --         --         --        708         --
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income.............  $  11,904  $   9,264  $  40,067  $  31,211  $  16,980  $  23,871  $  18,962
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL PER SHARE DATA:

Operating income (fully
  diluted)(1)................  $     .36  $     .31  $    1.33  $    1.08  $     .62  $     .92  $     .77
Net income (fully diluted)...        .38        .32       1.37       1.08        .59        .94        .79
Book value (at end of
  period)....................       9.25       8.10       9.17       8.02       6.66       6.52       4.50
Cash dividends...............        .07        .06        .25        .24        .23        .20        .20

                                                   (CONTINUED ON FOLLOWING PAGE)

                                THREE MONTHS ENDED
                                    MARCH 31,                       YEAR ENDED DECEMBER 31,
                               --------------------  -----------------------------------------------------
                                 1997       1996       1996       1995       1994       1993       1992
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                   (UNAUDITED)
BALANCE SHEET DATA
  (AT END OF PERIOD):

Total investments............  $ 833,115  $ 564,703  $ 838,320  $ 552,714  $ 407,618  $ 343,591  $ 262,010
Total assets.................  1,275,920    798,649  1,246,407    773,348    599,117    527,657    406,149
Reserves for gross unpaid
  losses and LAE.............    569,147    383,231    539,073    367,436    312,637    274,035    238,942
Total liabilities............    837,743    566,513    810,880    543,615    408,853    341,963    299,400
Guaranteed preferred
  beneficial interest in the
  6 1/4% Convertible
  Subordinated Debentures....    166,979         --    166,953         --         --         --         --
Total shareholders' equity...    271,198    232,136    268,574    229,733    190,264    185,694    106,749

COMBINED STATUTORY DATA: (2)
Statutory net income.........  $  11,092  $   9,605  $  28,874  $  26,407  $   6,623  $  17,713  $  12,803
Policyholders' surplus.......    276,181    181,014    268,004    171,362    104,871    101,418     76,438
Available for dividends from
  the
  insurance subsidiaries
  (3)........................     27,618     18,101     26,800     17,136     10,487     10,142      7,644
Ratio of net premiums
  to surplus (4).............        1.2x       1.3x       1.2x       1.3x       1.8x       1.2x       1.5x

SELECTED RATIOS:

GAAP combined ratio..........       91.1%      92.0%      91.8%      92.7%     101.0%      93.2%      95.4%
Statutory combined ratio.....       93.9       91.3       90.9       91.1       98.1       94.2       96.8
Industry statutory combined
  ratio (5)..................        N/A      106.8      105.9      106.4      108.4      106.9      115.7
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends (6)........        6.8x      24.9x      13.2x      39.1x        --         --         --

------------------------

(1) Represents net income excluding the effect of net realized capital gains and losses and cumulative effect of a change in accounting principle.

(2) Compiled from the Annual Statements of Frontier Insurance, Frontier Pacific, United Capitol and Regency as filed with the insurance departments of New York, California, Wisconsin and North Carolina, respectively.

(3) State insurance statutes typically place limitations on the amount of dividends or other distributions payable by insurance companies in order to protect their solvency. See "Business--Regulation--Restrictions on Dividends and Distributions."

(4) Represents the ratio of statutory net premiums written during the period to statutory policyholders' surplus at the end of such period. The ratios as of March 31, 1997 and 1996 were calculated using statutory net premiums written during the four quarters which precede the interim date.

(5) Compiled by A.M. Best.

(6) For the purposes of the ratio of earnings to combined fixed charges and preferred stock dividends, earnings were calculated by adding interest expense and amortization of debt issuance costs to income before income taxes and cumulative effect of change in accounting principle. Combined fixed charges consist of interest expense payable on the 6 1/4% Convertible Subordinated Debentures and bank debt.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


    The following unaudited pro forma consolidated balance sheet at March 31, 1997 gives effect to the Company's acquisition of Lyndon as if the acquisition and the related borrowing of $62.0 million under a revolving loan credit facility had occurred at March 31, 1997, and the unaudited pro forma consolidated income statements for the three months ended March 31, 1997 and for the year ended December 31, 1996 give effect to such acquisition and borrowing and the Company's 1996 acquisitions of Regency, Emrol and United Capitol Holding as if all such events had occurred at January 1, 1996. Unaudited pro forma financial data do not purport to be indicative of either the results of future operations or the results of operations that would have occurred if the transactions had been consummated on the dates indicated. Moreover, for the reasons discussed under "Business--Acquisition of Lyndon," among others, the historical operating results of Lyndon are not indicative of its future operating results.


                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1997
                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                    HISTORICAL   HISTORICAL                 PRO FORMA         NOTE
                                                      COMPANY      LYNDON     ADJUSTMENTS  CONSOLIDATED     REFERENCE
                                                    -----------  -----------  -----------  ------------  ---------------
ASSETS:
  Investments:
  Fixed maturities, available for sale............  $   707,199   $ 192,936    $   8,215    $  908,350
  Fixed maturities, held to maturity..............           --       8,047       (8,047)           --
  Equity securities...............................       20,351          --                     20,351
  Short-term investments..........................      102,547      13,832      (30,000)       86,379
  Investment in limited liability corporation.....        3,018          --                      3,018
                                                    -----------  -----------  -----------  ------------
    Total investments.............................      833,115     214,815      (29,832)    1,018,098              1
  Cash............................................       15,688       3,868                     19,556
  Agents' balances due, less allowances
    for doubtful accounts.........................       50,794      29,979                     80,773
  Premium receivable from insureds, less
    allowances for doubtful accounts..............       27,489          --                     27,489
  Net reinsurance recoverables, less
    allowances for doubtful accounts..............      209,569      98,353                    307,922
  Accrued investment income.......................        9,778       3,322                     13,100
  Federal income taxes recoverable................        1,165          --                      1,165
  Deferred policy acquisition costs...............       36,834      43,503      (43,503)       36,834              2
  Deferred federal income tax asset...............       29,540          --        9,336        38,876              3
  Present value of future profits.................           --          --        5,768         5,768              4
  Home office building, property and
    equipment--less accumulated depreciation and
    amortization..................................       40,130          --                     40,130
  Intangible assets, less accumulated
    amortization..................................       11,311          --                     11,311
  Other assets....................................       10,507       2,004       (2,890)        9,621              5
                                                    -----------  -----------  -----------  ------------
    Total assets..................................  $ 1,275,920   $ 395,844    $ (61,121)   $1,610,643
                                                    -----------  -----------  -----------  ------------
                                                    -----------  -----------  -----------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Unpaid losses and LAE...........................  $   569,147   $  49,344                 $  618,491
  Unearned premiums...............................      180,891     178,106                    358,997
                                                    -----------  -----------               ------------
    Total policy liabilities......................      750,038     227,450                    977,488
  Federal income taxes payable....................           --       2,184                      2,184
  Deferred federal income tax liability...........           --       4,390    $  (4,390)           --
  Revolving loan credit facility..................           --          --       62,000        62,000              6
  Funds withheld under reinsurance contracts......       72,112          --                     72,112
  Other liabilities...............................       15,593      43,089                     58,682
                                                    -----------  -----------  -----------  ------------
    Total liabilities.............................      837,743     277,113       57,610     1,172,466
  Guaranteed preferred beneficial interest in the
    6 1/4% Convertible Subordinated Debentures....      166,979          --                    166,979
    Total shareholders' equity....................      271,198     118,731     (118,731)      271,198
                                                    -----------  -----------  -----------  ------------
    Total liabilities and shareholders' equity....  $ 1,275,920   $ 395,844    $ (61,121)   $1,610,643
                                                    -----------  -----------  -----------  ------------
                                                    -----------  -----------  -----------  ------------



      See notes to unaudited pro forma consolidated financial information.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      HISTORICAL   HISTORICAL                 PRO FORMA         NOTE
                                                        COMPANY      LYNDON     ADJUSTMENTS  CONSOLIDATED     REFERENCE
                                                      -----------  -----------  -----------  ------------  ---------------
REVENUES:
  Net premiums written..............................   $  79,313    $  13,634                 $   92,947
                                                      -----------  -----------               ------------
                                                      -----------  -----------               ------------
  Net premiums earned...............................   $  77,807    $  23,220                 $  101,027
  Net investment income.............................      11,893        3,023    $    (491)       14,425              7
  Realized capital gains............................         721           29                        750
  Other income......................................          15          100                        115
                                                      -----------  -----------  -----------  ------------
    Total revenues..................................      90,436       26,372         (491)      116,317

EXPENSES:
  Losses and LAE....................................      45,674       11,434                     57,108
  Amortization of policy acquisition costs..........      15,951        3,053                     19,004
  Amortization of present value of future profits...          --        2,229       (1,632)          597              8
  Underwriting and other expenses...................       9,231        2,911                     12,142
  Minority interest in income of
    consolidated subsidiary trust...................       2,732           --                      2,732
  Interest expense..................................          --           --          964           964              9
                                                      -----------  -----------  -----------  ------------
    Total expenses..................................      73,588       19,627         (668)       92,547
                                                      -----------  -----------  -----------  ------------
  Income before income taxes........................      16,848        6,745          177        23,770
  Income taxes......................................       4,944        2,219           62         7,225             10
                                                      -----------  -----------  -----------  ------------
  Net income........................................   $  11,904    $   4,526    $     115    $   16,545
                                                      -----------  -----------  -----------  ------------
                                                      -----------  -----------  -----------  ------------
  Fully diluted earnings per share..................   $     .38                              $      .50
                                                      -----------                            ------------
                                                      -----------                            ------------



               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                     HISTORICAL   HISTORICAL 1996  HISTORICAL                 PRO FORMA         NOTE
                                       COMPANY     ACQUISITIONS      LYNDON     ADJUSTMENTS  CONSOLIDATED     REFERENCE
                                     -----------  ---------------  -----------  -----------  ------------  ---------------
REVENUES:
  Net premiums written.............   $ 311,863      $   6,043      $  96,614                 $  414,520
                                     -----------       -------     -----------               ------------
                                     -----------       -------     -----------               ------------
  Net premiums earned..............   $ 265,989      $   5,463      $  83,277                 $  354,729
  Net investment income............      37,226          3,911         12,082    $  (4,262)       48,957             11
  Realized capital gains...........       1,707            647            606                      2,960
  Other income.....................          55             --            833                        888
                                     -----------       -------     -----------  -----------  ------------
    Total revenues.................     304,977         10,021         96,798       (4,262)      407,534

EXPENSES:
  Losses and LAE...................     155,991          2,972         27,553                    186,516
  Amortization of policy
    acquisition costs..............      57,540           (292)        10,999       (4,039)       64,208              8
  Amortization of present value
    of future profits..............          --             --         11,080       (7,500)        3,580              8
  Underwriting and other
    expenses.......................      30,540          1,653          7,172          422        39,787             12
  Minority interest in income of
    consolidated subsidiary trust..       2,277             --             --                      2,277
  Interest expense.................       1,970             --             --        3,856         5,826              9
                                     -----------       -------     -----------  -----------  ------------
    Total expenses.................     248,318          4,333         56,804       (7,261)      302,194
                                     -----------       -------     -----------  -----------  ------------
  Income before income taxes.......      56,659          5,688         39,994        2,999       105,340
  Income taxes.....................      16,592          2,018         13,012        1,155        32,777             10
                                     -----------       -------     -----------  -----------  ------------
  Net income.......................   $  40,067      $   3,670      $  26,982    $   1,844    $   72,563
                                     -----------       -------     -----------  -----------  ------------
                                     -----------       -------     -----------  -----------  ------------
  Fully diluted earnings per
    share..........................   $    1.37                                               $     2.42
                                     -----------                                             ------------
                                     -----------                                             ------------



      See notes to unaudited pro forma consolidated financial information.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    (1) Total investments decreased primarily due to the sale of $30.0 million of investments, the proceeds of which, together with $62.0 million drawn down under the revolving loan credit facility, were used to acquire Lyndon.


    (2) Deferred policy acquisition costs of $43.5 million have been eliminated as a result of a purchase accounting adjustment.



    (3) The net increase in deferred federal income tax asset was the result of the purchase accounting adjustments related to deferred taxes associated with deferred policy acquisition costs, the excess of net assets acquired over the purchase price, reclassification of deferred tax liabilities, and PVFP.


    (4) PVFP was the result of a purchase accounting adjustment establishing $47.7 million of estimated future profits less the $41.9 million excess of the net assets acquired over the purchase price.

    (5) The net decrease in other assets was the result of the reduction of certain assets to their estimated fair value at the date of acquisition.

    (6) The $62.0 million represents the amount drawn down under the revolving loan credit facility used to acquire Lyndon.

    (7) Net investment income has been decreased to reflect the reduction in investment income from the sale of $30.0 million of investments to fund the acquisition of Lyndon, assuming a pre-tax yield of 6.5%.

    (8) Amortization of policy acquisition costs and PVFP have been adjusted to reflect estimated amortization expense based on a valuation of business in force as of the purchase date. PVFP was offset by the excess of net assets acquired over the purchase price and is being amortized in relation to the earned premiums.

    (9) Interest expense has been increased to reflect the $62.0 million drawn down under the revolving loan credit facility, assuming an interest rate of 6.04%.

   (10) Federal income taxes have been increased to reflect the net tax effect of the pro forma adjustments.

   (11) Net investment income has been decreased to reflect the sale of investments to fund the acquisitions of Lyndon and United Capitol Holding and to pay dividends to their previous parent companies, assuming pre-tax yields ranging from 6.4% to 6.9%.


   (12) Underwriting and other expenses have been increased to reflect the amortization of the excess cost over net assets acquired arising from the acquisitions of United Capitol Holding, Regency and Emrol.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS


    The following table sets forth the Company's net premiums earned by principal lines of insurance for the periods indicated and percentage of change therein from period to period:



                                                                                           PERCENTAGE INCREASE (DECREASE)
                                                                                         -----------------------------------
                                 THREE MONTHS ENDED                                         THREE              YEAR
                                     MARCH 31,              YEAR ENDED DECEMBER 31,        MONTHS     ----------------------
                              ------------------------  -------------------------------    1996 TO     1995 TO     1994 TO
                                 1997         1996        1996       1995       1994        1997        1996        1995
                              -----------  -----------  ---------  ---------  ---------  -----------  ---------  -----------
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Medical malpractice
  (including dental
  malpractice and
  social services)..........   $  27,907    $  24,098   $ 105,217  $  88,295  $  74,877        15.8%       19.2%       17.9%
General liability...........      28,010       16,910      78,641     50,026     28,631        65.6        57.2        74.7
Surety......................      12,720       11,648      51,369     39,756     30,344         9.2        29.2        31.0
Commercial earthquake.......       1,744          512       8,257        249         --       240.6         N/M         N/A
Workers' compensation.......         808        3,049       7,025     10,320     16,671       (73.5)      (31.9)      (38.1)
Other.......................       6,618        2,077      15,480      7,574      6,232       218.6       104.4        21.5
                              -----------  -----------  ---------  ---------  ---------       -----   ---------       -----
    Total...................   $  77,807    $  58,294   $ 265,989  $ 196,220  $ 156,755        33.5%       35.6%       25.2%
                              -----------  -----------  ---------  ---------  ---------       -----   ---------       -----
                              -----------  -----------  ---------  ---------  ---------       -----   ---------       -----


    The following table sets forth the components of the Company's combined ratio calculated as a percentage of net premiums earned on the basis of generally accepted accounting principles ("GAAP Combined Ratio") for the periods indicated:


                                            THREE MONTHS ENDED
                                                MARCH 31,              YEAR ENDED DECEMBER 31,
                                         ------------------------  -------------------------------
                                            1997         1996        1996       1995       1994
                                         -----------  -----------  ---------  ---------  ---------
Losses.................................        40.0%        45.5%       36.5%      45.6%      54.1%
LAE....................................        18.7         15.3        22.2       15.2       16.7
                                                ---          ---         ---        ---  ---------
Losses and LAE.........................        58.7         60.8        58.7       60.8       70.8
Policy acquisition, underwriting,
  interest and other expenses..........        32.4         31.2        33.1       31.9       30.2
                                                ---          ---         ---        ---  ---------
GAAP Combined Ratio....................        91.1%        92.0%       91.8%      92.7%     101.0%
                                                ---          ---         ---        ---  ---------
                                                ---          ---         ---        ---  ---------


    THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1996

    A variety of factors accounted for the 33.5% growth in net premiums earned, the principal factors being increases in the Company's core and new program business and the acquisition of United Capitol and Regency in the second and third quarter of 1996, respectively. This increase was partially offset by (i) a decrease in workers' compensation, particularly the cotton gin program that the Company discontinued during 1996, (ii) a decrease in the workers' compensation component of social services programs due to price competition, and (iii) an increase in reinsurance costs associated with the aggregate excess of loss reinsurance contract.


    The increase in medical malpractice net premiums earned was primarily attributable to an increase in the number of physicians insured in the programs for psychiatrists and alternative risks, geographical expansion in Ohio, Texas, Michigan and Illinois, and growth in the dental program endorsed by the Academy of General Dentistry, partially offset by the reclassification of certain net premiums written in the social services programs to the general liability line of business.

    Net premiums earned for the general liability line increased primarily because of increases in various programs, including continued growth in the social services, alarms and guards, demolition contractors and excess employers' liability programs, and as a result of the acquisition of United Capitol in May 1996. These increases were partially offset by a decrease in net premiums earned in the umbrella and crane liability programs.

    Growth in surety net premiums earned continued in 1997, primarily attributable to expanded writings of license and permit bonds, small contractors bonds and miscellaneous bonds.

    Net premiums earned for the workers' compensation line decreased primarily as a result of decreases in the specialty niche programs for cotton gins and feed lots, decreases in social services programs due to price competition, and lesser required participation in the National Workers' Compensation Reinsurance Pools. The decrease was partially offset by increases in workers' compensation premiums written in the alternative risk program which the Company initiated in 1996.

    Net premiums earned for the commercial earthquake program increased primarily due to the growth in the number of policies written in 1996, which are earned pro rata in 1997, partially offset by the planned 1997 decrease in net written premiums in this line of business.


    Net premiums earned for the other lines of business increased primarily due to increased volume in commercial package policies in the social services programs, and increased volume in the mobile homeowners' and auto physical damage programs as a result of the acquisition of Regency in September 1996. These increases were partially offset by decreases in other miscellaneous small programs.


    Net investment income before realized capital gains and losses increased 52.7% due principally to increases in invested assets resulting from the proceeds of the issuance of Convertible Trust Originated Preferred Securities ("Convertible TOPrS") in October 1996, cash inflow from regular operations, and the contribution to net investment income by United Capitol and Regency, partially offset by the interest charge on funds held by the Company for the benefit of the reinsurer of the Company's aggregate excess of loss reinsurance contract. Total net investment income increased 48.8% due to the aforementioned increase in net investment income and a significantly lower increase in realized capital gains of 4.3%. The average annual pre-tax yield on investments, excluding the charge for funds held under the aggregate excess loss of reinsurance contract and realized capital gains and losses, was 6.5%, unchanged from the previous year. The average annual after-tax yield on investments, excluding the charge for funds held under the aggregate excess of loss reinsurance contract and realized capital gains and losses, was 5.1%.

    Gross claims adjusting income decreased 40.0% primarily as a result of a decrease in claim services provided to outside companies, partially offset by an increase in the rates charged for certain services.

    Total revenues increased 35.4% as a result of the above.


    Total expenses increased by 36.1% compared to the 33.5% increase in net premiums earned. Losses and LAE increased at a 28.9% rate as a result of a 17.4% increase in losses and a 63.0% increase in LAE. The increase in losses and LAE was disproportionate to that of net premiums earned due to the aggregate excess of loss reinsurance contract which provides coverage for losses and LAE in excess of 64.0% and 65.0% for the 1997 and 1996 accident years, respectively, which resulted in a loss and LAE component of the GAAP Combined Ratio 2.1 percentage points lower than in the comparable 1996 period. The 63.0% increase in LAE resulted from a change in the lines of business mix to those having a higher percentage relationship of LAE to losses. The 38.6% increase in the amortization of policy acquisition costs, underwriting and other expenses was attributable primarily to an increase in direct commission expense resulting from growth in programs with higher commission rates, increased staffing and marketing expenses related to expansion, salary increases and the expenses associated with the acquisition of United Capitol and Regency in 1996. The $441,000 decrease in interest expense was primarily the result of the repayment and termination of the line of credit in the fourth quarter of 1996. The Company also incurred approximately $2.7 million of expenses in 1997 associated with the Convertible TOPrS. As the non-claim related component of the GAAP Combined Ratio increased at a greater rate than premiums earned, the non-claim component was
1.2 percentage points higher than in the comparable 1996 period. The total GAAP Combined Ratio decreased by 0.9 percentage points to 91.1% as a result of the above.

    The foregoing changes resulted in income before taxes of $16.8 million for the 1997 quarter, a 32.2% increase from the comparable 1996 quarter. Net income for the period increased by $2.6 million, or 28.5%, over the comparable 1996 quarter.

    CALENDAR YEAR 1996 COMPARED TO CALENDAR YEAR 1995

    A variety of factors accounted for the 35.6% growth in net premiums earned, the principal factors being increases in the majority of the Company's core and new program business, partially offset by a decrease in workers' compensation, particularly the cotton gin program, and by the increased ceding of net premiums earned under the Company's aggregate excess of loss reinsurance contract effective January 1, 1995, pursuant to which 13.5% and 14.0% of net premiums earned in 1996 and 1995, respectively, were ceded for all lines of business, except certain classes of surety bonds, realtors' errors and omissions and all of the net premiums earned by United Capitol and Regency.

    The increase in medical malpractice net premiums earned was primarily attributable to an increase in the number of physicians insured, principally those associated with mental health, home care and other social service organizations, growth in the programs for psychiatrists and alternative risks, geographical expansion in Ohio, Texas, Michigan and Illinois, growth in the dental program endorsed by the Academy of General Dentistry, and rate increases in Florida.

    Net premiums earned for the general liability line increased primarily because of increases in various programs, including social services, alarms and guards, demolition contractors, pest control, and excess employers' liability programs, and as a result of the acquisition of United Capitol in May 1996. These increases were partially offset by a decrease in net premiums earned in the umbrella and crane operator liability programs.

    Growth in the surety net premiums earned continued in 1996, primarily attributable to expanded writings of license and permit bonds, small contractors bonds, miscellaneous bonds, custom bonds and bail bonds.

    Net premiums earned for the workers' compensation line decreased primarily as a result of decreases in the specialty niche program for cotton gins and feed lots, decreases in the social services programs due to price competition, and a lesser required participation in the National Workers' Compensation Reinsurance Pools. These decreases were partially offset by increases in workers' compensation from the alternative risk program which the Company initiated in 1996.

    Net premiums earned for the commercial earthquake program increased primarily due to the growth in the number of policies written in 1996 over the comparable period in 1995, when the program was initiated.


    Net premiums earned for the other lines of business increased primarily due to increased volume in commercial package policies in the social services programs, and increased volume in the mobile homeowners' and auto physical damage programs as a result of the acquisition of Regency in September 1996. These increases were partially offset by decreases in other miscellaneous small programs.


    Net investment income before realized capital gains and losses increased 23.9% due principally to increases in invested assets resulting from the proceeds of the issuance of Convertible TOPrS in October 1996, cash inflow from regular operations, and the contribution to net investment income by United Capitol and Regency, partially offset by the interest charge on funds held by the Company for the benefit of the reinsurer of the Company's aggregate excess of loss reinsurance contract. Total net investment income increased 29.5% due to the aforementioned increase in net investment income and an increase in realized capital gains. The average annual pre-tax yield on investments, excluding the charge for funds held under the aggregate excess of loss reinsurance contract and realized capital gains and losses, was 6.4%, unchanged from the previous year. The average annual after-tax yield on investments, excluding the charge for funds held under the aggregate excess of loss reinsurance contract and realized capital gains and losses, was 4.8%.

    Gross claims adjusting income decreased 57.7% primarily as a result of a decrease in claim services provided to outside companies, principally Markel Corporation.

    Total revenues increased 34.7% as a result of the above.


    Total expenses increased by 35.6%, similar to the 35.6% increase in net premiums earned. Losses and LAE increased by 30.8% which included a 8.5% increase in losses and a 97.5% increase in LAE. The increase in losses was substantially lower than for net premiums earned as a result of a one-time reallocation of loss reserves to LAE reserves, favorable reserve development in accident years prior to 1996 for general liability and workers' compensation and recoveries under the aggregate excess of loss reinsurance contract which provides coverage for certain losses and LAE in excess of 65.0% of the net premiums earned for the 1996 accident year, partially offset by higher loss and LAE ratios for business written in 1996. The Company also increased prior years' reserves by approximately $13.0 million, which was entirely offset by an increase in the same amount of the subrogation recoverable recognized in conjunction with the favorable December 1995 ruling in the New York Court of Appeals, described in Note C of the notes to consolidated financial statements. Such increase in the subrogation recoverable resulted from further documentation and verification in the second quarter of 1996 of claims already paid by the Company and reserves held by the Company that the Company believes are reimbursable by the State of New York. The 97.5% increase in LAE resulted from, a one-time reallocation of loss reserves to LAE reserves, partially offset by a change in the lines of business mix to those having a lower percentage relationship of LAE to losses and the allocation of recoveries under the aggregate excess of loss contract. Due to the disproportionate relationship of losses and LAE to net premiums earned, the loss and LAE component of the GAAP Combined Ratio was 2.1 percentage points lower than in the comparable 1995 period. The 40.0% increase in the amortization of policy acquisition costs, underwriting and other expenses was attributable primarily to an increase in direct commission expense resulting from growth in programs with higher commission rates, a decrease in reinsurance contingent commissions, increased staffing and marketing expenses related to expansion, a reduction in assessment recoveries from the Texas Workers' Compensation Insurance Facility, and salary increases. The 120.1% increase in interest expense was primarily the result of increased interest expense associated with the borrowing under the line of credit. The Company also incurred approximately $2.3 million of expenses in 1996 associated with the Convertible TOPrS. See Note M of the notes to the consolidated financial statements included elsewhere in this Prospectus. As the non-claim related component of the GAAP Combined Ratio increased at a greater rate than premiums earned, the non-claim component was 1.2 percentage points higher than in the comparable 1995 period. The total GAAP Combined Ratio decreased by 0.9 percentage points to 91.8% as a result of the above.


    The foregoing changes resulted in income before income taxes of $56.7 million for the year ended 1996, a 30.9% increase from the comparable 1995 period. Net income for the year increased by $8.9 million, or 28.4%.

    CALENDAR YEAR 1995 COMPARED TO CALENDAR YEAR 1994

    A variety of factors accounted for the 25.2% growth in net premiums earned, the principal factor being increases in the majority of the Company's core and new program business, partially offset by a decrease in workers' compensation, particularly the cotton gin program, and by the increased ceding of earned premiums under the Company's aggregate excess of loss reinsurance contract effective January 1, 1995, pursuant to which 14.0% of earned premium for all lines of business, except bail, customs, license and permit, and miscellaneous surety bonds is ceded.

    The increase in medical malpractice net premiums earned was primarily attributable to an increase in the number of physicians insured, principally those associated with mental health, home care, and other social service organizations, growth in the program for psychiatrists, greater penetration of the Ohio physician market, growth in the dental program endorsed by the Academy of General Dentistry, and rate increases in Florida and other geographic areas.

    Net premiums earned for the general liability line increased primarily because of increases in various programs, including social services, alarms and guards, pest control and excess employer's liability. These increases were partially offset by a decrease in net written premiums earned in the umbrella and in the crane operator liability programs.

    Growth in the surety net premiums earned continued in 1995, primarily attributable to expanded writings of license and permit bonds, with bonds for small contractors, miscellaneous bonds, and bail bonds also showing substantial percentage increases. The increase in license and permit bonds was primarily attributable to the Company's acquisition in April 1994 of the license and permit bond business of a California insurance agency.

    Net premiums earned for the workers' compensation line decreased primarily as a result of decreases in the specialty niche program for cotton gins caused by a weather-related reduction in the cotton crop, and decreases in other smaller programs due to the Company's decision not to renew accounts deemed unprofitable, and decreased required participation in the National Workers' Compensation Reinsurance Pools. These decreases were partially offset by increases in workers' compensation premiums written in the social services programs.

    Net premiums earned for the other lines of business increased primarily due to increased volume in commercial package policies in the social services programs, and the recent start-up of an earthquake program. These increases were partially offset by decreases in other miscellaneous small programs.

    Net investment income before realized capital gains and losses increased 22.8% due principally to increases in invested assets resulting from the proceeds of the $25.0 million borrowing under a line of credit facility, the January 1995 commutation of certain medical malpractice reinsurance treaties, and cash inflow from regular operations, partially offset by the interest charge on funds held by the Company for the benefit of the reinsurer of the Company's aggregate excess of loss reinsurance contract. Total net investment income increased 30.8% due to the aforementioned increase in net investment income and a decrease in realized capital losses. The average annual pre-tax yield on investments, excluding the charge for funds held under the aggregate excess of loss reinsurance contract and realized capital gains and losses, decreased to 6.4% from 6.6%. This decrease is primarily the result of generally lower interest rates available for funds invested in 1994 and 1995, and a decrease in the Company's holdings of higher yielding investments, as a result of maturities and calls for redemption. The average annual after-tax yield on investments, excluding the charge for funds held under the aggregate excess of loss reinsurance contract and realized capital gains and losses, decreased to 4.9% from 5.4%, primarily for the reasons described above.

    Gross claims adjusting income decreased 49.0% primarily as a result of a decrease in claim services provided to outside companies, principally Markel Corporation.

    Total revenues increased 25.8% as a result of the above.


    Total expenses increased by 15.4% compared to the 25.2% increase in net premiums earned. Losses and LAE increased by 7.5% as a result of a 5.5% increase in losses and a 14.1% increase in LAE. The increase in losses and LAE was substantially lower than that for net premiums earned as a result of the one-time addition of $17.5 million to the 1994 loss reserves applicable to the Company's medical malpractice business in Florida, subrogation recoveries in the surety line of business in excess of expectations, favorable reserve development in accident years prior to 1995 for general liability and workers' compensation and recoveries under the aggregate excess of loss reinsurance contract which provides coverage for certain losses and LAE in excess of 66.0% of the net earned premium for the 1995 accident year. These decreases were partially offset by carrying higher loss and LAE ratios to premiums earned for 1995 business. The Company also increased prior years' reserves by approximately $19.0 million, offset by subrogation recoverables of like amount, recognized in conjunction with the favorable ruling in the New York Court of Appeals as more fully described in Note C of the notes to consolidated financial statements. The 14.1% increase in LAE resulted from the increase in loss and LAE ratios, partially offset by a change in the lines of business mix to those having a lower percentage relationship of LAE to losses and the allocation of recoveries under the aggregate excess of loss contract and the favorable court ruling mentioned above. Due to the disproportionate relationship of losses and LAE to earned premium, the loss and LAE component of the GAAP Combined Ratio was 10.0 percentage points lower than in the comparable 1994 period. The 38.7% increase in the amortization of policy acquisition costs was attributable primarily to an increase in direct commission expense resulting from growth in programs with higher commission rates, a decrease in reinsurance contingent commissions, increased staffing and marketing expenses related to expansion, and salary increases, partially offset by a decrease in assumed commission expense resulting from the continued decrease in assumed written premiums. The 25.1% increase in underwriting, other expenses and interest expense was primarily the result of the interest expense associated with the borrowing under the line of credit facility, an increase in the additions to allowance for bad debts, increased staffing, increased facilities, equipment and materials expense necessitated by the Company's growth, a reduction in assessment recoveries from the Texas Workers' Compensation Insurance Facility, and salary increases, partially offset by a decrease in policyholder dividends. As the non-claim related component of the GAAP Combined Ratio increased at a greater rate than premiums earned, the non-claim component was 1.7 percentage points higher than in the comparable 1994 period. The total GAAP Combined Ratio decreased by 8.3 percentage points to 92.7% as a result of the above.


    The foregoing changes resulted in income before income taxes of $43.3 million for the year ended 1995, a 102.9% increase from the comparable 1994 period. Net income for the year increased by $14.2 million, or 83.8%. The comparative results were significantly impacted by the $17.5 million addition to loss reserves in the third quarter of 1994 reflected above, which resulted in a disproportionately lower net income for the 1994 period.

ASSET PORTFOLIO REVIEW

    At March 31, 1997, the Company's total assets of $1.3 billion consisted of the following: cash and investments, 66.5%; reinsurance recoverables, 16.4%; premiums receivable and agents balances, 6.1%; deferred expenses (policy acquisition costs and deferred federal income taxes), 5.2%; home office building, property and equipment, 3.1%; and other assets, 2.7%.

    The Company generally invests in securities with fixed maturities with the objective of providing reasonable returns while limiting liquidity and credit risk. As a result, its investment portfolio consists primarily of government and governmental agency securities and high-quality marketable corporate securities which are rated at investment grade levels. At March 31, 1997, the Company held rated, or better-than-investment grade, fixed income debt securities with a carrying amount of $707.2 million, constituting 100.0% of the Company's fixed maturity investments.


    At March 31, 1997 and 1996, the Company's fixed maturity securities included mortgage-backed bonds of $280.5 million and $201.2 million, respectively, which are subject to risks associated with variable prepayments of the underlying mortgage loans. Prepayments cause those securities to have different actual maturities than expected at the time of purchase. Securities that have an amortized cost greater than par that are backed by mortgages that prepay faster than expected will incur a reduction in yield or loss, while securities that have an amortized cost less than par that are backed by mortgages that prepay faster than expected will generate an increase in yield or gain. The degree to which a security is susceptible to either gains or losses is influenced by the difference between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayments in a changing interest rate environment and the repayment priority of the securities in the overall securitization structure.


    The Company limits the extent of its credit risk by purchasing securities that are backed by stable collateral and by concentrating on securities with enhanced priority in the securitization structure. Such securities with reduced risk typically have a lower yield (but higher liquidity) than higher-risk mortgage-backed bonds (i.e., mortgage-backed bonds structured to share in residual cash flows or which cover interest only payments). At selected times, higher-risk securities may be purchased if they do not compromise the safety of the Company's general portfolio. There are negligible default risks in the Company's mortgage-backed bond portfolio as the vast majority of these bonds are either guaranteed by U.S. government-sponsored entities or are supported in the securitization structure by junior securities resulting in the bonds having high investment grade status.

    The following table provides a profile of the Company's fixed maturities investment portfolio by rating at March 31, 1997:

                                                                          AMOUNT
                                                             MARKET    REFLECTED ON     PERCENT
S&P'S/MOODY'S RATING(1)                                      VALUE     BALANCE SHEET   OF TOTAL
---------------------------------------------------------  ----------  -------------  -----------
                                                               (DOLLAR AMOUNTS IN THOUSANDS)
AAA/Aaa (including U.S. Treasuries of $22,339)...........  $  409,984   $   409,984         58.0%
AA/Aa....................................................     111,734       111,734         15.8
A/A......................................................     138,207       138,207         19.5
BBB/Baa..................................................      47,250        47,250          6.7
All other................................................          24            24           --
                                                           ----------  -------------       -----
        Total............................................  $  707,199   $   707,199        100.0%
                                                           ----------  -------------       -----
                                                           ----------  -------------       -----

------------------------

(1) Ratings are assigned by S&P or, if no S&P rating is available, by Moody's Investors Service Inc.

    Prior to January 1, 1994, the Company classified fixed maturity securities in accordance with the then existing accounting standards and, accordingly, those fixed maturity securities that were not intended to be held-to-maturity were designated as actively managed and were carried at fair value, with unrealized holding gains and losses reported in a separate caption in shareholders' equity. Other fixed maturity securities were carried at amortized cost since the Company had both the ability and intent to hold those securities until maturity.

    As of January 1, 1994, the Company adopted FASB Statement 115 and reclassified a portion of its fixed maturity securities portfolio as "available-for-sale," with the remainder being classified as "held-to-maturity." Under the reclassification, the fixed maturity securities classified as "available-for-sale" are carried at fair value and changes in fair values, net of applicable income taxes, are charged or credited directly to shareholders' equity. "Held-to-maturity" securities are reported at amortized cost. The adoption of Statement 115 increased shareholders' equity by $3.7 million at January 1, 1994.


    In December 1995, the Company reclassified all of its previously held securities classified as held-to-maturity to available-for-sale as permitted by FASB's Special Report, A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITIES--QUESTIONS AND ANSWERS. The reclassification increased shareholders' equity by $2.8 million at December 31, 1995.


LIQUIDITY AND CAPITAL RESOURCES

    The Company is a holding company, receiving cash principally through sales of equities, borrowings, and dividends from its subsidiaries, certain of which are subject to dividend restrictions described in Note I of the notes to the consolidated financial statements. The ability of insurance and reinsurance companies to underwrite insurance and reinsurance is based on maintaining liquidity and capital resources sufficient to pay claims and expenses as they become due. The primary sources of liquidity for the Company's subsidiaries are funds generated from insurance and reinsurance premiums, investment income, commission and fee income, capital contributions from the Company and proceeds from sales and maturities of portfolio investments. The principal expenditures are for payment of losses and LAE, underwriting and other operating expenses, commissions, and dividends to shareholders and policyholders.


    The Company's subsidiaries maintain liquid operating positions and follow investment guidelines that are intended to provide for an acceptable return on investment while preserving capital, maintaining sufficient liquidity to meet their obligations and, as to the Insurance Subsidiaries, maintaining a sufficient margin of capital and surplus to ensure their unimpaired ability to write insurance and assume reinsurance.

    Cash flow generated from operations for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 was $18.9 million, $15.8 million, $116.5 million, $105.0 million and $81.9 million, respectively, amounts adequate to meet all of the Company's obligations.

    In January 1994 and 1995, investment funds were increased by $9.0 million and $3.9 million, respectively, from the commutation of the 1990 and 1991 treaty years under the medical malpractice reinsurance treaties, resulting in the receipt of $6.1 million and $3.9 million, respectively, in cash and a concomitant increase in reserves for unpaid losses and LAE, with the balance received from the collection of contingent commissions earned by the Company for the 1994 treaty year.


    In April 1994, the Company completed the acquisition of SDIA, Inc. ("SDIA"), a California license and permit bond insurance agency, for $3.2 million and entered into a five-year consulting agreement with the owner/principal of the agency. Personnel of the agency involved in placing and servicing the acquired business have become employees of the Company, operating from their respective locations in Phoenix, Arizona; Reno and Las Vegas, Nevada; and San Jose, Orange County and La Jolla, California. All new and renewal policies with respect to the approximately $5.0 million to $6.0 million of license and permit bond business acquired are issued by the Company.


    On November 10, 1994, the Company authorized a stock repurchase program to purchase up to 1.0 million shares of its Common Stock, in compliance with SEC Rule 10b-18, at the discretion of the Chairman of the Board. There is no commitment or obligation on the part of the Company to purchase any particular number of shares and the program may be suspended at any time at the Company's discretion. The Company has not purchased any shares since 1995. In 1995 and 1994, the Company purchased the present equivalent of 13,200 and 77,880 shares of its Common Stock at a cost of $134,000 and $654,000, respectively.

    In May 1995, the Company and R. Spencer Douglas III ("Douglass") formed a California limited liability corporation, Douglass/Frontier, LLC ("Douglass/Frontier"), a bail bond insurance agency to which the Company contributed $2.4 million in cash and Douglass contributed the assets of his wholly-owned existing bail bond agency. The Company and Douglass share equally in the ownership of Douglass/ Frontier.

    On June 29, 1995, the Company obtained a 4 1/2 year, $35.0 million line of credit facility from The Bank of New York, under which it borrowed $25.0 million at an interest rate of 6.87% per annum, payable quarterly. In June and September 1996, the Company borrowed an additional $4.2 million and $2.9 million from The Bank of New York (outside of the line of credit) at annual interest rates of 6.13% and 6.31%, respectively, payable quarterly, due October 1996. In the fourth quarter, the Company repaid all borrowings and terminated the facility.

    As a result of a review by A.M. Best of Frontier Insurance's A- (Excellent) rating, the Company agreed with A.M. Best to make a $45.0 million capital infusion to Frontier Insurance by June 30, 1995 in order to fund its projected growth and retain its A- (Excellent) rating. At June 30, 1995, the Company had completed the $45.0 million capital infusion, utilizing a combination of funds previously held by the Company and loan proceeds from The Bank of New York credit facility.

    In November 1995, the Company acquired the realtors' errors and omissions book of business from Bankers Multiple Line Insurance Company ("BMLIC") for $400,000. The personnel of BMLIC involved in placing and servicing the acquired business have become employees of the Company, operating from their location in Louisville, Kentucky.


    In May 1996, the Company completed the acquisition of United Capitol Holding, the direct or indirect parent of United Capitol, United Capitol Managers, Inc. (renamed Olympic Underwriting Managers, Inc.) and Fischer Underwriting Group, Inc., for $31.0 million. United Capitol Holding, through its subsidiaries, underwrites specialty risks, such as asbestos abatement, product and general liability, environmental liability and directors' and officers' liability.

    In September 1996, the Company completed the acquisition of Regency and Emrol in exchange for 476,174 shares of Common Stock. Regency underwrites non-standard automobile insurance, principally in North Carolina, and Emrol finances premiums primarily for policyholders of Regency.

    In October 1996, the Company completed a $172.5 million offering of Convertible TOPrS, issued through Frontier Financing Trust, a Delaware business trust formed by the Company for the purpose of the transaction. The Convertible TOPrS have a dividend rate of 6 1/4% and are convertible into 2.1328 shares of Common Stock, equivalent to a conversion price of $23.44 per share. See Note M of the notes to the consolidated financial statements included elsewhere in this Prospectus. Net proceeds to the Company from this offering were $166.9 million, of which $32.1 million was applied to repay bank debt, $60.0 million was contributed to the surplus of Frontier Insurance, $30.0 million was utilized to fund, in part, the acquisition of Lyndon and the balance was available for general corporate purposes, including dividend payments.

    Through March 31, 1997, the Company expended $2.8 million in connection with the construction of an addition to its home office building. The Company expects to expend an additional $8.5 million to complete the addition, which it plans to occupy in the fourth quarter of 1997.

    Cash dividends declared in the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 were $1.9 million, $1.6 million, $7.3 million, $6.2 million and $6.0 million, respectively.

    On June 3, 1997, the Company completed the acquisition of 100.0% of the stock of Lyndon Property and its six subsidiaries, Lyndon Life Insurance Company, Twin Mercury Life Insurance Company, Gulfco Life Insurance Company, Lyndon Southern Insurance Company, Lyndon--DFS Warranty Services, Inc. and Lyndon General Agency of Texas, Inc., at a purchase price of $92.0 million in cash.

    On June 3, 1997, the Company obtained a five-year $100.0 million revolving loan credit facility from Deutsche Bank AG pursuant to which it borrowed $62.0 million at an initial floating interest rate of 6.04%, based upon Eurodollar interest rates, payable quarterly, to fund a portion of the Lyndon purchase price.

REINSURANCE

    Effective January 1, 1995, the Company entered into a stop loss reinsurance contract with Centre Reinsurance Company of New York ("Centre Re") for accident years 1995, 1996 and 1997. Under the agreement, Centre Re provides reinsurance protection within certain accident year and contract aggregate dollar limits for losses and LAE in excess of a predetermined ratio of these expenses to net premiums earned for a given accident year for all lines of business, except selected programs and certain classes of surety bonds, and net premiums earned from Lyndon, United Capitol and Regency. The loss and LAE ratio above which the reinsurance provides coverage is 66.0%, 65.0% and 64.0% for accident years 1995, 1996 and 1997, respectively. The amount recoverable is subject to a single accident year limit of 175.0% of the premium paid for such accident year and an aggregate limit equal to the lesser of (i) 175.0% of the premium paid for all three accident years or (ii) $162.5 million. The Centre Re stop loss reinsurance contract expires December 31, 1997. The Company is evaluating whether to negotiate a renewal of the contract or explore other reinsurance alternatives. See "Business--Reinsurance."

LITIGATION WITH THE STATE OF NEW YORK

    In December 1990, the New York State Court of Claims rendered a decision in favor of the Company holding that a State University of New York ("SUNY") medical school faculty member engaged in the clinical practice of medicine at a SUNY medical facility, corollary to such physician's faculty activities, was within the scope of such physician's employment by SUNY and was protected against malpractice claims arising out of such activity by the State of New York and not under the Company's medical malpractice policy. The decision was affirmed on appeal by the New York State Appellate Division in November 1991 and not appealed by the State. In July 1992, the State of New York enacted legislation eliminating medical school faculty members of SUNY engaged in the clinical practice of medicine at a SUNY medical facility from indemnification by the State with respect to malpractice claims arising out of such activity, retroactive to July 1, 1991. In an opinion filed on September 3, 1993 the Court of Claims of the State of New York held, INTER ALIA, that the July 1992 legislation by the State of New York eliminating SUNY medical school faculty members engaged in the clinical practice of medicine, as part of their employment by SUNY, from indemnification by the State with respect to malpractice claims arising out of such activity was not to be applied retroactively. This decision was affirmed by the New York State Appellate Division in April 1994. Subsequently, in February 1995, the Appellate Division granted leave to the Company and the State of New York to have the issues of the Company's entitlement to recover its costs of defense and its costs of settlement ruled on by the State's highest Court, the New York Court of Appeals. In December 1995, the New York Court of Appeals ruled on this issue and concluded that the Company was entitled to recoveries from the State for such medical malpractice claims. As a result of this decision, the Company believes that it will benefit economically by not being ultimately responsible for certain claims against SUNY physicians for whom it presently carries reserves and by being entitled to reimbursement of certain claims previously paid; accordingly, effective June 30, 1996 and December 31, 1995, the Company recorded subrogation recoverables of approximately $13.0 million and $19.0 million, respectively, representing the amount of claims already paid and the reserves currently held by the Company on open cases that management believes are reimbursable by the State of New York. In January 1997, the New York Court of Claims rendered a decision granting summary judgment to the Company on three SUNY cases that were previously paid by the Company. This decision has been appealed by the State of New York. To the extent that the amount of the actual recovery varies from the recorded recoverable, such difference will be reported in the period recognized. The Company is continuing to defend all SUNY faculty members against malpractice claims that have been asserted and is maintaining reserves therefor adjusted for the anticipated recoveries.

REGULATION

    In its ongoing effort to improve solvency regulation, the National Association of Insurance Commissioners ("NAIC") and individual states have enacted certain laws and financial statement changes. The NAIC has adopted Risk-Based Capital ("RBC") requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks such as asset quality, mortality and morbidity, asset and liability matching, benefit and loss reserve adequacy, and other business factors. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specific corrective action. The levels and ratios are as follows:

                                                                RATIO OF TOTAL ADJUSTED CAPITAL TO
                                                                   AUTHORIZED CONTROL LEVEL RBC
REGULATORY EVENT                                                      (LESS THAN OR EQUAL TO)
--------------------------------------------------------------  -----------------------------------
Company action level..........................................                     2.0*
Regulatory action level.......................................                     1.5
Authorized control level......................................                     1.0
Mandatory control level.......................................                     0.7

------------------------

*Or, 2.5 with negative trend.

    The ratios of total adjusted capital to authorized control level RBC for the Insurance Subsidiaries were all in excess of 3:1 at December 31, 1996, 1995 and 1994.

    The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, which is expected to be completed in 1998, will likely change, to some extent, prescribed statutory accounting practices, and may result in changes in the statutory surplus of the Insurance Subsidiaries.


    The thrust of these regulatory efforts at all levels is to improve the solvency of insurers. These regulatory initiatives, and the overall focus on solvency, may intensify the restructuring and consolidation of the insurance industry. While the impact of these regulatory efforts on the Company's operations cannot be quantified until enacted, the Company believes it will be adequately positioned to compete in an environment of more stringent regulation.

    See "Business--Regulation" for other regulatory matters applicable to the Company.

IMPACT OF INFLATION

    Property and casualty insurance premiums are established before the amount of losses and LAE, or the extent to which inflation may affect such expenses, are known. Consequently, the Company attempts, in establishing its premiums, to anticipate the potential impact of inflation. However, for competitive and regulatory reasons, the Company may be limited in raising its premiums commensurate with anticipated inflation, in which event the Company, rather than its insureds, would absorb inflation costs. Inflation also affects the rate of investment return on the Company's investment portfolio with a corresponding effect on the Company's investment income.

ENVIRONMENTAL ISSUES

    The Company, through its subsidiary, United Capitol, in the ordinary course of business, writes insurance on accounts which have hazardous, unique or unusual risk characteristics. Since United Capitol's organization in 1986, its liability policies have included an absolute pollution coverage exclusion, except for policies expressly providing such coverage. In addition, United Capitol's product liability and other primary general liability policies contain exclusions for coverage of claims for bodily injury or property damage caused by exposure to asbestos, except for policies expressly providing such coverage.

    Although the Company believes that such policies, together with the Company's general, professional and other liability policies, do not subject it to material exposure for environmental pollution claims, there can be no assurance of the Company's continued protection in view of the expansion of liability for environmental claims in recent litigation in the insurance industry.

SHAREHOLDER LITIGATION


    The Company is a defendant in a class action alleging violations of federal securities laws by the Company and certain of its officers and directors. The complaint relates to the Company's November 5, 1994 announcement of its third quarter financial results and alleges that the Company previously had omitted and/or misrepresented material facts with respect to its earnings and profits. The Company believes the suit is without merit and has retained special legal counsel to contest the suit vigorously and believes that the Company's exposure to liability under such lawsuit, if any, would not have a material adverse effect on the Company's financial condition.

                                    BUSINESS

GENERAL

    The Company is an insurance holding company which, through its subsidiaries, conducts business on an admitted and non-admitted basis as a specialty property and casualty insurer.

    The following chart sets forth the organizational structure of the Company's subsidiaries:


                               [CHART]

    Frontier Insurance, the Company's principal Insurance Subsidiary, commenced business in August 1966, and was acquired by the Company in April 1986. Med Pro, which underwrites the majority of the Company's medical and dental malpractice programs, commenced business in July 1986 and was acquired by the Company in June 1987. Pioneer, which performs claims adjusting and claims management services for the Company's insurance lines, was organized and commenced business in October 1989 as the successor to a claims adjusting company. Frontier Pacific, the Company's California Insurance Subsidiary, commenced business in December 1982, was acquired by Frontier Insurance in October 1991, and changed its name from Contractors' Surety Company in September 1993. SDIA was acquired by the Company in April 1994 and is involved in placing and servicing license and permit bonds in California and other western states. Douglass/Frontier is a joint venture formed in May 1995 and is involved in placing and servicing bail bonds. United Capitol Holding was acquired by Frontier Insurance in May 1996, together with its subsidiaries, United Capitol, a specialty excess and surplus lines insurer, Olympic, an underwriting management company, and Fischer, an underwriter of directors' and officers' liability and various classes of errors and omissions. Regency Financial Corp. was organized by the Company in June 1996 for the purpose of acquiring Regency, a non-standard automobile insurer, and Emrol, a premium finance company, which were acquired by the Company in September 1996. In February 1996, the Company acquired a 33.3% ownership interest in Townsquare Title Insurance Services, which owns United General Title Insurance Company ("United General"). In June 1997, the Company acquired Lyndon Property and its subsidiaries which underwrite programs for credit-related, residual value, and collateral protection coverage.

    Frontier Insurance is licensed as a property and casualty writer in 50 states, the District of Columbia, Puerto Rico and the Virgin Islands; Frontier Pacific is licensed as a property and casualty writer in California, Nevada and New York; United Capitol is licensed as a property and casualty writer in Arizona, Illinois and Wisconsin and is an approved excess and surplus lines insurer in 46 states; Regency is licensed as a property and casualty writer in North Carolina and South Carolina; United General is licensed as a title insurer in 29 states; and Lyndon Property is licensed as a property and casualty writer in 47 states.

ACQUISITION OF LYNDON


    On June 3, 1997, the Company acquired all of the issued and outstanding capital stock of Lyndon from Mercury for $92.0 million in cash, which amount was $30.9 million (net of tax) less than Lyndon's total shareholders' equity on such date. Lyndon, based in St. Louis, Missouri, provides credit-related and specialty insurance products for financial institutions and specialty insurance markets through a variety of distribution channels, including other insurance companies, general agents, third-party administrators, and joint venture relationships, with the particular channel designed to fit the specific product. Credit-related products include collateral protection, credit property, involuntary unemployment insurance, auto physical damage, credit life, and credit accident and health coverages. Specialty insurance products include residual value, non-standard auto and mechanical breakdown.


    Lyndon's products are designed to protect lenders and borrowers against financial losses relating to death, disability, involuntary unemployment, mechanical breakdown (extended service contracts), failure by the borrower to maintain adequate insurance or, at the end of a lease, the loss of value beyond normal wear and tear. Individual claims associated with credit insurance are typically limited to the amount of the associated loan and the loss ratio is generally lower than that of many other insurance product lines.

    Lyndon's strategy is to produce superior underwriting results by focusing on selected niche, low loss ratio credit-related products sold through financial institutions and maintaining a flexible low cost infrastructure by utilizing joint ventures and partnerships to assist in the distribution of its products. Similar to the Company's business strategy, Lyndon focuses on products and market opportunities where it believes there is less competition due to a perception that the business is difficult to write profitably.

    As a result of its acquisition by the Company, Lyndon is cross-marketing its products in conjunction with the Company by utilizing the Company's multiple distribution channels. In addition, Lyndon is seeking to acquire profitable, complementary blocks of business or companies where consolidation savings and other synergies may exist.

    The following table represents Lyndon's net premiums written by line of business for the periods indicated:

                                                            THREE MONTHS ENDED
                                                                MARCH 31,             YEAR ENDED DECEMBER 31,
                                                           --------------------  ---------------------------------
                                                             1997       1996       1996        1995        1994
                                                           ---------  ---------  ---------  ----------  ----------
                                                                        (DOLLAR AMOUNTS IN THOUSANDS)
Auto physical damage.....................................  $   6,992  $  12,737  $  58,008  $   13,407  $      915
Warranty.................................................      3,766      1,067     11,531         292          --
Credit property..........................................      1,576      1,573      6,411       2,638         199
Private passenger automobile.............................        588         --      1,311          --          --
Credit accident and health...............................        563      4,544     12,341      58,538     (18,061)
Credit life..............................................       (315)     2,423      5,939      34,129      10,835
Auto residual value......................................        251        290      1,891       1,886         137
Involuntary unemployment.................................        212        201      1,193       3,476      (2,068)
Fire.....................................................          1     (1,493)    (2,011)      2,665        (254)
Ordinary life............................................         --         --         --      20,296      24,846
                                                           ---------  ---------  ---------  ----------  ----------
        Total............................................  $  13,634  $  21,342  $  96,614  $  137,327  $   16,549
                                                           ---------  ---------  ---------  ----------  ----------
                                                           ---------  ---------  ---------  ----------  ----------

    The following table sets forth the components of Lyndon's GAAP Combined Ratio calculated as a percentage of net premiums earned for the periods indicated:


                                        THREE MONTHS ENDED
                                            MARCH 31,            YEAR ENDED DECEMBER 31,
                                       --------------------  -------------------------------
                                         1997       1996       1996       1995       1994
                                       ---------  ---------  ---------  ---------  ---------
Losses...............................       47.1%      25.7%      30.1%      52.0%      35.3%
LAE..................................        2.1        2.3        3.0         .4         .2
                                       ---------  ---------  ---------  ---------  ---------
Losses and LAE.......................       49.2       28.0       33.1       52.4       35.5
Policy acquisition, underwriting,
  and other expenses.................       35.3       24.3       35.1       65.9       47.6
                                       ---------  ---------  ---------  ---------  ---------
GAAP Combined Ratio..................       84.5%      52.3%      68.2%     118.3%      83.1%
                                       ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------



    Lyndon was formed in 1978 by ITT primarily to insure credit-related exposures in ITT's consumer and commercial finance businesses. In October 1995, Mercury acquired Lyndon from ITT to offer credit-related insurance products in conjunction with Mercury's sub-prime auto lending business.


    For the year ended December 31, 1996, Lyndon's revenues were $96.8 million and its net income was $27.0 million. During 1996, its operating results were beneficially impacted by run-off business from ITT, which business will be inconsequential in subsequent years, and from a collateral protection coverage program marketed through Mercury, which was discontinued prior to the Company's purchase of Lyndon. Accordingly, such results are not indicative of future operating results.

    For the three months ended March 31, 1997, Lyndon had revenues of $26.4 million and net income of $4.5 million, compared to revenues of $19.2 million and net income of $7.3 million for the three months ended March 31, 1996. At March 31, 1997, Lyndon's total assets were $395.8 million and its total investments were $214.8 million.

INSURANCE LINES

    The following table sets forth the gross and net premiums by principal lines of insurance written by the Company and the related percentages of the total of such premiums written represented thereby for the three months ended March 31, 1997 and the year ended December 31, 1996:


                                             THREE MONTHS ENDED MARCH 31, 1997              YEAR ENDED DECEMBER 31, 1996
                                         ------------------------------------------  ------------------------------------------
                                            GROSS PREMIUMS     NET PREMIUMS WRITTEN     GROSS PREMIUMS     NET PREMIUMS WRITTEN
                                               WRITTEN                                     WRITTEN
                                         --------------------  --------------------  --------------------  --------------------
                                                                     (DOLLAR AMOUNTS IN THOUSANDS)
Medical malpractice (including dental
  malpractice and social services).....  $  27,156       25.7% $  22,516       28.4% $ 139,233       34.6% $ 119,653       38.4%
General liability......................     39,045       36.9     32,329       40.8    113,423       28.2     93,980       30.1
Surety.................................     14,587       13.8     12,098       15.3     65,381       16.2     56,632       18.2
Commercial earthquake..................      3,465        3.3      2,085        2.6     16,541        4.1     11,904        3.8
Workers' compensation..................      5,564        5.2      1,743        2.2     25,429        6.3      6,253        2.0
Other..................................     15,995       15.1      8,542       10.7     42,792       10.6     23,441        7.5
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total............................  $ 105,812      100.0% $  79,313      100.0% $ 402,799      100.0% $ 311,863      100.0%
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


    The Company's business strategy is to achieve an underwriting profit by identifying niche markets and specialty programs which it believes afford favorable opportunities for profitability due to (i) limited potential competition, and (ii) the Company's innovative underwriting and value added services, including coverage enhancements, risk management, loss control and specialized claims management. The Company currently underwrites in excess of 130 specialty insurance programs, including (i) malpractice insurance for physicians, dentists, psychiatrists and chiropractors, (ii) general liability,
(iii) surety (performance bonds, bail bonds, customs bonds and license and permit bonds), (iv) commercial earthquake, (v) workers' compensation and (vi) other miscellaneous lines. The Company's alternative risk division underwrites excess workers' compensation and excess medical stop loss coverages, and provides custom designed insurance programs through captive and rent-a-captive facilities for both the Company's workers' compensation and other insurance lines.

    On June 3, 1997, the Company completed the acquisition of Lyndon for $92.0 million in cash. Lyndon underwrites credit-related and other specialty insurance for financial institutions and specialty insurance markets.

    The following chart provides examples of typical niche market/specialty programs underwritten by the Company for specific types of customers:

                              COVERAGE/LINE OF
     CUSTOMER TYPE                BUSINESS             ILLUSTRATIVE CLAIM

 Doctors and dentists     professional liability    malpractice
----------------------------------------------------------------------------
 Day care providers       general liability         child injured on
                                                      premises
----------------------------------------------------------------------------
 White water raft         general liability         rafter injured through
  operators                                           operator's negligence
----------------------------------------------------------------------------
 Social service agencies  professional liability,   client sues agency or
                            general liability,        professional
                            fire
----------------------------------------------------------------------------
 Crane operators          general liability         crane damages a third
                                                      party's property
----------------------------------------------------------------------------
 Alarm installers         general liability         house is burglarized
                                                      through faulty alarm
                                                      installation
----------------------------------------------------------------------------
 Small-construction       surety bonds              electrician or plumber
  contractors                                         fails to complete job
----------------------------------------------------------------------------
 Self-insured employers   general liability         workers' compensation
                                                      loss exceeds
                                                      employers'
                                                      self-insured retention
----------------------------------------------------------------------------
 Importers                customs bonds             importer fails to pay
                                                      duty
----------------------------------------------------------------------------
 Commercial property      earthquake (difference    earthquake damage to
  owners                    in conditions)            building and contents
----------------------------------------------------------------------------
 Financial institutions   collateral protection     automobile damage where
                                                      borrower's insurance
                                                      has lapsed

MEDICAL MALPRACTICE

    Frontier Insurance commenced underwriting medical malpractice insurance in 1981 under programs developed for physicians with varied practices, which currently include part-time physicians, internists, physicians and other health care professionals providing medical services to clients of social service agencies (mental health, home care, etc.), family practitioners, psychiatrists, chiropractors, dermatologists and other specialists. Physicians covered under the Company's programs generally must be members of a national, state, or county society for their particular specialty and must limit their practice to such specialty, be employed by a social services agency, or be in practice or employed on a part-time basis. The Company has implemented strict underwriting guidelines in an attempt to screen out undesirable risks and reduce its exposure. The Company's medical malpractice insurance is written on both an occurrence and a claims made basis, predominantly in New York, Florida, Illinois, Ohio, Texas and Michigan. Additionally, the Company markets a specialty program for physicians unable to obtain traditional malpractice coverage as a result of excessive malpractice claims, professional disciplinary proceedings and/or drug or alcohol abuse. Coverage under this program is written on a claims made basis with a deductible and is priced substantially higher than the Company's standard medical malpractice programs.

    At March 31, 1997, approximately 18,400 physicians were insured by the Company, of whom 650, or 3.5%, were employed as faculty members at medical schools of SUNY, 13,900, or 75.6%, were physicians who were members of 19 medical associations which endorsed or approved the Company's medical malpractice insurance program, and 3,850, or 20.9%, were physicians and other health care professionals providing medical services covered by the Company's social services insurance program. Since December 31, 1990, the number of SUNY physicians insured by the Company has decreased by approximately 380, attributable to increased competition and other factors, including a 1990 decision by the New York State Court of Claims relating to SUNY physicians in favor of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Litigation with the State of New York."

    In August 1987, the Company commenced underwriting dental malpractice insurance for dentists viewed by the Company as preferred risks. Dentists who practice oral surgery or who utilize anesthesia to render their patients unconscious are, among others, not viewed as preferred risks and, accordingly, are not eligible for coverage. As with medical malpractice, the endorsement of related professional organizations is a key element in marketing, and the Company has benefitted significantly from the 1994 endorsement by the Academy of General Dentistry. Dental malpractice is written by the Company predominantly in New York, Florida and Ohio. At March 31, 1997, approximately 4,900 dentists were insured by the Company under its dental malpractice program.

GENERAL LIABILITY


    The Company underwrites general liability coverages for day care centers, crane operators, white water raft operators, health and social services agencies, pest control operators, fire protection equipment dealers and installers, security guards, excess workers' compensation/employers' liability for self-insured employers, and a variety of other programs. The Company also underwrites umbrella coverage up to $5.0 million over an underlying $1.0 million Company general liability coverage. The Company's specialty insurance programs include environmental policies covering enumerated hazards with stated policy limits. Although the Company believes that such policies, together with the Company's general, professional and other liability policies, do not subject the Company to material exposure for environmental pollution claims, there can be no such assurance in view of the expansion of liability for environmental claims in recent litigation.


SURETY

    The Company underwrites surety bonds for small contractors, customs bonds, contractor license bonds, bail bonds, license and permit bonds and self-insured workers' compensation bonds. According to the Surety Association of America, the Company was the 13th largest writer of surety bonds in the United States during 1996 based on net premiums written.

COMMERCIAL EARTHQUAKE

    In July 1995, the Company commenced underwriting difference in conditions ("DIC") commercial earthquake policies under an agreement with Associated International Intermediaries, Inc., a subsidiary of Associated International Insurance Company ("Associated"). Pursuant to the agreement, the Company and Associated underwrite DIC commercial earthquake policies through a companion carrier facility with combined limits of $7.5 million, with two-thirds of new and renewal policies being underwritten by Associated and one-third by the Company. The agreement may be terminated by either party upon 90 days' notice. The agreement expires December 31, 1997 and the Company is evaluating its various alternatives.

WORKERS' COMPENSATION


    The Company underwrites workers' compensation coverage for jockeys, feed lots and other specialty niches. Additionally, the Company assumes workers' compensation business as a result of its required participation in the National Workers' Compensation Reinsurance Pool and other residual market mechanisms. Due to adverse underwriting results, the Company substantially reduced its workers' compensation business in 1993, except for its feed lot programs in Texas, its New Jersey jockey program, its social services program, and its excess workers' compensation lines which are classified under general liability.


OTHER

    The Company underwrites other lines of insurance, including commercial multi-peril, inland marine, property, specialty homeowners, non-standard auto, and excess of loss group accident and health. In 1996, the Company also began writing, on a direct basis, marine, energy and commercial property insurance.

ALTERNATIVE RISKS


    In 1995, the Company established an alternative risk division to write excess workers' compensation insurance and excess medical stop loss coverages. In the fall of 1996, the division's activities were expanded to provide custom designed insurance programs through captive and rent-a-captive facilities for new and existing clients in the Company's workers' compensation and other insurance lines. The business offers the opportunity to generate both risk sharing and fee income.


REINSURANCE

    REINSURANCE ASSUMED

    The Company assumes reinsurance under reinsurance treaties and through mandatory participation in various states' residual market pools and reinsurance facilities. As part of its acquisition of BMLIC's realtors' errors and omissions business, the Company will reinsure related policies issued by BMLIC until such time as the Company's realtors' errors and omissions program is approved and can be written directly by the Company. In 1996, the Company began to assume, on a quota share basis, mobile homes and homeowners' business underwritten by Omega Insurance Company. In January 1997, the Company entered into a series of reinsurance treaties with Vesta Insurance Group and some of its subsidiaries to assume certain property and liability business on a quota share basis. In August 1995, the Company assumed a quota share portion of a pool of environmental liability policies from Underwriters Reinsurance Company, which were produced by URC Environmental Specialty Underwriters on behalf of Commercial Underwriters Insurance Company and the Company (the "URC Environmental Policies"). The related treaty currently is in run-off.

    REINSURANCE CEDED

    Effective January 1, 1995, the Company entered into a coinsured aggregate excess of loss reinsurance agreement with Centre Re covering accident years 1995, 1996 and 1997. Under the terms of the agreement, Centre Re provides reinsurance protection, after all applicable underlying reinsurance has been exhausted, for losses and allocated LAE in excess of a predetermined ratio of these expenses to net premiums earned for a given accident year. The agreement reinsures all lines of business except those for which the Company has determined that its exposure to loss is insufficient in relation to the added cost of inclusion in the reinsurance agreement. The following policies and insurance types are excluded from the reinsurance agreement: bail, customs, license and permit and miscellaneous surety bonds effective prior to January 1, 1997, mobile home and homeowners' policies effective on or after July 1, 1996, the URC Environmental Policies, medical, dental and social service medical malpractice insurance policies in excess of $1.0 million, realtors' errors and omissions insurance policies, commercial earthquake policies effective on or after January 1, 1996, and insurance policies written by Lyndon, United Capitol and Regency. The loss and allocated LAE ratio above which the reinsurance provides coverage is 66.0%, 65.0% and 64.0% for accident years 1995, 1996 and 1997, respectively.

    Effective July 15, 1995, the Company implemented a reinsurance program for its DIC commercial earthquake program. The program is reinsured through a per risk excess of loss agreement and four layers of catastrophe reinsurance. The Company retains $50,000 per risk and $2.5 million per occurrence. The catastrophe layers attach at $2.5 million per occurrence and allow one full reinstatement per year after the limits have been exhausted. The program provides for a maximum ceded loss of $37.5 million per occurrence. Effective January 1, 1997, an additional $10.0 million of catastrophic coverage was added, providing for a maximum ceded loss of $47.5 million.

    Effective January 1, 1996, the Company entered into a reinsurance agreement (including clash coverage) with Medical Assurance, Inc., The Doctors' Insurance Company, and Reliance Insurance Company, with respect to its medical malpractice business. Under the terms of the agreement, reinsurance is provided for occurrences involving multiple physicians for $3.0 million in excess of $2.0 million per occurrence, subject to an aggregate of $6.0 million.


    Effective July 1, 1996, the Company entered into a catastrophe excess reinsurance program with respect to its mobile home and homeowners' business. The program currently is reinsured for $28.5 million in excess of $1.5 million per occurrence.


    The Company reinsures selected classes of its surety bond business with NAC Reinsurance Corporation and Transatlantic Reinsurance Company through two excess of loss agreements providing coverage for losses per principal of up to $10.0 million. The Company has a retention of $1.0 million per principal with coinsurance percentages in all excess layers.

    Effective April 1, 1997, the Company entered into a 30.0% quota share reinsurance treaty, on a funds withheld basis, to cede to Alpine Insurance Company business produced by an Alpine affiliate.

    The Company reinsures its marine, energy and commercial property insurance under multiple layers of excess reinsurance. Coverage is provided up to $9.95 million excess of $50,000 per occurrence, excess of an aggregate retention of $200,000 of loss occurrences in excess of $50,000.

    The following table is a summary of net reinsurance recoverables and funds withheld and other offsets relating to the Company's reinsurers at March 31, 1997:

                                               NET REINSURANCE  FUNDS WITHHELD/        A.M. BEST
REINSURER                                       RECOVERABLES     OTHER OFFSETS          RATING
---------------------------------------------  ---------------  ---------------  ---------------------
                                                (DOLLAR AMOUNTS IN THOUSANDS)
Centre Reinsurance Company of New York.......    $    92,505       $  70,037     A   (Excellent)
Munich American Reinsurance Company..........         21,346               0     A+ (Superior)
Generali, U.S. Branch........................         16,630               0     A   (Excellent)
Swiss Reinsurance America Incorporated.......         14,349               0     A   (Excellent)
Commercial Risk Re-insurance Company.........         11,300          11,707     A   (Excellent)
John Hancock Group...........................          8,734               0     A++ (Superior)
Markel Insurance Company.....................          6,266             232     A   (Excellent)
Everest Reinsurance Company..................          5,305               0     A   (Excellent)
Transatlantic Reinsurance Company............          4,687               0     A+ (Superior)
All other reinsurers.........................         28,447           1,843     N/A
                                               ---------------       -------
      Total..................................    $   209,569       $  83,819
                                               ---------------       -------
                                               ---------------       -------

    The following table is a summary of the maximum amount of loss typically retained and ceded by Frontier Insurance, Frontier Pacific and United Capitol (exclusive of facultative reinsurance and the Centre Re aggregate excess of loss reinsurance agreement):


                                                 MAXIMUM RETAINED LOSS    MAXIMUM CEDED LOSS
                                                    PER OCCURRENCE/        PER OCCURRENCE/
                                                   RISK/PRINCIPAL (1)     RISK/PRINCIPAL (1)
                                                 ----------------------  --------------------
                                                        (DOLLAR AMOUNTS IN THOUSANDS)
Property lines.................................        $      500             $    9,500
Mobile home and homeowners'....................             1,500                 28,500
Casualty lines (excluding medical malpractice,
  health specialties
  and social services).........................             1,000                  4,000
Medical malpractice, health specialties and
  social services..............................             1,000(2)               1,000
Workers' compensation..........................             1,000                 49,000
Surety.........................................             1,000(3)               4,000(3)
Customs bonds..................................             3,000(4)                 N/A
Umbrella liability.............................             1,000                  4,000
Group accident and health......................               250                    750
Excess workers' compensation
  and employers' liability.....................             1,000                  9,000
Commercial earthquake..........................             2,500                 47,500
Marine, energy and commercial property.........               250                  9,950


------------------------

(1) Amounts presented represent those amounts which are generally the maximum retained or ceded by the Company, but which are occasionally exceeded.

(2) The maximum retained loss amount of $1.0 million relates only to losses on policies effective during 1994 and reinsurance ceded treaty years 1985 through 1991 which have been commuted. For all other years, the maximum retained loss per occurrence is $500,000 except, on a limited basis, where the maximum retained loss per occurrence is $2.0 million.

(3) Effective December 31, 1995, a layer of excess reinsurance was added on a limited basis for a maximum limit of $10.0 million per principal on a direct basis, $2.1 million on a net basis.

(4) Amount indicated is the maximum face amount (limit) on the bond issued, which represents the value of goods being imported that are subject to U.S. Customs duty. The actual exposure to the Company is the amount of any unpaid duty on the goods imported, which is generally approximately 15.0% of the face value of the goods, and any penalties associated with late payment of the duty.

MARKETING

    The Company relies on multiple distribution channels to market its insurance products. Malpractice insurance is marketed both directly by Med Pro and by independent brokers and agents. License and permit bonds are marketed directly by SDIA and by independent brokers and agents. Bail bonds are marketed by Douglass/Frontier through a nationwide network of bail bondsmen.

    The Company relies primarily on independent insurance agencies and insurance brokerage firms to generate sales of its remaining lines of business. General liability, workers' compensation, multi-peril and property policies are produced on a brokerage basis through general agents, principally in California, Florida, New Jersey, New York, Pennsylvania and Texas, and selected small agencies in New York. Surety bonds for small contractors are produced through independent insurance agents acting as retail brokers, and general agents and several small insurance companies which also act as reinsurers on the business they produce. Customs bonds are produced through a specialty agency in New York which derives the business from a nationwide network of customs brokers located in the various ports of entry.

    Approximately 21.6% of the Company's net premiums written for the three months ended March 31, 1997 were generated directly by the Company. No outside producer accounted for in excess of five percent of the gross or net premiums written by the Company during such period and the years ended December 31, 1996, 1995 and 1994.

OPERATING RATIOS

    STATUTORY COMBINED RATIO

    The statutory combined ratio is the traditional measure of underwriting experience for insurance companies. Generally, if the statutory combined ratio is below 100.0%, an insurance company has an underwriting profit and if it is above 100.0%, the insurer has an underwriting loss.

    The following table reflects the consolidated statutory loss ratios, expense ratios and combined ratios of Frontier Insurance, Frontier Pacific, United Capitol and Regency, determined in accordance with statutory accounting practices, together with the property and casualty industry-wide statutory combined ratios after policyholders' dividends compiled by A.M. Best, for the periods indicated:


                                                                             YEAR ENDED DECEMBER 31,
                                        THREE MONTHS ENDED    -----------------------------------------------------
                                          MARCH 31, 1997        1996       1995       1994       1993       1992
                                       ---------------------  ---------  ---------  ---------  ---------  ---------
Loss ratio...........................             58.7%            58.7%      60.0%      69.9%      66.4%      71.9%
Expense ratio........................             35.2             32.2       31.1       28.2       27.8       24.9
                                                 -----        ---------  ---------  ---------  ---------  ---------
Combined ratio.......................             93.9%            90.9%      91.1%      98.1%      94.2%      96.8%
                                                 -----        ---------  ---------  ---------  ---------  ---------
                                                 -----        ---------  ---------  ---------  ---------  ---------
Industry combined ratio
  after policyholders' dividends.....           N/A               105.9%     106.4%     108.4%     106.9%     115.7%
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------


    PREMIUM-TO-SURPLUS RATIO

    The following table sets forth the ratio of net premiums written during the year to policyholders' surplus at the end of the year for Frontier Insurance, Frontier Pacific, United Capitol and Regency for the years indicated:

                                                                        YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1996        1995        1994        1993        1992
                                                       ----------  ----------  ----------  ----------  ----------
                                                                     (DOLLAR AMOUNTS IN THOUSANDS)
FRONTIER INSURANCE:
  Net premiums written during the year...............  $  255,446  $  205,614  $  179,058  $  115,028  $  113,508
  Policyholders' surplus at end of year..............  $  262,899  $  171,362  $  104,871  $  101,418  $   76,438
  Ratio..............................................       .97/1      1.20/1      1.71/1      1.13/1      1.48/1
FRONTIER PACIFIC:
  Net premiums written during the year...............  $   32,040  $   15,143  $    8,230  $    3,791  $    2,740
  Policyholders' surplus at end of year..............  $   25,985  $   17,155  $   16,127  $   15,108  $    6,522
  Ratio..............................................      1.23/1       .88/1       .51/1       .25/1       .42/1
UNITED CAPITOL:
  Net premiums written during the year...............  $   25,930  $   10,981  $   17,051  $   17,708  $   17,640
  Policyholders' surplus at end of year..............  $   53,355  $   68,026  $   61,750  $   65,676  $   62,387
  Ratio..............................................       .49/1       .16/1       .28/1       .27/1       .28/1
REGENCY:
  Net premiums written during the year...............  $    4,489  $    4,441  $    4,804  $    5,587  $    6,047
  Policyholders' surplus at end of year..............  $    5,105  $    4,667  $    4,521  $    4,308  $    4,070
  Ratio..............................................       .88/1       .95/1      1.06/1      1.30/1      1.49/1

LOSS AND LAE RESERVES

    Significant periods of time, ranging up to several years, may elapse between the occurrence of an insured loss, the reporting of the loss to the Company and its payment of such loss. Medical malpractice and general liability lines usually have a much longer period of time between occurrence of a loss and payment than property lines. To recognize liabilities for unpaid losses, the Company establishes reserves, which are balance sheet liabilities representing estimates of amounts needed to pay claims and related expenses with respect to insured events which have occurred, including those not yet reported ("IBNR").

    The reserves for losses and LAE are estimated using loss evaluations and actuarial projections, and represent estimates of the ultimate net cost of all unpaid losses and LAE incurred through the end of each period. These estimates are subject to the impact of loss development and changes in claims severity, as well as numerous other factors, such as judicial and legislative trends and actions, economic factors and estimates of future trends in claims frequency. As part of this process, historical data are reviewed and consideration is given to the anticipated impact of various factors, such as legal developments, changes in social attitudes, economic conditions, including the effects of inflation, and anticipated subrogation recoveries with respect to the surety line of business. As experience develops and other data become available, these estimates are revised, as required, resulting in increases or decreases in reserves for insured events of prior periods. Future adjustments, if any, will be reflected in the results of operations in the period in which recognized.

    When a claim is reported, the Company's claims adjusting personnel establish a formula case reserve, which is based on historical average claim costs, for the estimated amount to be paid. As more pertinent information becomes available on a claim, adjusting personnel change the reserve from a formula reserve to a case basis reserve. This case basis reserve is an estimate of the amount of ultimate payment, which reflects the informed judgment of such personnel, based on the Company's reserving practices and the experience and knowledge of such personnel regarding the nature and value of the specific type of claim. Additionally, reserves are established by the Company on an aggregate basis to provide for IBNR losses and to maintain the overall adequacy of reserves. The Company also establishes a related LAE reserve on an aggregate basis representing the estimated expense of settling claims, including legal and other fees and general expenses of administering the claims adjustment process with respect to reported and unreported losses. Virtually all of the Company's LAE is classified as allocated LAE as a result of its method of handling claims through Pioneer. The Company does not discount its reserves either on the basis of GAAP or statutory accounting practices.

    The following table sets forth a reconciliation of the beginning and ending loss and LAE reserve balances, net of reinsurance ceded, for each of the three years in the period ended December 31, 1996:

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1996        1995        1994
                                                           ----------  ----------  ----------
                                                             (DOLLAR AMOUNTS IN THOUSANDS)
Net reserves for losses and LAE,
  beginning of year......................................  $  294,393  $  263,202  $  216,486
Total acquired reserves..................................      53,008       5,500          --
Incurred losses and LAE for claims related to:
  Current year...........................................     160,470     126,769      97,044
  Prior years............................................      (4,479)     (7,514)     13,874
                                                           ----------  ----------  ----------
Total incurred losses and LAE............................     155,991     119,255     110,918
                                                           ----------  ----------  ----------
Loss and LAE payments for claims relating to:
  Current year...........................................      27,626      13,057       7,216
  Prior years............................................     102,160      80,507      56,986
                                                           ----------  ----------  ----------
Total payments...........................................     129,786      93,564      64,202
                                                           ----------  ----------  ----------
Net reserves for losses and LAE, end of year.............     373,606     294,393     263,202
Total reinsurance recoverable on
  unpaid losses and LAE..................................     165,467      73,043      49,435
                                                           ----------  ----------  ----------
Gross reserves for losses and LAE, end of year...........  $  539,073  $  367,436  $  312,637
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The Company's reserves for unpaid losses and LAE, net of related reinsurance recoverable, at December 31, 1995 and 1994 were decreased in the following year by approximately $4.5 million and $7.5 million, respectively, and at December 31, 1993 were increased in the following year by approximately $13.9 million, for claims that had occurred on or prior to the balance sheet dates. No premiums have been accrued as a result of the changes to prior years' loss and LAE reserves.

    The net $4.5 million decrease in prior years' reserves in 1996 was the result of favorable claims development on the workers' compensation line of business. Included in the net development was an increase in prior years' reserves of approximately $13.0 million which was entirely offset by subrogation recoverables recognized in connection with a favorable court ruling in 1995. The significant increase in the reinsurance recoverables in 1996 resulted primarily from the acquisitions of United Capitol and Regency in 1996.

    The net $7.5 million decrease in the prior years' reserves in 1995 was the result of favorable claims development on the general liability and workers' compensation lines and to subrogation recoveries in the surety line of business in excess of expectations. Included in the net development was an increase in prior years' reserves of approximately $19.0 million which was entirely offset by subrogation recoverables recognized in connection with the favorable court ruling in 1995. The significant increase in the reinsurance recoverable in 1995 was due to the addition of an aggregate claim excess of loss reinsurance treaty for the majority of the Company's lines of business. See "--Reinsurance."

    The $13.9 million net increase in prior years' reserves in 1994 resulted from a $17.5 million increase in the reserves attributable to adverse medical malpractice claims development in Florida as a result of higher than anticipated dollar settlements partially offset by redundancies in other lines.

    The following table reflects the Company's loss and LAE reserves development, net of estimated subrogation recoverable, from 1986 through December 31, 1996:

                                                                YEAR ENDED DECEMBER 31,
                           -------------------------------------------------------------------------------------------------
                             1986       1987       1988       1989       1990       1991       1992       1993       1994
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                             (DOLLAR AMOUNTS IN THOUSANDS)
Reserves for unpaid
  losses & LAE...........  $  27,271  $  43,813  $  64,971  $  92,384  $ 120,096  $ 161,263  $ 185,074  $ 216,486  $ 263,202
Reserves reestimated at
  December 31:
    1 year later.........     28,495     46,385     67,486     93,419    119,875    162,121    188,387    230,360    255,689
    2 years later........     29,587     49,495     68,793     91,457    120,550    158,746    196,005    229,334    252,678
    3 years later........     31,906     50,890     66,532     91,527    115,310    163,537    191,401    214,712         --
    4 years later........     33,425     49,694     66,656     86,508    114,790    154,217    172,654         --         --
    5 years later........     32,730     49,895     64,254     87,795    107,907    133,768         --         --         --
    6 years later........     32,740     49,492     64,700     79,459     88,803         --         --         --         --
    7 years later........     33,563     48,749     55,300     63,667         --         --         --         --         --
    8 years later........     32,357     43,099     42,687         --         --         --         --         --         --
    9 years later........     30,720     32,391         --         --         --         --         --         --         --
    10 years later.......     23,375         --         --         --         --         --         --         --         --
Cumulative redundancy....      3,896     11,422     22,284     29,717     31,293     27,495     12,420      1,774     10,524
Cumulative amount of
  liability paid through
  December 31:
    1 year later.........      3,760      6,208      9,611     16,823      8,129     41,486     38,300     56,986     80,507
    2 years later........      7,477     12,946     20,006     13,230     35,864     62,175     74,113    113,471    148,513
    3 years later........     11,953     20,339     11,196     32,987     45,973     80,888    112,017    154,548         --
    4 years later........     16,605     14,902     24,825     39,166     58,043    104,672    139,333         --         --
    5 years later........     12,916     24,426     30,919     50,406     74,659    122,863         --         --         --
    6 years later........     18,466     27,766     39,664     61,276     86,405         --         --         --         --
    7 years later........     20,999     32,372     47,784     67,429         --         --         --         --         --
    8 years later........     23,259     38,271     50,119         --         --         --         --         --         --
    9 years later........     27,412     39,567         --         --         --         --         --         --         --
    10 years later.......     27,820         --         --         --         --         --         --         --         --
    Net reserve --
      December 31........                                                                                            263,202
    Reinsurance
      recoverables.......                                                                                             49,435
                                                                                                                   ---------
    Gross reserve........                                                                                          $ 312,637
                                                                                                                   ---------
                                                                                                                   ---------


                             1995       1996
                           ---------  ---------

Reserves for unpaid
  losses & LAE...........  $ 294,393  $ 373,606
Reserves reestimated at
  December 31:
    1 year later.........    289,914
    2 years later........         --
    3 years later........         --
    4 years later........         --
    5 years later........         --
    6 years later........         --
    7 years later........         --
    8 years later........         --
    9 years later........         --
    10 years later.......         --
Cumulative redundancy....      4,479
Cumulative amount of
  liability paid through
  December 31:
    1 year later.........    102,160
    2 years later........         --
    3 years later........         --
    4 years later........         --
    5 years later........         --
    6 years later........         --
    7 years later........         --
    8 years later........         --
    9 years later........         --
    10 years later.......         --
    Net reserve --
      December 31........    294,393    373,606
    Reinsurance
      recoverables.......     73,043    165,467
                           ---------  ---------
    Gross reserve........  $ 367,436  $ 539,073
                           ---------  ---------
                           ---------  ---------

    The loss and LAE reserves of Frontier Insurance, Frontier Pacific, United Capitol and Regency as reported in their Annual Statements prepared in accordance with statutory accounting practices and filed with state insurance departments are identical with those reflected in the Company's financial statements prepared in accordance with GAAP included herein, before elimination of inter-company transactions and except for a change resulting from the rescission by Frontier Insurance in April 1986 of an offer to assume reinsurance under a proposed treaty with another insurer which has been given retroactive effect herein but was not reflected in the statutory filing with the New York Insurance Department until the March 31, 1986 quarterly statement, thereby reducing the GAAP reserves at December 31, 1985, by $861,000 from the statutory reserves at such date. Further, at December 31, 1986, Frontier Insurance's loss and LAE reserves under GAAP were lower by $138,000 than its 1986 statutory reserves as a result of the revision of certain estimates with respect to liquor law liability claims.

CLAIMS MANAGEMENT


    The Company's philosophy is that claims management, from the initial stage of reported claims through adjudication and/or settlement, is a critical component for controlling underwriting losses and LAE. The Company investigates, supervises and adjusts all claims through Pioneer. When a claim is reported, the Company's claims adjusting personnel establish a formula case reserve, based on historical average claim costs and expenses, and continually review and modify such reserve as additional information with respect to such claim becomes available.

    Pioneer personnel work closely with the Company's in-house legal staff of over 40 attorneys, assigned exclusively to managing and adjusting claims, to supervise, adjudicate and settle insurance claims. The Company's in-house attorneys are located in offices in Rock Hill, Garden City and White Plains, New York, and in Orlando and Fort Lauderdale, Florida. The Company intends to open additional offices for its in-house attorneys in Ohio and Texas. The Company also retains outside counsel when required under the particular circumstances of a claim.

    The Company maintains specific controls with respect to its claims management process. Such controls include the requirements that claims can remain on formula reserve only for a specified period of time; that any claim payment in excess of $50,000 must be approved by an officer of the Company; and that any claim in excess of $300,000 must be supervised by a committee comprised of the Company's claims, underwriting and legal personnel.

INVESTMENTS

    Funds, including reserve funds, are invested until required for the Company's operations, subject to restrictions on permissible investments established by applicable state insurance codes. The Company's investment strategy is to maximize after-tax income while generally limiting investments to investment grade securities with high liquidity. Prior to 1996, the Company's investment portfolio was managed by Asset Allocation and Management Company ("Asset Allocation") and General Re New England Asset Management, Inc. ("New England"), registered investment advisors which specialize in insurance company portfolio management, pursuant to guidelines established by the Company. In 1996, the Company hired a Chief Investment Officer and the core fixed income portfolio is now managed internally. Asset Allocation and New England provide investment advisory and related services to the Company in asset classes such as mortgage-backed securities, sinking fund preferred stocks and other special classes of securities.

    The following table contains information concerning the Company's investment portfolio at March 31, 1997:

                                                               MARCH 31, 1997
                                            -----------------------------------------------------
                                                          MARKET    AMOUNT REFLECTED    PERCENT
                                             COST (1)     VALUE     ON BALANCE SHEET   OF TOTAL
                                            ----------  ----------  ----------------  -----------
                                                        (DOLLAR AMOUNTS IN THOUSANDS)
AVAILABLE-FOR-SALE SECURITIES:
  Fixed maturity securities:
    U.S. Treasury securities and
      obligations of U.S. Government
      corporations and agencies...........  $   37,862  $   37,210     $   37,210            5.1%
    Obligations of states and political
      subdivisions........................     199,839     199,432        199,432           27.4
    Corporate securities..................     191,718     190,098        190,098           26.1
    Mortgage-backed securities............     283,046     280,459        280,459           38.6
                                            ----------  ----------       --------          -----
      Total fixed maturity securities.....     712,465     707,199        707,199           97.2
  Equity securities.......................      19,505      20,351         20,351            2.8
                                            ----------  ----------       --------          -----
      Total available-for-sale-
        securities........................  $  731,970  $  727,550     $  727,550          100.0%
                                            ----------  ----------       --------          -----
                                            ----------  ----------       --------          -----

------------------------


(1) Original cost of equity securities and, as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premiums or accrual of discounts.

    The following table sets forth a profile of the Company's fixed maturity investment portfolio by rating at March 31, 1997:

                                                          MARKET    AMOUNT REFLECTED    PERCENT
S&P/MOODY'S RATING (1)                                    VALUE     ON BALANCE SHEET   OF TOTAL
------------------------------------------------------  ----------  ----------------  -----------
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
AAA/Aaa (including U.S. Treasuries of $22,339)........  $  409,984     $  409,984           58.0%
AA/Aa.................................................     111,734        111,734           15.8
A/A...................................................     138,207        138,207           19.5
BBB/Bbb...............................................      47,250         47,250            6.7
All other.............................................          24             24             --
                                                        ----------       --------          -----
      Total...........................................  $  707,199     $  707,199          100.0%
                                                        ----------       --------          -----
                                                        ----------       --------          -----

------------------------

(1) Ratings are assigned by S&P or, if no S&P rating is available, by Moody's Investors Service Inc.

    The following table sets forth the maturity profile of the Company's portfolio of fixed maturity investments at March 31, 1997:

                                                          MARKET    AMOUNT REFLECTED    PERCENT
MATURITY                                                  VALUE     ON BALANCE SHEET   OF TOTAL
------------------------------------------------------  ----------  ----------------  -----------
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Due in one year or less...............................  $    3,415     $    3,415             .5%
Due after one year to 5 years.........................     102,478        102,478           14.5
Due after five years to 10 years......................     109,687        109,687           15.5
Due after 10 years....................................     211,160        211,160           29.9
Mortgage-backed securities............................     280,459        280,459           39.6
                                                        ----------       --------          -----
      Total...........................................  $  707,199     $  707,199          100.0%
                                                        ----------       --------          -----
                                                        ----------       --------          -----

    The following table summarizes the Company's investment results for the three months ended March 31, 1997 and the five years ended December 31, 1996, calculated on the mean of total investments as of the first and last day of each calendar quarter:


                                                                YEAR ENDED DECEMBER 31,
                            THREE MONTHS ENDED   -----------------------------------------------------
                              MARCH 31, 1997       1996       1995       1994       1993       1992
                            -------------------  ---------  ---------  ---------  ---------  ---------
                                                  (DOLLAR AMOUNTS IN THOUSANDS)
Total net investment
  income..................       $  12,614       $  38,933  $  30,055  $  22,975  $  22,371  $  20,208
Average annual pre-tax
  yield...................              6.5%           6.4%       6.4%       6.6%       7.8%       7.9%
Average annual after-tax
  yield...................              5.1%           4.8%       4.9%       5.4%       6.3%       6.2%
Effective federal income
  tax rate on total net
  investment income.......             24.8%          24.8%      23.7%      19.8%      19.3%      21.2%

RATINGS

    Insurance companies are rated by rating agencies to provide insurers and consumers meaningful information with respect to specific insurance companies. Frontier Insurance, Frontier Pacific, United Capitol and Regency currently are rated A- (Excellent) by A.M. Best, the fourth highest of A.M. Best's fifteen ratings designations. Lyndon Property and its two active life insurance subsidiaries are rated B++ (Very Good) by A.M. Best. In assigning a rating to an insurance company, A.M. Best performs both quantitative and qualitative evaluations. The quantitative component measures profitability, leverage/ capitalization and liquidity. The qualitative component measures spread of risk, quality and appropriateness of reinsurance, quality and diversification of assets, adequacy of loss reserves, adequacy of surplus, capital structure/holding company, management experience and objectives and market presence. Insurance companies assigned an "A" or "A-" rating by A.M. Best are companies which, in A.M. Best's opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have a strong ability to meet their obligations to policyholders over a long period of time. Insurance companies assigned a "B++" or "B+" rating by A.M. Best are companies which, in A.M. Best's opinion, have demonstrated very good overall performance when compared to the standards established by A.M. Best and have a good ability to meet their obligations to policyholders over a long period of time.

    In addition to their A.M. Best ratings, Frontier Insurance and Frontier Pacific have been given an A+ (Good) claims-paying ability rating by S&P. The "A" range (A+, A and A-) is the second highest of four ratings ranges within what S&P considers the "secure" category. An S&P claims-paying ability rating is S&P's opinion of an insurance company's financial capacity to meet the obligations of its insurance policies in accordance with their terms. Claims-paying ability ratings are assigned at the request of the insurance company. Ratings are based on current information furnished by the insurance company or obtained by S&P from other sources it considers reliable and on extensive quantitative and qualitative analysis, including consideration of ownership and support factors if applicable. Insurance companies assigned a claims-paying ability rating in the "A" range are believed by S&P to provide good financial security, but their capacity to meet policyholder obligations is somewhat susceptible to adverse economic and underwriting conditions.

REGULATION

    GENERAL

    The Insurance Subsidiaries are subject to varying degrees of regulation and supervision in the jurisdictions in which they transact business under statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation generally is designed to protect policyholders rather than investors and relates to such matters as the standards of solvency which must be met and maintained; the licensing of insurers and their agents; the nature of and examination of the affairs of insurance companies, which includes periodic market conduct examinations by the regulatory authorities; annual and other reports, prepared on a statutory accounting basis, required to be filed on the financial condition of insurers or for other purposes; establishment and maintenance of reserves for unearned premiums and losses; and requirements regarding numerous other matters. In general, the Insurance Subsidiaries must file all rates for insurance directly underwritten with the insurance department of each state in which they operate on an admitted basis; reinsurance generally is not subject to rate regulation.

    RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS

    State insurance statutes typically place limitations on the amount of dividends or other distributions payable by insurance companies in order to protect their solvency. New York, the jurisdiction of incorporation of Frontier Insurance, requires that dividends be paid only out of earned surplus and limits the annual amount payable without the prior approval of the New York Department of Insurance to the lesser of 10.0% of policyholders' surplus or 100.0% of adjusted net investment income. California, the jurisdiction of incorporation of Frontier Pacific, currently limits the annual amount of dividends payable without the prior approval of the California Insurance Department to the greater of 10.0% of policyholders' surplus at the end of the previous calendar year or 100.0% of net income for the previous calendar year. Wisconsin, North Carolina and Missouri, the jurisdictions of United Capitol, Regency and Lyndon Property, respectively, also have statutory restrictions on the payments of dividends. In addition, in connection with the Company's acquisition of United Capitol, the Office of the Commissioner of Insurance in Wisconsin has issued an order requiring United Capitol to seek regulatory approval of any dividend payment to shareholders.

    At March 31, 1997, $27.6 million was available for payment of dividends by the Insurance Subsidiaries. However, the Company's current policy is for its Insurance Subsidiaries to retain their capital for growth and not to pay any dividends.

    HOLDING COMPANY REGULATIONS

    The Company is subject to statutes governing insurance holding companies in various jurisdictions. Typically, such statutes require the Company to file information periodically with the state insurance regulatory authorities, including information concerning its capital structure, ownership, financial condition and general business operations. Under the terms of applicable state statutes, any person or entity desiring to purchase more than a specified percentage (commonly 10.0%) of the Company's outstanding voting securities is required to obtain regulatory approval for the purchase. Article 15 of the New York Insurance Law relating to holding companies, to which the Company is subject, requires, INTER ALIA, disclosure of transactions between Frontier Insurance and the Company or any of its subsidiaries, that such transactions satisfy certain standards, including that they be fair, equitable and reasonable and that certain material transactions be specifically non-disapproved by the New York Department of Insurance. Further, prior approval by such Department is required for affiliated sales, purchases, exchanges, loans or extensions of credit, or investments, which involve 5.0% or more of Frontier Insurance's admitted assets as of the preceding December 31st. The laws of California, Wisconsin, North Carolina and Missouri, applicable to Frontier Pacific, United Capitol, Regency and Lyndon Property, respectively, are substantially equivalent to the laws of New York with respect to insurance holding companies. Further, under the laws of Louisiana, any person acquiring 10.0% of the voting securities of the Company would be deemed to be in control of United General, the title insurance company in which the Company has a 33.3% equity interest and, accordingly, such acquisition would require approval from the Louisiana Commissioner of Insurance.

    NAIC OVERSIGHT OF INSURANCE COMPANIES


    The NAIC has established twelve financial ratios to assist state insurance departments in their oversight of the financial condition of insurance companies operating in their respective states. The NAIC calculates these ratios based on information submitted by insurers on an annual basis and shares the information with the applicable state insurance departments. The ratios relate to leverage, profitability, liquidity and loss reserve development. Frontier Insurance's percentage increase in surplus exceeded the acceptable range during 1995 and 1996 due to capital infusions by the Company of $45.0 million and $64.2 million, respectively, to fund projected growth and to retain Frontier Insurance's A- (Excellent) rating. In 1995, Frontier Insurance's estimated reserve deficiency to surplus ratio exceeded the acceptable range primarily as a result of reserve strengthening; in 1996, the estimated reserve deficiency to surplus ratio was within the acceptable range. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In their ongoing effort to improve solvency regulation, the NAIC and individual states have enacted certain laws and statutory financial statement reporting requirements. For example, NAIC rules require audit certification of statutory financial statements as well as actuarial certification of loss and LAE reserves therein. Other activities are focused on greater disclosure of an insurer's reliance on reinsurance and changes in its reinsurance programs, and tighter rules on accounting for certain overdue reinsurance.

    In 1994, the NAIC implemented a risk-based capital measurement formula to be applied to all property-casualty insurance companies, which calculates a minimum required statutory net worth, based on the underwriting, investment, credit loss reserve and other business risks applicable to the insurance company's operations. An insurance company that does not meet threshold risk-based capital measurement standards could be required to reduce the scope of its operations and ultimately could become subject to statutory receivership proceedings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulation."

    STATUTORY SURPLUS AND CAPITAL

    In connection with the licensing of insurance companies, insurance regulators may limit or prohibit the writing of new business by an insurance company within its jurisdiction when, in the regulator's judgment, the insurance company is not maintaining adequate statutory surplus and capital. The Company currently does not anticipate that any regulator would limit the amount of new business that its Insurance Subsidiaries may write as a result of their current levels of statutory surplus and capital.

    INVESTMENT REGULATION

    The Insurance Subsidiaries are subject to state laws and regulations that require diversification of investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture. As of March 31, 1997, the investments of the Insurance Subsidiaries complied with such laws and regulations in all material respects.

    GUARANTY FUNDS

    All fifty states have separate insurance guaranty fund laws requiring property and casualty insurance companies doing business within their respective jurisdictions to be members of their guaranty associations. These associations are organized to pay covered claims (as defined and limited by the various guaranty association statutes) under insurance policies issued by insolvent insurance companies. Such guaranty association laws, except in New York, create post-assessment associations which make assessments against member insurers to obtain funds to pay association covered claims after an insurer insolvency occurs. These associations levy assessments (up to prescribed limits) on all member insurers in the covered lines of business in that state. Maximum assessments required by law in any one year generally vary between 1% and 2% of annual premiums written by a member in that state. New York has a pre-assessment guaranty fund which makes assessments prior to an insolvency occurring. New Jersey, North Carolina and Pennsylvania have created, by statute, a separate guaranty association for workers' compensation business lines. Some states permit member insurers to recover assessments paid through surcharges on policyholders or through full or partial premium tax offsets, while other states permit recovery of assessments through the rate filing process.

    The property and casualty guaranty association assessments paid by Frontier Insurance, Frontier Pacific, United Capitol and Regency in the aggregate for the three months ended March 31, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994 were $159,000, $142,000, $949,000, $477,000, and $1.3 million, respectively.

    The Insurance Subsidiaries record guaranty assessments when such assessments are billed by the respective guaranty funds. In addition, each Insurance Subsidiary's policy is to accrue for any significant insolvencies when the loss is probable and the assessment amount can be reasonably estimated. In the case of most insurance insolvencies, the ability of each Insurance Subsidiary to reasonably estimate the insolvent insurer's liabilities or develop a meaningful range of the insolvent's liabilities is significantly impaired by inadequate financial data with respect to the estate of the insolvent company as supplied by the guaranty funds.

    Although the amount of any assessments applicable to guaranty funds cannot be predicted with certainty, the Company believes that future guaranty association assessments for insurer insolvencies will not have a material adverse effect on the liquidity or capital resources of the Insurance Subsidiaries.

    SHARED MARKETS

    As a condition of their respective licenses to do business, each of the Insurance Subsidiaries is required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements which provide various insurance coverages to individuals or other entities that are otherwise unable to purchase such coverage in the commercial insurance marketplace. Each Insurance Subsidiary's participation in such shared markets or pooling mechanisms is generally proportionate to the amount of that Insurance Subsidiary's direct writings for the type of coverage written by the specific pooling mechanism in the applicable state.

    Commercial automobile insurance and workers' compensation lines have mandatory pooling arrangements on a state-by-state basis for segments of the market that have difficulty finding coverage from insurers. The shared market mechanisms for providing commercial automobile coverages are generally assigned risk plans, reinsurance facilities and joint underwriting facilities. For workers' compensation, the pooling in each state is generally in the form of a reinsurance type arrangement with servicing carriers providing the policy services and claims handling services. The National Council of Compensation Insurance provides services for calculating member pooling of losses and expenses in 32 states, with the remainder of the states having their own independent servicing plans. Certain of the Insurance Subsidiaries participate in the Florida Hurricane Catastrophe Fund, a state-mandated catastrophe reinsurance fund. Commercial properties are also subject to pooled insurance on a small scale through the various Fair Access to Insurance Requirements Plans which exist in most states. To date, participation by the Insurance Subsidiaries in such mandatory pools and underwriting associations has not materially affected the Company's results of operations.

    The amount of future losses or assessments from the shared market mechanisms and pooling arrangements described above cannot be predicted with certainty. Although it is possible that future losses or assessments from such mechanisms and pooling arrangements could have a material adverse effect on results of operations, the Company does not expect future losses or assessments to have a material adverse effect on liquidity or capital resources of the Insurance Subsidiaries.

    POSSIBLE LEGISLATIVE AND REGULATORY CHANGES

    Several committees of Congress have made inquiries and conducted hearings as part of a broad study of the regulation of insurance companies and legislation has been introduced from time to time in Congress which, if enacted, could result in the federal government assuming some role in the regulation of the insurance industry.

    Although the federal government does not regulate the business of insurance directly, federal initiatives often affect the insurance business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include changes in environmental laws and tort reform.

    It is not possible to predict the outcome of any of the foregoing legislative or administrative activities or the potential effects thereof on the Company or its Insurance Subsidiaries. See "Risk Factors-- Regulation."

COMPETITION

    The property and casualty insurance business is highly competitive with respect to a number of factors, including overall financial strength of the insurer, ratings by rating agencies, premiums charged, policy terms and conditions, services offered, reputation and broker compensation. Although the Company's underwriting strategy is to achieve an underwriting profit by identifying niche markets and specialty insurance programs which it believes afford favorable opportunities for profitability due to limited potential competition, it nevertheless encounters competition from carriers engaged in insuring risks in the broader lines of business which encompass the niche markets or specialty programs, and such competition is expected to increase as the Company expands its operations. See "Risk Factors--Competition."

EMPLOYEES

    At June 30, 1997, the Company (including Lyndon) had approximately 920 full-time employees, 16 of whom are executive management, and approximately 50 part-time employees. The Company is not a party to any collective bargaining agreement and believes its relationship with its employees to be good.

PROPERTIES

    The Company owns a three-story office building at 195 Lake Louise Marie Road, Rock Hill, New York, in which its executive offices and insurance operations are located. A 50,000 square foot addition is under construction and is anticipated to be completed in September 1997. The Company also owns a one-story building in Rock Hill, New York, which it uses for storage and a portion of which is rented, and an airplane for which it leases facilities at a local airport.


    The Company leases office space at twelve locations in seven states at an aggregate monthly rental of approximately $133,000. In addition, Lyndon leases office space at five locations in four states at an aggregate monthly rental of approximately $35,000.


    The Company believes that upon completion of the addition at Rock Hill, New York, it will have adequate space for expansion of its existing operations.

                                   MANAGEMENT

    The following table lists each director and each executive officer of the Company, together with his age and office(s) held:


                  NAME                         AGE                       OFFICE
-----------------------------------------  -----------  -----------------------------------------
Walter A. Rhulen.........................          65   Chairman of the Board, President and
                                                          Chief Executive Officer
Harry W. Rhulen..........................          33   Executive Vice President, Chief Operating
                                                          Officer and Director
Peter H. Foley...........................          50   Executive Vice President
Thomas J. Dietz..........................          55   Vice President
James E. Kroh............................          53   Vice President--Human Resources
Mark H. Mishler..........................          38   Vice President--Treasurer and Chief
                                                          Financial Officer
Richard F. Seyffarth.....................          49   Vice President--Chief Investment Officer
Peter L. Rhulen..........................          58   Director
Lawrence E. O'Brien......................          56   Director
Douglas C. Moat..........................          65   Director
Alan Gerry...............................          68   Director


    WALTER A. RHULEN has been the Chairman of the Board, President and Chief Executive Officer of the Company since commencement of its operations in July 1986 and the President of Frontier Insurance since 1976. Mr. Rhulen was also the President of Rhulen Agency, a position he held for more than 22 years, which office he resigned in 1986. Mr. Rhulen has more than 40 years experience in the insurance business.

    HARRY W. RHULEN was elected Executive Vice President of the Company in October 1996, and Chief Operating Officer and a director in May 1997. Prior thereto, Mr. Rhulen had been a Vice President of the Company since June 1990 and an employee of the Company since June 1989.


    PETER H. FOLEY was elected Executive Vice President of the Company in October 1996, and prior thereto had been a Vice President of the Company since May 1995. Prior to joining the Company, Mr. Foley served as Vice President of Aegis Security Insurance Company from September 1993 to June 1995, Executive Vice President and co-founder of Connecticut Surety Insurance Company from May 1993 to September 1993, and Senior Vice President of E.W. Blanch, Inc. from November 1991 to May 1993. Mr. Foley has served in various executive officer positions in the insurance industry for more than 22 years, and has served as principal of his own consulting firm.


    THOMAS J. DIETZ has been a Vice President of the Company since July 1990 and President of Med Pro since its inception in 1986. For more than five years prior thereto, Mr. Dietz was a Vice President of Medical Quadrangle, Inc., an insurance agency which acted as a broker to the Company through February 1987. Mr. Dietz, has more than 28 years of experience in the insurance business.

    JAMES E. KROH was elected Vice President--Human Resources of the Company in May 1996, and joined the Company as an employee in 1995. Prior to joining the Company, Mr. Kroh served in excess of five years as Vice President for PHICO Insurance Company.

    MARK H. MISHLER was elected Vice President--Treasurer and Chief Financial Officer of the Company in May 1997. Prior thereto, Mr. Mishler had been Vice President--Finance and Treasurer of the Company since October 1996, having joined the Company in 1987. Mr. Mishler has more than 15 years experience in the insurance business.



    RICHARD F. SEYFFARTH was elected Vice President and Chief Investment Officer in May 1997, having joined the Company in 1996. Prior thereto, Mr. Seyffarth served as Vice President of Home Insurance Company for over seven years.



    PETER L. RHULEN has been a director of the Company since commencement of its operations in August 1986 and a member of the Audit Commitee since May 1997. Mr. Rhulen was formerly Vice Chairman of Markel/Rhulen, a position he held from October 1989 to September 1992, and now acts as an independent insurance consultant. Mr. Rhulen is also Vice Chairman of the Board and President of RAI Partners, Inc. (formerly Rhulen Agency), a firm of which he had been an executive officer for more than 25 years.


    LAWRENCE E. O'BRIEN has been a director of the Company and a member of the Audit Committee since June 1990. Mr. O'Brien, a CPCU, is the President of O'Brien Management Company, Inc., an insurance consulting firm, a position he has held since January 1988, and co-founder and a director of Underwriter Management Associates, a managing general insurance agency with which he had been associated since its inception in 1983 until its sale in September 1990. From 1976 to 1987, Mr. O'Brien was Executive Vice President of Associated Risk Managers, a New York statewide affiliation of independent insurance agents marketing specialized insurance programs.

    DOUGLAS C. MOAT has been a director of the Company and a member of the Audit Committee since August 1994. Mr. Moat is Chairman of the Manhattan Group, Inc., an insurance and financial services firm. Mr. Moat has over 40 years' experience in insurance and financial services sales and management, including 13 years as a private consultant. During his career, he has held positions as Executive Vice President, The Home Group; Director--Financial Services Corporate Staff, ITT Corp.; Vice President, USLIFE Corp., and President of USLIFE's mutual fund subsidiary; and Vice President, The Glens Falls Group and the National Life Assurance Company of Canada. Mr. Moat is a member of the New York Bar Association, serves on several insurance and banking committees, and writes and speaks extensively on insurance topics, often acting as an expert witness.

    ALAN GERRY was elected a director of the Company in March 1996. Mr. Gerry is the founder of Cablevision Industries Corporation, the eighth largest multiple cable system operator in the United States and was its Chairman of the Board and Chief Executive Officer until its merger with Time Warner Entertainment in January 1996. Mr. Gerry is a member of the Board of Directors of Time Warner Entertainment, the National Cable Television Association, and C-SPAN. He was a founding member of the Board of the Cable Alliance for Education and is a past President of the New York State Cable Television Association.

                            ------------------------

    Messrs. Walter A. Rhulen and Peter L. Rhulen are brothers and Mr. Harry W. Rhulen is the son of Mr. Walter A. Rhulen.

    All directors hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Officers are elected annually and serve at the pleasure of the Board of Directors, subject to rights, if any, under contracts of employment.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has appointed an Audit Committee, a Compensation Committee and an Incentive and Non-Incentive Stock Option Committee. The Audit Committee, comprised of three independent directors, Messrs. Lawrence E. O'Brien, Douglas C. Moat and Peter L. Rhulen, meets with the Company's independent auditors to review the scope of their annual audit, the adequacy of the Company's system of internal controls, and the sufficiency of its financial reporting. The Compensation Committee, comprised of three independent directors, Messrs. O'Brien, Moat and Gerry, establishes the compensation program for Mr. Walter A. Rhulen, who is the Company's President, Chief Executive Officer and Chairman of the Board, and recommends to the Board of Directors, in consultation with Mr. Walter A. Rhulen, a general compensation program for all officers. The Incentive and Non-Incentive Stock Option Committee selects optionees and option terms in accordance with the Company's stock option plans. The Company does not have a standing nominating committee.

COMPENSATION OF DIRECTORS

    The Company pays each director, other than executive officers, an annual retainer of $24,000, plus reimbursement of expenses, and each director who serves as a member of the Audit Committee an additional retainer of $2,000, plus reimbursement of expenses.

EMPLOYMENT AGREEMENTS

    Mr. Walter A. Rhulen is employed under an agreement with the Company effective January 1, 1993 and expiring December 31, 1997, which provides for annual base compensation of $500,000 plus an annual bonus in the event the Company's earnings per share before extraordinary items ("EPS") exceeds its highest EPS during the five preceding years by at least 10.0%. In such event, Mr. Rhulen's bonus shall be $50,000, plus a multiple of $30,000 for each percentage point or fraction thereof by which the Company's EPS for the year exceeds the 10.0% threshold.

    In addition, in 1993, Mr. Walter A. Rhulen was granted an option to purchase the present equivalent of 825,000 shares of Common Stock at the present equivalent of $22.73 per share. On the date the option was granted, the closing price of the Common Stock on the NYSE was the present equivalent of $13.58.

    The Company is the beneficiary of a $5.0 million "keyman" life insurance policy on the life of Mr. Walter A. Rhulen.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of June 30, 1997 the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially five percent or more of such shares, (ii) each director, (iii) certain executive officers of the Company (Messrs. Walter A. Rhulen, Thomas J. Dietz, Harry W. Rhulen, Peter H. Foley, and Mark H. Mishler), and (iv) all directors and executive officers as a group, together with their respective percentage ownership of the outstanding shares:


                                                                          AMOUNT AND NATURE OF
                                                                          BENEFICIAL OWNERSHIP
                                                             ----------------------------------------------
                                                             CURRENTLY      ACQUIRABLE        PERCENT OF
NAME AND ADDRESS                                               OWNED     WITHIN 60 DAYS(1)    OUTSTANDING
-----------------------------------------------------------  ----------  -----------------  ---------------
Walter A. Rhulen (2).......................................   2,154,998(3)             --            7.3%
Peter L. Rhulen (2)........................................   1,813,500(4)             --            6.2%
Lawrence E. O'Brien........................................      68,784           2,750            *
Douglas C. Moat............................................       8,526           2,750            *
Alan Gerry.................................................          --           2,750            *
Thomas J. Dietz............................................     135,258         148,500              1.0%
Harry W. Rhulen............................................     177,104(5)        214,446(6)          1.3%
Peter H. Foley.............................................       1,970           6,576            *
Mark H. Mishler............................................          --           6,380            *
Estate of Jesse M. Farrow (2)..............................   1,694,902              --              5.8%
Denver Investment Advisors, LLC............................   2,437,452(7)             --            8.3%
  1225--17th Street, 26th Floor
  Denver, CO 80202
Wellington Management Company..............................   2,278,142(8)             --            7.7%
  75 State Street
  Boston, MA 02109
All directors and executive officers.......................   4,360,140         384,152             16.1%
  as a group (9 persons)


------------------------

*   Less than 1.0%

(1) Reflects number of shares of Common Stock acquirable upon exercise of options.

(2) Address is 195 Lake Louise Marie Road, Rock Hill, NY 12775-8000.

(3) Does not include 9,222 shares of Common Stock owned by the wife of Mr. Walter A. Rhulen, the beneficial ownership of which Mr. Rhulen disclaims.

(4) Does not include 490,782 shares, 26,432 shares, 22,810 shares and 25,300 shares, respectively, of Common Stock owned by two children of Mr. Peter L. Rhulen, Mr. Rhulen's spouse, The Eileen and Peter Rhulen Foundation, Inc. for which Mr. Rhulen acts as President, and a charitable foundation for which Mr. Rhulen acts as trustee. Mr. Rhulen disclaims beneficial ownership of such shares.

(5) Includes 8,076 and 1,054 shares owned by a daughter and son of Mr. Harry W. Rhulen, respectively, for whom he acts as custodian under the Uniform Gifts to Minors Act. Does not include 14,220 shares of Common Stock owned by Mr. Rhulen's wife, as to which Mr. Rhulen disclaims beneficial ownership.

(6) Includes 206,250 shares purchasable at $22.73 per share upon exercise of options granted to Mr. Walter A. Rhulen, his father, and given to Mr. Harry
    W. Rhulen by his father.

(7) Information is from Schedule 13G, dated February 10, 1997, filed by Denver Investment Advisors, LLC, which reflects shared dispositive power with respect to 2,437,452 shares.

(8) Information is from a Schedule 13G, dated January 24, 1997, filed by Wellington Management Company, which reflects shared dispositive power with respect to 2,278,142 shares.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $.01 par value.

COMMON STOCK

    Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally, including the election of directors. Subject to the rights of holders of preferred stock, the holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities of the Company, subject to the rights of holders of preferred stock. The holders of the Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company.

PREFERRED STOCK

    The Company's Certificate of Incorporation, as amended, authorizes the Board of Directors of the Company (without stockholder approval) to, among other things, issue shares of preferred stock from time to time in one or more series, each series to have such designations, preferences, relative, participating, optional and other special rights, and qualifications, limitations or restrictions (which may differ with respect to each series), as the Board of Directors may fix by resolution.

LIMITATION ON DIRECTORS' LIABILITY


    The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company's stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as amended from time to time, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under the federal securities laws.


TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company, New York, New York is the transfer agent and registrar for the Common Stock.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the purchase agreement (the "Purchase Agreement") among the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the aggregate number of shares of Common Stock set forth opposite its name below.

             UNDERWRITERS                                                                        NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.........................................................................
Donaldson, Lufkin & Jenrette Securities Corporation............................................
Oppenheimer & Co., Inc.........................................................................
Smith Barney Inc...............................................................................
Stephens Inc...................................................................................
                                                                                                 -----------------
          Total................................................................................       4,000,000
                                                                                                 -----------------
                                                                                                 -----------------

    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Donaldson, Lufkin & Jenrette Securities Corporation, Oppenheimer & Co., Inc., Smith Barney Inc. and Stephens Inc. are acting as representatives (the "Representatives") of the several Underwriters.

    In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Common Stock being sold pursuant to such Agreement if any of the Common Stock being sold pursuant to such Agreement are purchased. The Purchase Agreement provides that in the event of a default by an Underwriter, the purchase commitments of non-defaulting Underwriters may in certain circumstances be increased.

    The Underwriters propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a
concession not in excess of $      per share. The Underwriters may allow, and
such dealers may re-allow, a discount not in excess of $      per share to
certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

    The Company has granted to the Underwriters an option to purchase up to an aggregate of 600,000 additional shares of Common Stock exercisable for 30 days after the date hereof, to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such Common Stock that the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the total number of shares of Common Stock initially offered to the Underwriters hereby.

    The Company and certain officers and directors of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Merrill Lynch. Upon the consummation of the Offering, it is expected that such
lock-up agreements will cover an aggregate of approximately           shares of
Common Stock. There are no known formal or informal plans, arrangements, agreements or understandings regarding any intention to seek the consent of Merrill Lynch to release any of the foregoing restrictions at this time. It is generally the policy of Merrill Lynch to review any such requested consent on a case by case basis in light of the applicable circumstances.

    The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Underwriters do not intend to confirm sales of the shares of Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    Until the distribution of the Common Stock to be sold in the Offering is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the shares of Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the initial resale of the Shares to be sold in the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Underwriters may reduce such short position by purchasing shares of Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock they may reclaim the amount of the selling concession from the Underwriters and selling group members who initially resold such shares.

    In general, purchases of a security for the purpose of stabilization to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    This Offering is being made pursuant to the provisions of Section 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

    Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that any transaction described above may have on the price of the Common Stock. In addition, neither the Company nor any Underwriter makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Epstein Becker & Green, P.C., New York, New York. Members of Epstein Becker & Green, P.C., own an aggregate of 68,000 shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS


    The consolidated financial statements (including schedules incorporated by reference) of the Company at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing or incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein or incorporated by reference in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The consolidated financial statements of Lyndon at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon incorporated by reference in this Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Ernst & Young LLP, Independent Auditors..........................................................        F-2
Consolidated Balance Sheets--December 31, 1996 and 1995....................................................        F-3
Consolidated Statements of Income--Years Ended December 31, 1996, 1995 and 1994............................        F-5
Consolidated Statements of Shareholders' Equity--Years Ended December 31, 1996, 1995 and 1994..............        F-6
Consolidated Statements of Cash Flows--Years Ended December 31, 1996, 1995 and 1994........................        F-7
Notes to Consolidated Financial Statements.................................................................        F-8
Supplemental Data--Quarterly Results of Operations (Unaudited).............................................       F-30
Unaudited Consolidated Financial Statements:
Consolidated Balance Sheets (Unaudited)--March 31, 1997 and December 31, 1996..............................       F-31
Consolidated Statements of Income (Unaudited)--Three Months Ended March 31, 1997 and 1996..................       F-33
Consolidated Statements of Cash Flows (Unaudited)--Three Months Ended March 31, 1997 and 1996..............       F-34
Notes to Consolidated Financial Statements (Unaudited).....................................................       F-35

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Frontier Insurance Group, Inc.

    We have audited the accompanying consolidated balance sheets of Frontier Insurance Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frontier Insurance Group, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    As described in Note B to the consolidated financial statements, effective January 1, 1994, the Company adopted Financial Accounting Standards Board Statement 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                          /S/ Ernst & Young LLP

New York, New York
July 14, 1997

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                           ASSETS
                                                                            DECEMBER 31
                                                                        --------------------

                                                                          1996       1995
                                                                        ---------  ---------
Investments--Note H:
Securities, available for sale--at fair value:
  Fixed maturities (amortized cost: 1996--$680,281; 1995--$510,056)...  $ 685,277  $ 521,402
  Equity securities (cost: 1996--$13,871; 1995--$20,132)..............     16,271     21,024
Short-term investments................................................    133,835      7,353
Investment in limited liability corporation...........................      2,937      2,935
                                                                        ---------  ---------
      TOTAL INVESTMENTS...............................................    838,320    552,714

Cash..................................................................      8,332      5,115
Agents' balances due, less allowances for doubtful accounts
  (1996--$2,225; 1995--$3,346)........................................     50,558     25,779
Premiums receivable from insureds, less allowances for doubtful
  accounts (1996--$60; 1995--$45).....................................     26,225     24,177
Net reinsurance recoverables, less allowances for possible
  uncollectible amounts (1996--$517; 1995--$115)--Notes D and N.......    192,569     76,955
Accrued investment income.............................................      9,364      7,458
Federal income taxes recoverable......................................      3,987        217
Deferred policy acquisition costs.....................................     32,871     18,797
Deferred federal income tax asset--Note E.............................     27,620     23,627
Home office building, property and equipment--at cost, less
  accumulated depreciation and amortization (1996--$11,184;
  1995--$7,679).......................................................     37,167     29,668
Intangible assets, less accumulated amortization (1996--$3,808;
  1995--$2,370).......................................................     11,738      3,082
Other assets..........................................................      7,656      5,759
                                                                        ---------  ---------
      TOTAL ASSETS....................................................  $1,246,407 $ 773,348
                                                                        ---------  ---------
                                                                        ---------  ---------

              See notes to the consolidated financial statements.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                            LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                            DECEMBER 31
                                                                        --------------------

                                                                          1996       1995
                                                                        ---------  ---------
LIABILITIES
  Policy liabilities--Notes C and D:
    Unpaid losses.....................................................  $ 429,506  $ 309,164
    Unpaid loss adjustment expenses...................................    109,567     58,272
    Unearned premiums.................................................    185,728    107,282
                                                                        ---------  ---------
      TOTAL POLICY LIABILITIES........................................    724,801    474,718

Funds withheld under reinsurance contracts--Note N....................     64,065     28,226
Cash dividend payable to shareholders.................................      1,904      1,568
Note payable--Note F..................................................                25,000
Other liabilities.....................................................     20,110     14,103
                                                                        ---------  ---------
      TOTAL LIABILITIES...............................................    810,880    543,615

COMMITMENTS AND CONTINGENCIES--Notes L and O

GUARANTEED PREFERRED BENEFICIAL INTEREST IN COMPANY'S CONVERTIBLE
  SUBORDINATED DEBENTURES--Note M.....................................    166,953

SHAREHOLDERS' EQUITY--Notes A, G, I, J, and O
  Preferred stock, par value $.01 per share; authorized and unissued--
    1,000,000 shares
  Common stock, par value $.01 per share; (shares authorized: 1996--
    50,000,000; 1995--20,000,000, shares issued: 1996--29,379,104;
    1995-- 26,125,002)................................................        294        260
  Additional paid-in capital..........................................    221,837    167,457
  Net unrealized gains--Note H........................................      4,807      7,955
  Retained earnings...................................................     42,424     54,849
                                                                        ---------  ---------
      SUBTOTAL........................................................    269,362    230,521

Less treasury stock--at cost (1996--91,080 shares; 1995--82,800
  shares).............................................................        788        788
                                                                        ---------  ---------
      TOTAL SHAREHOLDERS' EQUITY......................................    268,574    229,733
                                                                        ---------  ---------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......................  $1,246,407 $ 773,348
                                                                        ---------  ---------
                                                                        ---------  ---------

              See notes to the consolidated financial statements.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        YEAR ENDED DECEMBER 31
                                                                                  ----------------------------------
                                                                                     1996        1995        1994
                                                                                  ----------  ----------  ----------
REVENUES--Note D
  Premiums written..............................................................  $  402,799  $  264,314  $  198,892
  Premiums ceded................................................................     (90,936)    (43,557)    (11,604)
                                                                                  ----------  ----------  ----------
      NET PREMIUMS WRITTEN......................................................     311,863     220,757     187,288
  Increase in net unearned premiums.............................................     (45,874)    (24,537)    (30,533)
                                                                                  ----------  ----------  ----------
      NET PREMIUMS EARNED.......................................................     265,989     196,220     156,755
  Net investment income.........................................................      37,226      30,035      24,453
  Realized capital gains (losses)...............................................       1,707          20      (1,478)
                                                                                  ----------  ----------  ----------
      TOTAL NET INVESTMENT INCOME--Note H.......................................      38,933      30,055      22,975
  Gross claims adjusting income--Note B.........................................          55         130         255
                                                                                  ----------  ----------  ----------
      TOTAL REVENUES............................................................     304,977     226,405     179,985
EXPENSES
  Losses--Notes C and D.........................................................      97,058      89,422      84,777
  Loss adjustment expenses--Notes C and D.......................................      58,933      29,833      26,141
  Amortization of policy acquisition costs--Note B..............................      57,540      42,258      30,463
  Underwriting and other expenses...............................................      30,540      20,717      17,274
  Minority interest in income of consolidated subsidiary trust--Note M..........       2,277
  Interest expense--Note F......................................................       1,970         895
                                                                                  ----------  ----------  ----------
      TOTAL EXPENSES............................................................     248,318     183,125     158,655
                                                                                  ----------  ----------  ----------
INCOME BEFORE INCOME TAXES......................................................      56,659      43,280      21,330
Income taxes--Note E
  State.........................................................................         723       1,173         554
  Federal.......................................................................      15,869      10,896       3,796
                                                                                  ----------  ----------  ----------
      TOTAL INCOME TAXES........................................................      16,592      12,069       4,350
                                                                                  ----------  ----------  ----------
        NET INCOME..............................................................  $   40,067  $   31,211  $   16,980
                                                                                  ----------  ----------  ----------
                                                                                  ----------  ----------  ----------
PER SHARE DATA--Notes B and O
  Primary earnings per common share.............................................  $     1.39  $     1.09  $      .60
                                                                                  ----------  ----------  ----------
                                                                                  ----------  ----------  ----------
  Fully diluted earnings per common share.......................................  $     1.37  $     1.08  $      .59
                                                                                  ----------  ----------  ----------
                                                                                  ----------  ----------  ----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  (in thousands):
  Primary.......................................................................      28,906      28,626      28,582
  Fully diluted.................................................................      30,438      28,810      28,802

              See notes to the consolidated financial statements.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                      THREE YEARS ENDED DECEMBER 31, 1996

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            NET UNREALIZED
                                                              ADDITIONAL    GAINS(LOSSES)
                                                   COMMON       PAID-IN     ON SECURITIES     RETAINED    TREASURY       TOTAL
                                                    STOCK       CAPITAL    AVAILABLE-FOR-SALE  EARNINGS    STOCK     SHAREHOLDERS'
                                                 -----------  -----------  ----------------  ----------  ----------  -------------
Balances at January 1, 1994....................   $     172   $   166,577     $       55     $   18,890               $   185,694
Add (deduct):
  Net income...................................                                                  16,980                    16,980
  Expenses associated with 1993 issuance of
    2,816,000 shares of common stock...........                       (47)                                                    (47)
  Common stock split (3 for 2).................          86           (86)
  Purchase of 70,800 shares as treasury
    stock......................................                                                          $     (654)         (654)
  Stock options exercised......................           2           635                                                     637
  Cumulative effect of change in accounting
    principle--Note B..........................                                    3,651                                    3,651
  Net unrealized losses on securities
    available-for-sale (net of tax)............                                  (10,013)                                 (10,013)
  Cash dividends paid and accrued ($.23 per
    share).....................................                                                  (5,984)                   (5,984)
                                                 -----------  -----------       --------     ----------  ----------  -------------
Balances at December 31, 1994..................         260       167,079         (6,307)        29,886        (654)      190,264
                                                 -----------  -----------       --------     ----------  ----------  -------------
Add (deduct):
  Net income...................................                                                  31,211                    31,211
  Purchase of 12,000 shares as treasury
    stock......................................                                                                (134)         (134)
  Stock options exercised......................                       378                                                     378
  Transfer of securities to available-for-sale
    (net of tax)--Note B.......................                                    2,753                                    2,753
  Net unrealized gains on securities
    available-for-sale (net of tax)............                                   11,509                                   11,509
  Cash dividends paid and accrued ($.24 per
    share).....................................                                                  (6,248)                   (6,248)
                                                 -----------  -----------       --------     ----------  ----------  -------------
Balances at December 31, 1995..................         260       167,457          7,955         54,849        (788)      229,733
                                                 -----------  -----------       --------     ----------  ----------  -------------
Add (deduct):
  Net income...................................                                                  40,067                    40,067
  Common stock dividend (10%)..................          28        45,208                       (45,236)
  Stock options exercised......................           2         1,101                                                   1,103
  Issuance of 476,174 shares of common stock...           4         8,071                                                   8,075
  Net unrealized losses on securities
    available-for-sale (net of tax)............                                   (3,148)                                  (3,148)
  Cash dividends paid and accrued ($.25 per
    share).....................................                                                  (7,256)                   (7,256)
                                                 -----------  -----------       --------     ----------  ----------  -------------
Balances at December 31, 1996..................   $     294   $   221,837     $    4,807     $   42,424  $     (788)  $   268,574
                                                 -----------  -----------       --------     ----------  ----------  -------------
                                                 -----------  -----------       --------     ----------  ----------  -------------

              See notes to the consolidated financial statements.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31
                                                                             -------------------------------------
                                                                                1996         1995         1994
                                                                             -----------  -----------  -----------
OPERATING ACTIVITIES
  Net income...............................................................  $    40,067  $    31,211  $    16,980
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Increase in policy liabilities.......................................      145,636       80,857       63,274
      Decrease (increase) in reinsurance balances..........................      (35,473)       5,403       15,619
      Increase in agents' balances and premiums receivable.................      (21,402)      (8,825)      (6,950)
      Increase in deferred policy acquisition costs........................      (14,366)      (5,584)      (6,393)
      Increase in accrued investment income................................       (1,369)      (2,380)        (161)
      Deferred income tax expense (benefit)................................        2,279         (175)      (5,162)
      Depreciation and amortization........................................        3,687        2,384          305
      Realized capital losses (gains)......................................       (1,707)         (20)       1,478
      Other................................................................         (895)       2,110        2,871
                                                                             -----------  -----------  -----------
        NET CASH PROVIDED BY
          OPERATING ACTIVITIES.............................................      116,457      104,981       81,861
INVESTING ACTIVITIES
  Proceeds from sales of fixed maturities available-for-sale...............      129,523       46,650       26,245
  Proceeds from sales of fixed maturities held-to-maturity.................                    12,534
  Proceeds from calls, paydowns and maturities of fixed maturities
    available-for-sale.....................................................      191,888       77,999       25,250
  Proceeds from calls, paydowns and maturities of fixed maturities
    held-to-maturity.......................................................                    33,783       19,175
  Proceeds from sales of equity securities.................................       15,256       36,465       63,200
  Purchases of fixed maturities available-for-sale.........................     (430,713)    (294,379)     (35,994)
  Purchases of fixed maturities held-to-maturity...........................                   (33,327)    (109,127)
  Purchases of equity securities...........................................       (5,533)      (4,559)     (68,783)
  Purchases of wholly-owned subsidiaries, net of cash acquired.............      (28,996)
  Net (purchases) sales of short-term investments..........................     (108,889)       5,534        4,001
  Additions to home office building........................................       (1,178)      (2,568)      (2,191)
  Purchases of property and equipment......................................       (9,431)        (328)        (996)
  Proceeds from sales of property and equipment............................          438
  Purchase of renewal rights...............................................           (8)        (633)      (3,427)
  Investment in limited liability corporation..............................           (2)      (2,400)
                                                                             -----------  -----------  -----------
        NET CASH USED IN
          INVESTING ACTIVITIES.............................................     (247,645)    (125,229)     (82,647)
FINANCING ACTIVITIES
  Proceeds from guaranteed preferred beneficial interest in Company's
    convertible subordinated debentures....................................      166,914
  Proceeds from borrowings.................................................        7,100       25,000
  Repayment of borrowings..................................................      (33,792)
  Issuance of common stock.................................................        1,103          378          590
  Cash dividends paid......................................................       (6,920)      (6,243)      (5,717)
  Purchase of treasury stock...............................................                      (134)        (654)
                                                                             -----------  -----------  -----------
        NET CASH PROVIDED BY (USED IN)
          FINANCING ACTIVITIES.............................................      134,405       19,001       (5,781)
                                                                             -----------  -----------  -----------
        INCREASE (DECREASE) IN CASH........................................        3,217       (1,247)      (6,567)
          Cash at beginning of year........................................        5,115        6,362       12,929
                                                                             -----------  -----------  -----------
        CASH AT END OF YEAR................................................  $     8,332  $     5,115  $     6,362
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

              See notes to the consolidated financial statements.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--OPERATIONS AND ACQUISITIONS

    Frontier Insurance Group, Inc., and its subsidiaries (the "Company"), is principally a specialty property and casualty insurer operating in 50 states. The Company's principal lines of business are medical malpractice, general liability, surety, and commercial earthquake accounting for approximately 34.6%, 28.2%, 16.2% and 4.1% of gross premiums written in 1996, respectively. The medical malpractice programs are marketed principally through the Company's wholly-owned subsidiary, Medical Professional Liability Agency, Ltd ("Med Pro"). The Company also has a bail bond program, which is marketed through Douglass/Frontier LLC, a fifty percent owned entity (see below). The Company's remaining lines of business are marketed primarily through independent agents.


    In April 1994, the Company completed the acquisition of certain assets of SDIA, Inc. ("SDIA") constituting that company's California license and permit bond insurance agency business for $3,200,000 and entered into a five-year consulting agreement with the owner/principal. This acquisition was accounted for as a purchase. The purchase price of $3,200,000 exceeded by the same amount the net book value of the business acquired.


    In May 1995, the Company and R. Spencer Douglas III ("Douglass") formed a California limited liability corporation, Douglass/Frontier LLC ("Douglass/Frontier"), a bail bond insurance agency. The Company made an initial cash investment of $2,400,000, and Douglass contributed the assets and liabilities of his wholly owned existing bail bond agency. The Company and Douglass share equally in the ownership of Douglass/Frontier. All of the Company's bail bond business is written through Douglass/Frontier and for the years ended December 31, 1996 and 1995, was approximately $7,608,000 and $4,800,000, respectively. At December 31, 1996 and 1995, Douglass/Frontier had premium balances due the Company in the normal course of business of $2,358,000 and $1,271,000, and notes payable to the Company of $3,291,000 and $212,000, respectively. At December 31, 1996, the Company had an interest of $537,000 in the undistributed earnings of Douglass/Frontier.

    In December 1995, the Company purchased certain assets from Bankers Multiple Line Insurance Company ("BMLIC") constituting BMLIC's realtors' errors and omissions ("Realtors' E & O") business for $400,000. The purchase agreement provides that, if certain conditions cease to exist in future years, the purchase price may be reduced. In addition, the Company was paid approximately $8,000,000 to assume BMLIC's obligations under its existing Realtors' E & O policies consisting of $2,287,000 of unearned premium reserves and $5,713,000 of undiscounted loss and loss adjustment expense ("LAE") reserves at the acquisition date. The Company's maximum liability relative to its assumption of the loss and LAE reserves is $7,141,000 with BMLIC retaining the liability for any losses in excess of this amount. During 1996, the Company earned the previously assumed unearned premiums and paid $3,948,000 in losses and LAE, and at December 31, 1996 holds related reserves of $1,765,000.

    In May 1996, the Company completed the acquisition of United Capitol Holding Company ("United Capitol Holding") and its wholly-owned subsidiaries, United Capitol Insurance Company ("United Capitol"), United Capitol Managers, Inc. (renamed Olympic Underwriting Managers, Inc.) and Fischer Underwriting Group, Inc., for $31,020,000, which exceeded the fair value of the net assets acquired by approximately $7,700,000. From its headquarters in Atlanta, Georgia, these entities underwrite specialty risks such as asbestos abatement, environmental liability and directors' and officers' liability. This acquisition was accounted for as a purchase.

    In September 1996, the Company completed the acquisition of Regency Insurance Company ("Regency") and Emrol Installment Premium Discount, Inc. ("Emrol") in exchange for 476,174 shares of

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE A--OPERATIONS AND ACQUISITIONS (CONTINUED) the Company's Common Stock, which had a market value per share of $16.96 on June 11, 1996, the effective date of the agreement. The purchase price, which is inclusive of $221,000 of capitalized acquisition costs, exceeded the fair value of the net assets acquired by approximately $2,400,000. Regency, an underwriter of non-standard automobile insurance is located in Charlotte, North Carolina. Emrol finances premiums primarily for policyholders of Regency. This acquisition was accounted for as a purchase.

    The assets acquired, liabilities assumed and the related goodwill of the companies purchased in 1996, are summarized in the following table (in thousands):

                                                         UNITED
                                                         CAPITOL     REGENCY AND
                                                         HOLDING        EMROL       TOTAL
                                                      -------------  -----------  ----------
Purchase Price......................................    $  31,020     $   8,296   $   39,316
Assets acquired:
  Invested assets...................................       74,966         4,168       79,134
  Other assets......................................       49,797        11,833       61,630
                                                      -------------  -----------  ----------
Total assets acquired...............................      124,763        16,001      140,764
Liabilities assumed:
  Unpaid losses and LAE.............................       84,823         4,163       88,986
  Other liabilities.................................       16,604         5,944       22,548
                                                      -------------  -----------  ----------
Total liabilities assumed...........................      101,427        10,107      111,534
                                                      -------------  -----------  ----------
Net assets acquired.................................       23,336         5,894       29,230
                                                      -------------  -----------  ----------
Excess of purchase price over net assets acquired...    $   7,684     $   2,402   $   10,086
                                                      -------------  -----------  ----------
                                                      -------------  -----------  ----------

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE A--OPERATIONS AND ACQUISITIONS (CONTINUED)
    The following schedule summarizes the Company's pro forma unaudited results of operations for the years ended December 31, 1996 and 1995, assuming the purchase of United Capitol Holding, Regency and Emrol had been consummated as of January 1, 1995 (in thousands, except per share data):

                                                                     YEAR ENDED DECEMBER 31
                                                                     ----------------------
                                                                        1996        1995
                                                                     ----------  ----------

                                                                          (UNAUDITED)
Net premiums earned................................................  $  271,452  $  214,347
Net investment income (including net capital gains and losses).....      41,385      33,831
Other revenues.....................................................          55         130
                                                                     ----------  ----------
    Total revenues.................................................     312,892     248,308
Losses and LAE.....................................................     158,963     130,068
Amortization of policy acquisition costs...........................      57,248      43,489
Underwriting and other expenses....................................      32,615      25,991
Minority interest in income of consolidated subsidiary trust.......       2,277
Interest expense...................................................       1,970         895
                                                                     ----------  ----------
    Total expenses.................................................     253,073     200,443
                                                                     ----------  ----------
Income before income taxes.........................................      59,819      47,865
Income tax expense.................................................      17,831      13,317
                                                                     ----------  ----------
    Net income.....................................................  $   41,988  $   34,548
                                                                     ----------  ----------
                                                                     ----------  ----------
Per share data:
  Primary earnings per common share................................  $     1.44  $     1.19
                                                                     ----------  ----------
                                                                     ----------  ----------
  Fully diluted earnings per common share..........................  $     1.41  $     1.18
                                                                     ----------  ----------
                                                                     ----------  ----------

    The foregoing pro forma financial information has been prepared for informational purposes only and includes certain adjustments relating to investment income, amortization of goodwill, and also for 1995, loss and other expenses, together with the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been consummated on the assumed dates.

    The Company's Preferred Stock may be issued from time to time by the Board of Directors in one or more series and classes and with such dividend rights, conversion rights, voting rights, redemption provisions, liquidation preferences, and other rights and restrictions as the Board of Directors may determine.

    On December 31, 1996, the Company held a Special Meeting of Stockholders and voted to adopt an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock from 20,000,000 to 50,000,000.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

    The significant accounting policies followed by the Company are summarized below.

    BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION: The accompanying financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), which, as to insurance companies, differ from the statutory accounting practices prescribed or permitted by regulatory authorities. The consolidated financial statements include the accounts and operations of Frontier Insurance Group, Inc. and all subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

    RECOGNITION OF PREMIUM REVENUES: Direct, assumed, and ceded reinsurance premiums written are recognized as earned pro rata over the terms of the related insurance policies.

    INVESTMENTS: Effective January 1, 1994, the Company adopted Financial Accounting Standards Board ("FASB") Statement 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES ("FASB 115"). Under FASB 115, investments in fixed maturities are classified in three categories: held-to-maturity, trading and available-for-sale; investments in equity securities are classified as either available-for-sale or trading. Held-to-maturity securities are reported at cost, adjusted for amortization of premium or discount; trading securities are reported at fair value, with unrealized gains and losses included in earnings; and available-for-sale securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of applicable income taxes. This change in accounting had no effect on net income; however, the accounting change increased shareholders' equity at January 1, 1994 by $3,651,000, net of applicable income taxes, representing the amount of unrealized gains on fixed-maturity investments classified as available-for-sale. Under the former rules, debt securities (principally bonds, notes and redeemable preferred stocks) were carried at cost, adjusted for the amortization of premium or discount and other-than-temporary market value declines. Unrealized gains and losses were excluded from both earnings and shareholders' equity.

    In December 1995, the Company reclassified all of its securities classified as held-to-maturity to the available-for-sale category as permitted by the FASB's Special Report, A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES--QUESTIONS AND ANSWERS. The securities reclassified had a carrying value of $190,474,000 and a market value of $194,709,000 at the date of transfer. This reclassification resulted in a $2,753,000 increase, net of applicable income taxes, in shareholders' equity.

    Fixed maturities available-for-sale (principally bonds and notes) are carried at fair value. Fair values for available-for-sale fixed maturity securities are based on quoted market prices, where available.

    For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services. For mortgage backed securities, the Company considers estimates of future principal prepayments in the calculation of the constant effective yield necessary to apply the interest method. If a difference arises between the prepayments anticipated and actual prepayments received, the Company recalculates the effective yield to reflect the actual payments received and the anticipated future

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) payments. Equity securities (principally common and nonredeemable preferred stocks) are carried at fair value, based on quoted market prices. Short-term investments are carried at their principal balances, which approximates their fair value. Realized gains and losses from the sales or liquidation of investments are determined using the specific identification basis. Changes in the fair value of available-for-sale securities are reflected as unrealized gains or losses directly in shareholders' equity net of federal income tax.

    The investment in Douglass/Frontier is accounted for under the equity method based on Douglas/ Frontier's GAAP results of operations.

    HOME OFFICE BUILDING, PROPERTY AND EQUIPMENT: Home office building is stated at cost, net of accumulated depreciation computed, for both financial reporting and federal income tax purposes, on the straight-line basis over an estimated useful life of 31.5 years. Property and equipment is stated at cost net of accumulated depreciation and amortization computed, for financial reporting purposes, on the straight-line basis over estimated useful lives between three to ten years and, for federal income tax purposes, using accelerated methods and guideline lives ranging from three to seven years. During 1996, 1995, and 1994, depreciation and amortization expense was $3,413,000, $2,440,000, and $1,939,000, respectively.

    In April 1993 and in July 1996, the Company put into service and began to occupy its new home office facility and purchased a corporate jet, respectively. The cost of the facility's construction and purchase of the jet was financed internally by the Company. However, to receive favorable tax status, title to the facility and jet resides with the County of Sullivan Industrial Development Agency ("IDA") which, in turn, issued to the Company its twenty-year bonds with a face value equal to the total cost of the facility and jet. Under the provisions of related agreements, title to the facility and jet reverts to the Company on maturity of the bonds, or sooner for a nominal fee, should the Company so desire. Accordingly, as a result of these agreements, the home office facility and corporate jet are reported in the accompanying financial statements as, "Home office building, property and equipment." As of December 31, 1996, the outstanding, par value of the IDA bonds was $24,574,000; which approximates the carrying values of such assets.

    DEFERRED POLICY ACQUISITION COSTS: Recoverable policy acquisition costs that vary with and are directly related to the production of business, such as commissions and premium taxes, net of reinsurance allowances, are deferred and amortized to income as the related premiums are earned. Anticipated losses, LAE, and policy maintenance expenses, based on historical and current experience, are considered in determining the recoverability of such deferred policy acquisition costs. When the anticipated losses, LAE, acquisition and policy maintenance expenses exceed the related unearned premiums, without considering anticipated investment income, a provision for the indicated deficiency is recorded.

    INTANGIBLE ASSETS: Intangible assets are stated at cost, net of accumulated amortization computed on a straight-line basis over estimated useful lives ranging from two to seven years for insurance renewal rights and five to fifteen years for other intangible assets, including goodwill. The Company assesses the recoverability of intangible assets by determining whether the amortization of the balance over its remaining life can be recovered through the undiscounted future operating cash flows of the acquired operations.

    UNPAID LOSSES AND LAE: The liabilities for unpaid losses and LAE represent the estimated liabilities for reported claims, claims incurred but not yet reported ("IBNR"), and the related LAE. The liabilities for unpaid losses and LAE are determined using case-basis evaluations and actuarial analyses and represent estimates of the ultimate expected cost of all losses and LAE unpaid at the balance sheet dates.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The liabilities for unpaid losses and LAE have been reduced by estimated salvage and subrogation recoverable and have not been reduced from their ultimate values by the effects of discounting estimated ultimate payments to their present value.

    REINSURANCE: Assumed reinsurance premiums written, commissions, and unpaid losses are accounted for based principally on the reports received from the ceding insurance companies and in a manner consistent with the terms of the related reinsurance agreements. Liabilities for unpaid losses, LAE and unearned premiums are stated gross of ceded reinsurance recoverables. Deferred policy acquisition costs are stated net of the amounts of reinsurance ceded, as are premiums written and earned, losses and LAE incurred, and amortized acquisition costs.

    CONTINGENT REINSURANCE COMMISSIONS: Contingent reinsurance commissions are accounted for on an earned basis and are accrued, in accordance with the terms of the applicable reinsurance agreement, based on the estimated level of profitability relating to such reinsured business. Accordingly, the profitability of the reinsured business is continually reviewed and as adjustments become necessary, such adjustments are reflected in current operations. Contingent reinsurance commissions are included in other assets and other liabilities.

    INCOME TAXES: Income tax provisions are based on income reported for financial statement purposes, adjusted for permanent differences between financial and taxable income. Deferred federal income taxes are recognized using the liability method, whereby tax rates are applied to the temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are adjusted for changes in tax rates or laws, and the adjustment is reflected in income during the period in which such change is enacted.

    EARNINGS PER SHARE: Primary earnings per common share are computed by dividing net income by the weighted average common shares outstanding during the period. The weighted average shares outstanding have been adjusted retroactively to reflect the effects of stock splits and stock dividends. The effect of common stock equivalents (stock options) is excluded from the calculations because their effect is not material. Fully diluted earnings per common share assume the conversion of all securities whose contingent issuance would have a dilutive effect on earnings.

    GROSS CLAIMS ADJUSTING INCOME: Claims adjusting income is accounted for on an accrual basis, gross of related expenses. During 1996, 1995, and 1994, operating expenses included with underwriting and other expenses associated with claims adjusting income amounted to $637,000, $203,000, and $331,000, respectively.

    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS: In June 1996, the Financial Accounting Standards Board issued Statement 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, which provides accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, secured borrowing and collateral transactions, and the extinguishments of liabilities. The Statement is to be applied to transactions occurring after December 31, 1996 including transfers of assets pursuant to securitization structures that previously were entered into. However, the FASB has issued a proposed amendment that would delay until 1998 the effective date of certain of the statement's provisions that deal with securities lending, repurchase and dollar repurchase agreements and the recognition of collateral. The Company will adopt Statement 125 in the first quarter

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
1997, excluding the provisions that deal with securities lending, repurchase and dollar repurchase agreements, and the recognition of collateral, which will be adopted in 1998 pursuant to the proposed amendment. The Company does not believe the effect of the adoption will be material to its financial position or results of operations.

    RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to the 1996 presentation.

NOTE C--UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

    The liabilities for unpaid losses and LAE are estimated by management utilizing methods and procedures which they believe are reasonable. These liabilities are necessarily subject to the impact of future changes in claim severity and frequency, as well as numerous other factors. Although management believes that the estimated liabilities for unpaid losses and LAE are reasonable, because of the extended period of time over which such losses are reported and settled, the subsequent development of these liabilities may not conform to the assumptions inherent in their determination and, accordingly, may vary from the estimated amounts included in the accompanying financial statements. To the extent that the actual emerging loss experience varies from the assumptions used in the determination of these liabilities, they are adjusted to reflect actual experience. Such adjustments, to the extent they occur, are reported in the period recognized.

    The anticipated effect of inflation is implicitly considered when estimating reserves for losses and LAE.

    Although anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the types of policies written. Average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual development and are adjusted as necessary. The effects of such adjustments are reported in the period recognized.

    In December 1990, the New York State Court of Claims rendered a decision in favor of the Company holding that a State University of New York ("SUNY") medical school faculty member engaged in the clinical practice of medicine at a SUNY medical facility, corollary to such physician's faculty activities, was within the scope of such physician's employment by SUNY and was protected against malpractice claims arising out of such activity by the State of New York and not under the Company's medical malpractice policy. The decision was affirmed on appeal by the New York State Appellate Division in November 1991 and not appealed by the State. In July 1992, the State of New York enacted legislation eliminating medical school faculty members of SUNY engaged in the clinical practice of medicine at a SUNY medical facility from indemnification by the State with respect to malpractice claims arising out of such activity, retroactive to July 1, 1991. In an opinion filed on September 3, 1993 the Court of Claims of the State of New York held, inter alia, that the July 1992 legislation by the State of New York eliminating SUNY medical school faculty members engaged in the clinical practice of medicine, as part of their employment by SUNY, from indemnification by the State with respect to malpractice claims arising out of such activity was not to be applied retroactively. This decision was affirmed by the New York State Appellate Division in April 1994. Subsequently, in February 1995, the Appellate Division granted leave to the Company and the State of

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE C--UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES (CONTINUED)
New York to have the issues of the Company's entitlement to recover its costs of defense and its costs of settlement ruled on by the State's highest Court, the New York Court of Appeals. In December 1995, the New York Court of Appeals ruled on this issue and concluded that the Company was entitled to recoveries from the State for such medical malpractice claims. As a result of this decision, the Company believes that it will benefit economically by not being ultimately responsible for certain claims against SUNY physicians for whom it presently carries reserves and be entitled to reimbursement for certain claims previously paid; accordingly, in 1996 and 1995, the Company recorded subrogation recoverables of approximately $13,000,000 and $19,000,000, respectively, representing the amount of claims already paid and the reserves currently held by the Company on the cases that management believes are reimbursable by the State of New York. In January 1997, the New York Court of Claims rendered a decision granting summary judgement to the Company on three SUNY cases that were previously paid by the Company. This decision has been appealed by the State of New York. To the extent the amount of the actual recovery varies, such difference will be reported in the period recognized. The Company is continuing to defend all SUNY faculty members against malpractice claims that have been asserted and is maintaining reserves therefor adjusted for the anticipated recoveries.

    The following table sets forth a reconciliation of the beginning and ending loss and LAE reserve balances, net of reinsurance ceded, for each of the three years in the period ended December 31, 1996 (in thousands):

                                                                                     YEAR ENDED DECEMBER 31
                                                                               ----------------------------------
                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Net reserves for losses and LAE, beginning of year...........................  $  294,393  $  263,202  $  216,486
Total acquired reserves......................................................      53,008       5,500
Incurred losses and LAE for claims relating to:
  Current year...............................................................     160,470     126,769      97,044
  Prior years................................................................      (4,479)     (7,514)     13,874
                                                                               ----------  ----------  ----------
Total incurred losses and LAE................................................     155,991     119,255     110,918
                                                                               ----------  ----------  ----------
Loss and LAE payments for claims relating to:
  Current year...............................................................      27,626      13,057       7,216
  Prior years................................................................     102,160      80,507      56,986
                                                                               ----------  ----------  ----------
Total payments...............................................................     129,786      93,564      64,202
                                                                               ----------  ----------  ----------
Net reserves for losses and LAE, end of year.................................     373,606     294,393     263,202
Total reinsurance recoverable on unpaid losses and LAE.......................     165,467      73,043      49,435
                                                                               ----------  ----------  ----------
Gross reserves for losses and LAE, end of year...............................  $  539,073  $  367,436  $  312,637
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The Company's reserves for unpaid losses and LAE, net of related reinsurance recoverable, at December 31, 1995 and 1994 were decreased in the following year by approximately $4,479,000 and $7,514,000, respectively, and at December 31, 1993 the reserves were increased in the following year by approximately $13,900,000, for claims that had occurred prior to the balance sheet dates. No premiums have been accrued as a result of the changes to prior year loss and LAE reserves.

    The $4,479,000 decrease in prior years' reserves in 1996 was the result of favorable claims development on the workers' compensation line of business. Included in the net development is an increase in

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE C--UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES (CONTINUED) prior years' reserves of approximately $13,000,000 which was entirely offset by subrogation recoverables recognized in connection with a favorable court ruling in 1995. The significant increase in the reinsurance recoverable in 1996 was due to the contribution to the recoverable by United Capitol and Regency, which were acquired in 1996, and the change in the type of reinsurance from an aggregate claim excess of loss, to a stop loss for the majority of the Company's losses.

    The $7,514,000 decrease in the prior years' reserves in 1995 was the result of favorable claims development on the general liability and worker's compensation lines and to subrogation recoveries in the surety line of business in excess of expectations. Included in the net development, was an increase in prior years' reserves of approximately $19,000,000, which was entirely offset by additional subrogation recoverables recognized in connection with the favorable court ruling in 1995. The significant increase in the reinsurance recoverable in 1995 was due to the change in the type of reinsurance from an aggregate claim excess of loss, to a stop loss for the majority of the Company's losses.

    The $13,874,000 increase in prior years' reserves in 1994 resulted from a $17,500,000 increase in the reserves attributable to adverse medical malpractice claims development in Florida from higher than anticipated dollar settlements and from redundancies in other lines.

    Because of the adverse development experienced in 1994, the Company has significantly restructured the manner in which it adjudicates its claims. The change in process included, among other things, placing more reliance on internal claim examiners and in-house attorneys than on third parties, especially for the Company's medical malpractice claims in Florida. Management believes that the revised process will result in better control over the ultimate costs to adjudicate its claims and the related indemnity costs enabling management to settle such claims for amounts reflected in the accompanying financial statements. However, management recognizes that many factors could impact the successful implementation of its revised process, and to the extent, future claim costs are not reduced from current levels as anticipated in the implementation plan, actual ultimate claim costs could vary, perhaps significantly, from those included in the accompanying financial statements.

NOTE D--REINSURANCE

    The Company maintains reinsurance with various unrelated insurance companies, principally for its direct business written, whereby amounts written in excess of certain retention limits are ceded to those companies generally under reinsurance treaty arrangements. Beginning in 1995, the Company entered into a three-year stop loss reinsurance contract with Centre Reinsurance Company of New York ("Centre Re"). Under the terms of the agreement, Centre Re provides reinsurance protection within certain accident year and contract aggregate dollar limits for losses and LAE in excess of a predetermined ratio of these expenses to earned premiums for a given accident year for all lines of business except bail, customs, license and permit, and miscellaneous surety bonds. The loss and LAE ratio above which the reinsurance provides coverage is 66%, 65%, and 64% for accident years 1995 through 1997, respectively.

    Although the reinsurance companies are liable to the Company for the amounts reinsured, the Company remains liable to its insureds for the full amount of the policies written whether or not the reinsurance companies meet their obligations. Consequently, allowances are established for amounts deemed uncollectible. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk from similar geographic regions, activities or economic characteristics of the reinsurers. At December 31, 1996,

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE D--REINSURANCE (CONTINUED)
the Company has outstanding gross reinsurance recoverables of $74,002,000 from its largest reinsurer, Centre Re; however, under the terms of the reinsurance arrangements, the Company is withholding $63,766,000 of funds due Centre Re. Accordingly, the net outstanding recoverable from Centre Re is $10,236,000. Of the remaining net reinsurance recoverables balance, approximately 43% is due from three reinsurers; one rated A+ (Superior) and two rated A (Excellent) by A.M. Best Company, Inc.

    The following is a summary of the maximum amount of loss retained and ceded by the Company for new and renewal policies as of December 31, 1996, 1995, and 1994 (exclusive of facultative reinsurance and the Centre Re stop loss contract) (in thousands):

                                                  MAXIMUM RETAINED LOSS             MAXIMUM CEDED LOSS
                                                     PER OCCURRENCE/                  PER OCCURRENCE/
                                                     RISK/PRINCIPAL                   RISK/PRINCIPAL
                                             -------------------------------  -------------------------------
                                                       DECEMBER 31                      DECEMBER 31
                                             -------------------------------  -------------------------------
                                               1996       1995       1994       1996       1995       1994
                                             ---------  ---------  ---------  ---------  ---------  ---------
Property lines............................. $ 500  $    200  $     200  $   9,500   $  800  $    800
Casualty lines (excluding medical
  malpractice, health specialties and
  social services)......................... 1,000     1,000      1,000      4,000    1,000    1,000
Medical malpractice, health specialties and
  social services.......................... 1,000(1)  1,000(1)   1,000(1)   1,000     1,000    1,000
Workers' compensation...................... 1,000     1,000      1,000      2,000     2,000    2,000
Surety..................................... 1,000(5)  1,000(5)   1,000      4,000(5)  4,000(5)   500
Custom bonds............................... 3,000(3)  3,000(3)     650(3)     N/A       N/A      N/A
Umbrella liability......................... 1,000     1,000        400      4,000     4,000    4,800
Group accident and health..................   250       250        250        750       750      750
Excess workers' compensation/ employers'
  liability................................ 1,000(4)  1,000(4)   1,000(4)   9,000(4)  9,000(4) 9,000(4)
Earthquake................................. 2,500(2)  2,500                47,500(2)   7,500
Homeowners................................. 1,000(6)                       14,000(6)
Ocean marine...............................   250                           9,750
Directors' and officers' liability.........  1,000                           4,000

------------------------

(1) For certain risks and policy years, the maximum retained loss per occurrence is $500,000. On a very limited basis, the maximum retained loss per occurrence is $2,000,000.

(2) Amounts relate to the contract effective January 1, 1997, which catastrophe layers in excess of $2,500,000 are subject to 5% coinsurance.

(3) Amount indicated is the maximum face amount (limit) on the bond issued, which represents the value of goods being imported that are subject to U.S. Customs duty. The actual exposure to the Company is the amount of any unpaid duty on the goods imported, which is generally approximately 15% of the face value of the goods, and any penalties associated with the late payment of the duty.

(4) Subject to a catastrophe retention of $3,000,000 per occurrence and a maximum ceded loss of $40,000,000 per occurrence.

(5) Effective December 1, 1995, two layers of excess reinsurance were added for a maximum limit of $10,000,000 per principal on a direct basis, $2,100,000 on a net basis.

(6) Excludes the effect of the Company's 5% retention of $14,000,000 in losses in excess of $1,000,000.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE D--REINSURANCE (CONTINUED)
    Prior to 1994, the Company assumed reinsurance under various reinsurance treaty arrangements and through mandatory participation in various states' residual market pools and reinsurance facilities. The amount of risk assumed by the Company varies in amount by treaty and does not exceed $500,000 per occurrence/risk/surety bond principal after retrocessions. As part of its acquisition of BMLIC's realtors errors and omissions business, the Company is reinsuring policies issued by BMLIC until such time as the program is filed and can be underwritten on the Company's policies. In 1996, the Company began to assume, on a quota share basis, homeowners business underwritten by Omega Insurance Company.

    The Company also reinsured ocean marine business written by its subsidiary, United Capitol. The Company retained the first $250,000 per occurrence and ceded up to $9,750,000 excess of $250,000 per occurrence. The reinsurance program was led by underwriters at Lloyds on a losses occurring basis. Effective January 1, 1997, this program was replaced by a similar program written on a risks attaching basis by Munich American Reinsurance Company and Munich Reinsurance Company, U.S. branch.

    On July 1, 1996, the Company implemented a catastrophe reinsurance program for its homeowners business written in the state of Florida. The program provides coverage in the amount of $14,000,000 excess of a $1,000,000 retention.

    In 1996, the Company began assuming and writing on a direct basis ocean marine business. The Company reinsures its ocean marine and international risks under multiple layers of excess reinsurance. Coverage is provided up to $9,950,000 excess of $50,000 per occurrence, excess of an aggregate retention of $200,000 of loss occurrences in excess of $50,000.

    The Company cedes 100% of its environmental liability business to Underwriters Reinsurance Company. The Company reassumes 10% of this business, along with 10% of environmental liability business underwritten by Commercial Underwriters Insurance Company and Underwriters Reinsurance Company.

    In 1995 and 1994, the Company's medical malpractice reinsurers agreed to a commutation for treaty years 1991 and 1990, respectively. As a result of their commutation, the Company recaptured its liability for ceded unpaid losses and LAE of approximately $3,900,000 and $6,100,000 for treaty years 1991 and 1990, respectively, and received cash of an equal amount, resulting in no gain or loss. After the commutation, there was no change in the net incurred losses or loss ratios as a result of these transactions.

    In 1996, 1995, and 1994, the Company recognized and accrued (reduced) reinsurance contingent profit commissions earned of $773,000, ($783,000), and ($337,000), respectively.

    The components of the net reinsurance recoverable balances included in the accompanying balance sheets are as follows (in thousands):

                                                                       YEAR ENDED DECEMBER
                                                                               31
                                                                      ---------------------
                                                                         1996       1995
                                                                      ----------  ---------
Ceded paid losses & LAE recoverable.................................  $    7,519  $   2,639
Ceded unpaid losses and LAE.........................................     165,467     73,043
Ceded unearned premiums.............................................      32,403      5,541
Ceded reinsurance payable...........................................     (12,820)    (4,268)
                                                                      ----------  ---------
TOTAL...............................................................  $  192,569  $  76,955
                                                                      ----------  ---------
                                                                      ----------  ---------

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE D--REINSURANCE (CONTINUED)

    The reinsurance ceded components of the amounts reflected in the accompanying statements of income are as follows (in thousands):

                                                                   YEAR ENDED DECEMBER 31
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Ceded premiums earned........................................  $  73,643  $  42,086  $  17,562
Ceded incurred losses........................................     56,597     25,557     14,114
Ceded incurred LAE...........................................     18,240     11,700      3,664

    The effect of reinsurance on premiums written and earned in 1996, 1995 and 1994 was as follows (in thousands):

                                                            1996                    1995                    1994
                                                          PREMIUMS                PREMIUMS                PREMIUMS
                                                   ----------------------  ----------------------  ----------------------
                                                    WRITTEN      EARNED     WRITTEN      EARNED     WRITTEN      EARNED
                                                   ----------  ----------  ----------  ----------  ----------  ----------
Direct...........................................  $  394,057  $  332,345  $  259,222  $  235,696  $  195,614  $  169,893
Assumed..........................................       8,742       7,287       5,092       2,610       3,278       4,424
Ceded............................................     (90,936)    (73,643)    (43,557)    (42,086)    (11,604)    (17,562)
                                                   ----------  ----------  ----------  ----------  ----------  ----------
Net premiums.....................................  $  311,863  $  265,989  $  220,757  $  196,220  $  187,288  $  156,755
                                                   ----------  ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------  ----------

NOTE E--INCOME TAXES

    State income taxes represent the amount of current state income taxes incurred.

    The Company files a consolidated federal income tax return, which includes the income and expenses of its subsidiaries from the dates of their acquisition.

    The components of federal income tax expense are as follows (in thousands):

                                                                   YEAR ENDED DECEMBER 31
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Federal income tax expense (benefit):
  Current....................................................  $  13,590  $  11,071  $   8,958
  Deferred...................................................      2,279       (175)    (5,162)
                                                               ---------  ---------  ---------
TOTAL FEDERAL INCOME TAX EXPENSE.............................  $  15,869  $  10,896  $   3,796
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE E--INCOME TAXES (CONTINUED)
    A reconciliation of federal income tax, based on the prevailing corporate income tax rate of 35%, to the federal income tax expense reflected in the accompanying financial statements is as follows (in thousands):

                                                                   YEAR ENDED DECEMBER 31
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Tax rate applied to pre-tax income...........................  $  19,831  $  15,148  $   7,465
Add (deduct) tax effect of:
  Tax-exempt interest income.................................     (3,026)    (2,754)    (2,726)
  Dividend received deduction................................       (752)      (634)      (805)
  State income taxes.........................................       (253)      (410)      (194)
  Other......................................................         69       (454)        56
                                                               ---------  ---------  ---------
  FEDERAL INCOME TAX EXPENSE.................................  $  15,869  $  10,896  $   3,796
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Significant components of the Company's deferred tax assets and liabilities at December 31, 1996, 1995 and 1994 are as follows (in thousands):

                                                                         DECEMBER 31
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Deferred tax assets:
  Reserve discounting, including salvage and subrogation.....  $  30,515  $  26,466  $  26,341
  Unearned premium reserve...................................     10,732      7,121      5,404
  Net unrealized losses on available-for-sale securities.....                            3,396
  Other......................................................      2,624      1,879        437
                                                               ---------  ---------  ---------
Total deferred tax assets....................................     43,871     35,466     35,578
Deferred tax liabilities:
  Deferred policy acquisition costs..........................     11,504      6,579      4,625
  Net unrealized gains on available-for-sale securities......      2,588      4,284
  Other......................................................      2,159        976        186
                                                               ---------  ---------  ---------
Total deferred tax liabilities...............................     16,251     11,839      4,811
                                                               ---------  ---------  ---------
Net deferred tax assets......................................  $  27,620  $  23,627  $  30,767
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE E--INCOME TAXES (CONTINUED)
    Deferred federal income taxes result from timing differences in the recognition of certain income and expenses for tax and financial statement purposes and are summarized as follows (in thousands):

                                                                    YEAR ENDED DECEMBER 31
                                                                -------------------------------
                                                                  1996       1995       1994
                                                                ---------  ---------  ---------
Reserve discounting, including salvage and subrogation........  $     119  $    (125) $  (4,997)
Unearned premium reserve......................................     (3,211)    (1,718)    (2,137)
Deferred policy acquisition costs.............................      4,666      1,954      2,258
Excess depreciation expense...................................        120        220         64
Bad debt expense (credit).....................................        279       (404)      (354)
Other.........................................................        306       (102)         4
                                                                ---------  ---------  ---------
    TOTAL DEFERRED FEDERAL INCOME TAX EXPENSE (BENEFIT).......  $   2,279  $    (175) $  (5,162)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The Company made income tax payments of $17,021,000, $12,829,000 and $9,330,000, in 1996, 1995, and 1994, respectively.

NOTE F--CREDIT FACILITY AND OTHER DEBT

    In 1995, the Company obtained a variable rate line of credit for $35,000,000 with the Bank of New York. Under this arrangement, the Company borrowed $7,100,000 and $25,000,000 in 1996 and 1995, respectively. The credit facility agreement was terminated in 1996.

    The Company also extinguished approximately $1,700,000 of long-term debt in 1996, which was assumed in conjunction with the acquisition of Emrol.

    Interest incurred during 1996 and 1995 is as follows (in thousands):

                                                                                 1996       1995
                                                                               ---------  ---------
Bank credit facility.........................................................  $   1,892  $     895
Other long-term debt.........................................................         78
                                                                               ---------  ---------
TOTAL........................................................................  $   1,970  $     895
                                                                               ---------  ---------
                                                                               ---------  ---------

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE G--STATUTORY FINANCIAL INFORMATION

    A reconciliation of the consolidated amounts of insurance subsidiaries' policyholders' surplus as of December 31, 1996 and 1995, and net income for each of the years ended December 31, 1996, 1995 and 1994, on a statutory accounting basis ("SAP") as reported to insurance regulatory authorities, to the GAAP shareholders' equity and net income included in the accompanying consolidated financial statements, is as follows (in thousands):

                                                             1996                       1995               1994
                                                   -------------------------  -------------------------  ---------
                                                                      NET                        NET        NET
                                                   SURPLUS/EQUITY   INCOME    SURPLUS/EQUITY   INCOME     INCOME
                                                   --------------  ---------  --------------  ---------  ---------
Insurance subsidiaries' consolidated SAP
  amounts........................................   $    268,004   $  28,874   $    171,362   $  26,407  $   6,623
Add (deduct):
  Deferred policy acquisition costs..............         32,871      14,365         18,797       5,585      8,139
  Nonadmitted assets and unauthorized
    reinsurance..................................         14,738                     15,667
  Investment valuation...........................          4,296          48         11,440         (24)
  Allowance for doubtful accounts................         (2,768)        875         (3,506)     (1,154)    (1,011)
  Intangible assets..............................          3,255        (188)                       495       (147)
  Deferred federal income taxes..................         28,157      (2,062)        23,805         352      4,551
  Other than temporary market decline............           (715)       (225)          (490)       (490)
  Other additions (deductions)...................           (864)       (588)           394         393
                                                   --------------  ---------  --------------  ---------  ---------
INSURANCE SUBSIDIARIES' CONSOLIDATED GAAP
  AMOUNTS........................................        346,974      41,099        237,469      31,564     18,155
  Shareholders' equity and net loss arising from
    activities of the parent company and its
    non-insurance subsidiaries...................        (78,400)     (1,032)        (7,736)       (353)    (1,175)
                                                   --------------  ---------  --------------  ---------  ---------
CONSOLIDATED AMOUNTS--GAAP BASIS.................   $    268,574   $  40,067   $    229,733   $  31,211  $  16,980
                                                   --------------  ---------  --------------  ---------  ---------
                                                   --------------  ---------  --------------  ---------  ---------

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE H--INVESTMENTS

    The major categories of total net investment income are summarized as follows (in thousands):

                                                                                       YEAR ENDED DECEMBER 31
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
Interest and dividends:
  Fixed maturities...............................................................  $  37,623  $  28,338  $  20,942
  Equity securities..............................................................      1,190      1,745      3,774
  Short-term and other investments...............................................      3,830      2,529        695
Interest expense on funds held...................................................     (4,307)    (2,174)
Limited liability corporation....................................................          2        535
                                                                                   ---------  ---------  ---------
  Investment income before expenses..............................................     38,338     30,973     25,411
Less investment expenses.........................................................      1,112        938        958
                                                                                   ---------  ---------  ---------
  Net investment income..........................................................     37,226     30,035     24,453
                                                                                   ---------  ---------  ---------
Realized capital gains (losses):
Securities available-for-sale:
  Fixed maturities...............................................................      1,245      1,265        325
  Equity securities..............................................................        463     (1,920)    (1,743)
Short-term investments...........................................................         (1)                   (1)
Fixed maturities held-to-maturity................................................                   675        (59)
                                                                                   ---------  ---------  ---------
  Total realized capital gains (losses)..........................................      1,707         20     (1,478)
                                                                                   ---------  ---------  ---------
TOTAL NET INVESTMENT INCOME......................................................  $  38,933  $  30,055  $  22,975
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    Gross realized capital gains on available-for-sale securities in 1996, 1995 and 1994 were $3,882,000, $2,509,000, and $987,000, respectively. Gross realized capital losses on available-for-sale securities in 1996, 1995 and 1994 were $2,175,000, $3,164,000, and $2,604,000, respectively. Also, gross realized capital gains in 1995 and 1994 on held-to-maturity securities were $675,000 and $27,000, respectively, and gross realized capital losses were $86,000 in 1994.

    The change in net unrealized gains/(losses) on fixed-maturity securities was $(6,350,000), $28,490,000 and $(25,177,000) in 1996, 1995 and 1994,
respectively; the corresponding amounts for equity securities were $1,508,000, $4,704,000 and $(3,896,000).

    At December 31, 1996, bonds and notes with an amortized cost of $25,911,000 were on deposit with various regulatory authorities to meet statutory requirements.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE H--INVESTMENTS (CONTINUED)
    Investments in available-for-sale securities are summarized as follows (in thousands):

                                                                                  GROSS        GROSS
                                                                               UNREALIZED   UNREALIZED      FAIR
                                                                      COST        GAINS       LOSSES       VALUE
                                                                   ----------  -----------  -----------  ----------
At December 31, 1996:
  Fixed maturity securities:
    U.S. Treasury securities and obligations of U.S. government
      corporations and agencies..................................  $   29,708   $     409    $     157   $   29,960
    Obligations of states and political subdivisions.............     191,311       2,485          741      193,055
    Foreign governments..........................................          30                        6           24
    Corporate securities.........................................     162,336       3,299        1,237      164,398
    Mortgage-backed securities...................................     296,896       3,483        2,539      297,840
                                                                   ----------  -----------  -----------  ----------
Total fixed maturity securities..................................     680,281       9,676        4,680      685,277
Equity securities................................................      13,871       2,702          302       16,271
                                                                   ----------  -----------  -----------  ----------
TOTAL............................................................  $  694,152   $  12,378    $   4,982   $  701,548
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------

At December 31, 1995:
  Fixed maturity securities:
    U.S. Treasury securities and obligations of U.S. government
      corporations and agencies..................................  $   29,602   $   1,519    $       3   $   31,118
    Obligations of states and political subdivisions.............     189,363       4,154          611      192,906
    Foreign governments..........................................          20                                    20
    Corporate securities.........................................     102,667       3,992        1,395      105,264
    Mortgage-backed securities...................................     188,404       5,080        1,390      192,094
                                                                   ----------  -----------  -----------  ----------
Total fixed maturity securities..................................     510,056      14,745        3,399      521,402
Equity securities................................................      20,132       1,191          299       21,024
                                                                   ----------  -----------  -----------  ----------
TOTAL............................................................  $  530,188   $  15,936    $   3,698   $  542,426
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------

    At December 31, 1996, the amortized cost and estimated market value of debt securities, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                    ESTIMATED
                                                                        AMORTIZED     MARKET
                                                                           COST       VALUE
                                                                        ----------  ----------
Due in one year or less...............................................  $    2,656  $    2,656
Due after one year to five years......................................      80,741      81,800
Due after five years to ten years.....................................     117,429     119,248
Due after ten years...................................................     182,559     183,732
Mortgage backed securities............................................     296,896     297,841
                                                                        ----------  ----------
    TOTAL.............................................................  $  680,281  $  685,277
                                                                        ----------  ----------
                                                                        ----------  ----------

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE I--DIVIDEND AND CAPITAL RESTRICTIONS

    The Company's insurance subsidiaries are subject to certain regulatory supervision by their respective domiciliary states. Such regulation is generally designed to protect policyholders and includes such matters as maintenance of minimum statutory surplus and restrictions on the payments of dividends. At December 31, 1996, the maximum dividend that may be paid to the Company in 1997 without regulatory approval is approximately $27,000,000.

    Additionally, the insurance subsidiaries are subject to certain Risk-Based Capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by the insurance companies is to be determined based on the various risk factors related to it. At December 31, 1996, the Company met the RBC requirements.

NOTE J--STOCK OPTIONS

    The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    The Company has adopted stock option plans (the "Plans") under which 1,600,102 shares of common stock are reserved for issuance upon exercise of options granted pursuant to the Plans. Under the Plans, incentive stock options may be granted to employees and nonqualified stock options may be granted to employees, directors, and such other persons as the Board of Directors (or a committee appointed by the Board) determines will assist the Company's business endeavors, at exercise prices equal to at least 100% of the fair market value of the common stock on the date of grant. Incentive stock options granted under the Plans are not exercisable until one year after grant and expire five years after the date of grant. In addition to selecting the optionees, the Board (or such committee) determines the number of shares subject to each option, the expiration date and vesting periods of nonqualified stock options and otherwise administers the Plans. Certain of the Company's officers are ineligible to participate in the Plans. Incentive stock options have been granted at various times and for varying amounts.

    During 1993, the Company granted the President and Chairman of the Board, and a Vice President, separate stock options outside of the Plans to purchase 825,000 and 148,500 shares, respectively, of the Company's Common Stock at $22.73 per share at any time through December 31, 1999, which options were outstanding at December 31, 1996.

    Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.20% and 7.05%; a dividend yield of 1.25%; volatility factors of the expected market price of the Company's Common Stock of .25 and .25; and a weighted-average expected life of the option of 5 years.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE J--STOCK OPTIONS (CONTINUED)
    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share data):

                                                                            1996       1995
                                                                          ---------  ---------
Pro forma net income....................................................  $  39,813  $  31,053
                                                                          ---------  ---------
                                                                          ---------  ---------
Pro forma primary earnings per common share.............................      $1.38      $1.09
                                                                          ---------  ---------
                                                                          ---------  ---------
Pro forma fully diluted earnings per common share.......................      $1.36      $1.08
                                                                          ---------  ---------
                                                                          ---------  ---------

    For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period and does not include grants prior to January 1, 1995. As such, the pro forma net income and earnings per share are not indications of future years.

    A summary of the Company's stock option activity, and related information for the years ended December 31 follows:

                                                                    1996                           1995                 1994
                                                        ----------------------------  ------------------------------  ---------
                                                         OPTIONS   WEIGHTED- AVERAGE    OPTIONS    WEIGHTED- AVERAGE   OPTIONS
                                                          (000)     EXERCISE PRICE       (000)      EXERCISE PRICE      (000)
                                                        ---------  -----------------     -----     -----------------  ---------
Outstanding-beginning of year.........................        698      $      10             500       $       9            678
Granted...............................................        138             17             350              10              4
Exercised.............................................       (166)             7             (92)              4           (162)
Canceled..............................................        (20)            11             (60)             12            (20)
                                                              ---                            ---                            ---
Outstanding-end of year...............................        650             12             698              10            500
                                                              ---                            ---                            ---
                                                              ---                            ---                            ---
Exercisable at end of year............................        216             12             244               9            236


                                                        WEIGHTED- AVERAGE
                                                         EXERCISE PRICE
                                                        -----------------
Outstanding-beginning of year.........................      $       8
Granted...............................................             14
Exercised.............................................              4
Canceled..............................................             12

Outstanding-end of year...............................              9

Exercisable at end of year............................              7

    The weighted average fair value of options granted during 1996 and 1995 were $5.13 and $3.08, respectively. Exercise prices for options outstanding as of December 31, 1996 ranged from $9.43 to $19.88. The weighted-average contractual life of those options is 3.8 years.

NOTE K--EMPLOYEE BENEFIT PLANS

    The Company sponsors an employee savings plan (401(k)) whereby the Company contributes a base of 2% of the salary of all full-time employees and matches 50% of the employee's personal contribution up to 2% of the employee's salary. The maximum Company contribution, base and match, is 4% of an employee's salary. In addition, the Company has a noncontributory profit sharing plan. At the discretion of

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE K--EMPLOYEE BENEFIT PLANS (CONTINUED) the Board of Directors, the Company may contribute up to 4% of the eligible salaries of full-time employees who have completed one year of service.

    The Company's total expense related to employee benefit plan contributions for 1996, 1995 and 1994 was $1,691,000, $1,221,000 and $1,030,000, respectively.

NOTE L--COMMITMENTS AND CONTINGENCIES

    At December 31, 1996, the future minimum rental commitment for operating leases was as follows: 1997--$1,600,000; 1998--$1,356,000; 1999--$1,298,000;
2000--$857,000; 2001--$563,000, and 2002 and thereafter--$328,000. These leases are for the rental of office space, the initial terms of which run five years, with a negotiated renewal option at the end of the term. Total rental expense for 1996, 1995, and 1994 amounted to $1,112,000, $720,000 and $479,000, respectively.

    In 1996, the Company entered into certain contractual agreements with several contractors and vendors in connection with the construction of an addition to its home office building and the purchase of office equipment. The remaining commitments that will be paid in 1997 total approximately $11,300,000.

    The Company has been served with several purported class actions alleging violations of federal securities laws by the Company and, in some cases, by certain of its officers and directors; certain other actions also allege violations of the common law. The complaints relate to the Company's announcement of its third quarter, 1994 financial results and allege that the Company previously had omitted and/or misrepresented material facts with respect to its earnings and profits.

    The amount of potential loss is not possible to estimate as of the present due to the fact that these actions allege differing class periods, and until an actual class is certified in the consolidation action, the number of shares impacted by the claims cannot be ascertained. The Company believes the suits are without merit and has retained special legal counsel to contest them vigorously. The Company is involved in other unrelated litigation which is considered incidental to its business. The ultimate outcome of all litigation is not expected to be material in relation to the Company's financial position and results of operations.

    The insurance subsidiaries record guaranty fund assessments when such assessments are billed by the respective guaranty funds. In addition, each insurance subsidiary's policy is to accrue for any significant insolvencies when the loss is probable and the assessment amount can be reasonably estimated. In the case of most insurance insolvencies, the ability of each insurance subsidiary to reasonably estimate the insolvent insurer's liabilities or develop a meaningful range of the insolvent's liabilities is significantly impaired by inadequate financial data with respect to the state of the insolvent company as supplied by the guaranty funds.

    On November 10, 1994, the Company authorized a stock repurchase program to purchase up to 1,000,000 shares of its Common Stock at such times and prices the Company deems advantageous in compliance with SEC Rule 10b-18 at the discretion of the Chairman of the Board. There is no commitment or obligation on the part of the Company to purchase any particular number of shares, and the program may be suspended at any time at the Company's discretion. In 1995 and 1994, in conjunction with this repurchase program, the Company acquired 13,200 and 77,880 shares at a cost of $134,000 and $654,000, respectively.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE M--GUARANTEED PREFERRED BENEFICIAL INTEREST IN COMPANY'S CONVERTIBLE SUBORDINATED DEBENTURES

    In October 1996, the Company completed a $172,500,000 offering of 3,450,000 shares of 6 1/4% Convertible Trust Originated Preferred Securities ("TOPrS") through its wholly-owned consolidated subsidiary, Frontier Financing Trust, a statutory business trust formed by the Company for the sole purpose of issuing the TOPrS and investing the proceeds thereof in an equivalent amount of 6 1/4% Convertible Subordinated Debentures (the "Debentures") of the Company which mature on October 16, 2026. The initial purchasers' discount of $4,744,000 was deducted from the proceeds of the offering. The Company also incurred $842,000 of additional offering costs in connection with this transaction, resulting in net proceeds of $166,914,000 to the Company. The total offering costs have been capitalized and are being amortized on a straight-line basis over a 30 year period, in conjunction with the maturity date of the Debentures. The TOPrS are carried on the balance sheet net of the unamortized offering costs, which at December 31, 1996 amounted to approximately $5,500,000.


    The TOPrS are mandatorily redeemable under certain conditions and amounts due to holders are fully and unconditionally guaranteed by the Company. The Debentures (the sole assets of the trust) are subordinate to all Company debt and to the claims of creditors and policyholders of the Company's subsidiaries. The TOPrS are convertible into shares of the Company's Common Stock at an initial conversion rate of 2.1328 shares of Company Common Stock for each preferred share which is equivalent to a conversion price of $23.44 per common share (or 7,358,038 shares of Common Stock in total). Holders of the TOPrS have no voting rights.


    The Debentures are redeemable by the Company, at its option, in whole or in part at a redemption price on or after October 16, 1999, provided the closing price of the Company's Common Stock is at least 150% of the per share conversion price, for a minimum of 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption or anytime on or after October 16, 2000. The Company has the right to defer interest payments on the Debentures at any time by extending the interest payment date for up to 20 consecutive quarters, but not beyond the maturity date of the Debentures.

    Holders of the TOPrS are entitled to receive cumulative cash distributions at an annual rate of 6 1/4% of the liquidation amount of $50 per share, accruing from the date of original issuance and payable quarterly in arrears. Such distributions are made from interest received on the Debentures, which have terms that parallel the terms of the TOPrS. During 1996, the Company accrued $2,246,000 payable to holders of the TOPrS and amortized a portion of the capitalized offering costs. The corresponding expenses are reported as "Minority interest in income of consolidated subsidiary trust" in the accompanying consolidated statement of income.

NOTE N--CONCENTRATIONS

    The Company, which is licensed to conduct business in 50 states, attempts to diversify its exposures geographically, as well as across various types of risks. However, its medical malpractice business in the Florida marketplace comprises 7.2% of the Company's gross premiums written and its surety and bond business, which is focused primarily in the California marketplace, accounts for 16.2% of its gross premiums written in 1996. Also, the Company relies primarily on a small number of reinsurers. At December 31, 1996, the Company has outstanding gross reinsurance recoverables of $74,002,000 from its largest reinsurer, Centre Re; however, under the terms of the reinsurance arrangements, Frontier is

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

NOTE N--CONCENTRATIONS (CONTINUED)
withholding $63,766,000 of funds due Centre Re. Accordingly, the net outstanding recoverable from Centre Re is $10,236,000.

NOTE O--SUBSEQUENT EVENTS

    On March 31, 1997, the Company announced that it executed a definitive agreement to acquire 100% of the stock of Lyndon Property Insurance Company and its six subsidiaries, Lyndon Life Insurance Company, Twin Mercury Life Insurance Company, Gulfco Life Insurance Company, Lyndon Southern Insurance Company, Lyndon--DFS Warranty Services,Inc. and Lyndon General Agency of Texas, Inc. (collectively "Lyndon"), subject to certain closing conditions and regulatory approvals, at a purchase price of approximately $92,000,000.

    On May 22, 1997, the Company declared a two-for-one stock split in the form of a 100% stock dividend payable on July 21, 1997 to shareholders of record at the close of business on June 30, 1997. Accordingly, all the related Common Stock and per share data included in the accompanying financial statements have been restated to give effect to this split.

    On June 3, 1997, the Company obtained a five year $100,000,000 revolving credit facility from Deutsche Bank AG, pursuant to which the Company borrowed $62,000,000 at an initial floating interest rate of 6.04% based upon Eurodollar interest rates, payable quarterly, to fund a portion of the Lyndon purchase price relating to its acquisition of Lyndon also on June 3, 1997.

    The Company intends to file a Registration Statement (Form S-3) with the Securities and Exchange Commission on July 15, 1997 to register 4,600,000 additional shares of its Common Stock.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                               SUPPLEMENTAL DATA

                  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following is a summary of unaudited quarterly results of operations for 1996 and 1995 (in thousands, except per share data):

                                                          1996                                        1995
                                       ------------------------------------------  ------------------------------------------
                                          1ST        2ND        3RD        4TH        1ST        2ND        3RD        4TH
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net premiums earned..................  $  58,294  $  66,148  $  70,327  $  71,220  $  45,754  $  46,440  $  49,873  $  54,153
Total net investment income..........      8,477      9,202      9,429     11,825      5,981      7,434      8,168      8,472
Net income...........................      9,264      9,769      9,513     11,521      6,886      7,785      8,245      8,295

Per share data:
Primary earnings per common share....        .33        .34        .33        .40        .24        .28        .29        .29
Fully diluted earnings per common
  share..............................        .33        .34        .33        .37        .24        .28        .29        .29

    Earnings per share information is based on the weighted average number of shares outstanding for the period and have been adjusted to reflect the effects of stock dividends and stock splits.

    Due to changes in the number of average common stock and equivalent shares outstanding, quarterly earnings per share may not add to the totals for the years.

    In the second quarter of 1996 and the fourth quarter 1995, the Company increased reserves related to prior years' by approximately $13,000,000 and $19,000,000, respectively, which was entirely offset by subrogation recoverable recognized in connection with the favorable Court of Appeals decision.

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                        MARCH 31,    DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                                                                       (UNAUDITED)
Investments:
Securities, available for sale--at fair value:
  Fixed maturities (amortized cost: 1997--$712,465; 1996--$680,281)..................  $    707,199   $  685,277
  Equity securities (cost: 1997--$19,505; 1996--$13,871).............................        20,351       16,271
Short-term investments...............................................................       102,547      133,835
Investment in limited liability corporation..........................................         3,018        2,937
                                                                                       ------------  ------------
      TOTAL INVESTMENTS..............................................................       833,115      838,320

Cash.................................................................................        15,688        8,332
Agents' balances due, less allowances for doubtful accounts (1997--$2,226;
  1996--$2,225)......................................................................        50,794       50,558
Premiums receivable from insureds, less allowances for doubtful accounts (1997--$55;
  1996--$60).........................................................................        27,489       26,225
Net reinsurance recoverables less allowances for possible uncollectible amounts
  (1997--$561; 1996--$517)...........................................................       209,569      192,569
Accrued investment income............................................................         9,778        9,364
Federal income taxes recoverable.....................................................         1,165        3,987
Deferred policy acquisition costs....................................................        36,834       32,871
Deferred federal income tax asset....................................................        29,540       27,620
Home office building, property and equipment--at cost, less accumulated depreciation
  and amortization (1997--$12,158; 1996--$11,184)....................................        40,130       37,167
Intangible assets, less accumulated amortization (1997--$4,235; 1996-- $3,808).......        11,311       11,738
Other assets.........................................................................        10,507        7,656
                                                                                       ------------  ------------
      TOTAL ASSETS...................................................................  $  1,275,920   $1,246,407
                                                                                       ------------  ------------
                                                                                       ------------  ------------

          See notes to consolidated financial statements (unaudited).

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                      LIABILITIES AND SHAREHOLDERS' EQUITY

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        MARCH 31,    DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                                                                       (UNAUDITED)
LIABILITIES
  Policy liabilities:
    Unpaid losses....................................................................  $    452,669   $  429,506
    Unpaid loss adjustment expenses..................................................       116,478      109,567
    Unearned premiums................................................................       180,891      185,728
                                                                                       ------------  ------------
      TOTAL POLICY LIABILITIES.......................................................       750,038      724,801
  Funds withheld under reinsurance contracts.........................................        72,112       64,065
  Cash dividend payable to shareholders..............................................         1,905        1,904
  Other liabilities..................................................................        13,688       20,110
                                                                                       ------------  ------------
    TOTAL LIABILITIES................................................................       837,743      810,880

COMMITMENTS AND CONTINGENCIES

GUARANTEED PREFERRED BENEFICIAL INTEREST IN COMPANY'S CONVERTIBLE SUBORDINATED
  DEBENTURES.........................................................................       166,979      166,953

SHAREHOLDERS' EQUITY--
  Preferred stock, par value $.01 per share; authorized and unissued-- 1,000,000 shares
  Common stock, par value $.01 per share (shares authorized: 50,000,000, shares
    issued: 1997--29,407,936; 1996--29,379,104)......................................           294          294
  Additional paid-in capital.........................................................       222,142      221,837
  Net unrealized (losses) gains......................................................        (2,873)       4,807
  Retained earnings..................................................................        52,423       42,424
                                                                                       ------------  ------------
    SUBTOTAL.........................................................................       271,986      269,362
  Less treasury stock--at cost (91,080 shares).......................................           788          788
                                                                                       ------------  ------------
      TOTAL SHAREHOLDERS' EQUITY.....................................................       271,198      268,574
                                                                                       ------------  ------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....................................  $  1,275,920   $1,246,407
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Book value per share.................................................................  $       9.25   $     9.17
                                                                                       ------------  ------------
                                                                                       ------------  ------------

          See notes to consolidated financial statements (unaudited).

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              THREE MONTHS
                                                                                             ENDED MARCH 31,
                                                                                          ---------------------
                                                                                             1997       1996
                                                                                          ----------  ---------
REVENUES
  Premiums written......................................................................  $  105,812  $  74,860
  Premiums ceded........................................................................     (26,499) (  13,131)
                                                                                          ----------  ---------
      NET PREMIUMS WRITTEN..............................................................      79,313     61,729
  Increase in net unearned premiums.....................................................      (1,506)    (3,435)
                                                                                          ----------  ---------
      NET PREMIUMS EARNED...............................................................      77,807     58,294
  Net investment income.................................................................      11,893      7,786
  Realized capital gains................................................................         721        691
                                                                                          ----------  ---------
      TOTAL NET INVESTMENT INCOME.......................................................      12,614      8,477
  Gross claims adjusting income.........................................................          15         25
                                                                                          ----------  ---------
      TOTAL REVENUES....................................................................      90,436     66,796

EXPENSES
  Losses................................................................................      31,116     26,512
  Loss adjustment expenses..............................................................      14,558      8,931
  Amortization of policy acquisition costs..............................................      15,951     12,381
  Underwriting and other expenses.......................................................       9,231      5,791
  Minority interest in income of consolidated subsidiary trust..........................       2,732
  Interest expense......................................................................                    441
                                                                                          ----------  ---------
TOTAL EXPENSES..........................................................................      73,588     54,056
                                                                                          ----------  ---------

INCOME BEFORE INCOME TAXES..............................................................      16,848     12,740

INCOME TAXES
  State.................................................................................         103        115
  Federal...............................................................................       4,841      3,361
                                                                                          ----------  ---------
      TOTAL INCOME TAXES................................................................       4,944      3,476
                                                                                          ----------  ---------
      NET INCOME........................................................................  $   11,904  $   9,264
                                                                                          ----------  ---------
                                                                                          ----------  ---------

PER SHARE DATA:
  Primary earnings per common share.....................................................  $      .41  $     .32
                                                                                          ----------  ---------
                                                                                          ----------  ---------
  Fully diluted earnings per common share...............................................  $      .38  $     .32
                                                                                          ----------  ---------
                                                                                          ----------  ---------
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING (in thousands):.............................................................
  Primary...............................................................................      29,390     28,704
  Fully diluted.........................................................................      36,758     28,704

          See notes to consolidated financial statements (unaudited).

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)


                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                                                                  THREE MONTHS
                                                                                                ENDED MARCH 31,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
OPERATING ACTIVITIES
  Net income................................................................................  $  11,904  $   9,264
  Adjustments to reconcile net income to net cash provided by operating activities:
    Increase in policy liabilities..........................................................     25,237     18,754
    Increase in reinsurance balances........................................................     (8,953)    (8,217)
    Increase in agents' balances and premiums receivable....................................     (1,500)       (82)
    Increase in deferred policy acquisition costs...........................................     (3,963)    (2,358)
    (Increase) decrease in accrued investment income........................................       (414)       634
    Deferred income tax expense.............................................................      2,220        278
    Depreciation and amortization...........................................................      1,551        938
    Realized capital gains..................................................................       (721)      (691)
    Other...................................................................................     (6,455)    (2,675)
                                                                                              ---------  ---------
      NET CASH PROVIDED BY OPERATING ACTIVITIES.............................................     18,906     15,845

INVESTING ACTIVITIES
  Proceeds from sales of fixed maturities available-for-sale................................     14,116     17,217
  Proceeds from calls, paydowns and maturities of fixed maturities available-for-sale.......     22,918     21,825
  Proceeds from sales of equity securities..................................................      1,636      5,534
  Purchases of securities...................................................................    (75,891)   (59,512)
  Net sales (purchases) of short-term investments...........................................     31,288     (2,193)
  Additions and improvement to home office building.........................................     (1,682)      (160)
  Purchase of property and equipment........................................................     (2,257)       (75)
  Proceeds from sales of property and equipment.............................................          2
  Investment in limited liability corporation...............................................        (81)
                                                                                              ---------  ---------
      NET CASH USED IN INVESTING ACTIVITIES                                                      (9,951)   (17,364)

FINANCING ACTIVITIES
  Cash dividends paid.......................................................................     (1,904)    (1,568)
  Issuance of common stock..................................................................        305        504
                                                                                              ---------  ---------
      NET CASH USED IN FINANCING ACTIVITIES.................................................     (1,599)    (1,064)
                                                                                              ---------  ---------
      INCREASE (DECREASE) IN CASH...........................................................      7,356     (2,583)
      CASH AT BEGINNING OF YEAR.............................................................      8,332      5,115
                                                                                              ---------  ---------
      CASH AT END OF PERIOD.................................................................  $  15,688  $   2,532
                                                                                              ---------  ---------
                                                                                              ---------  ---------

          See notes to consolidated financial statements (unaudited).

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    1. The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. In the opinion of management, all adjustments (consisting of only normal, recurring accruals) considered necessary for a fair presentation have been included. Certain amounts in the 1996 financial statements have been reclassified to conform to the 1997 presentation. All share and per share information presented in the accompanying financial statements and these notes thereto have been adjusted to give effect to stock dividends and stock splits. Operating results for the three-month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

    2. Earnings per share information is presented on the basis of weighted average shares outstanding for the period.

    3. Dividends have been declared by the Board of Directors and paid by the Company during the periods presented in the accompanying financial statements, as follows:

          DECLARATION              RECORD     PAYMENT            TYPE OF               CASH         NUMBER OF
              DATE                  DATE       DATE             DIVIDEND               PAID       SHARES ISSUED
          ------------            ---------  ---------  -------------------------  -------------  -------------
                                                                                        (IN
                                                                                    THOUSANDS)
11/16/95........................   12/29/95   01/18/96  $.06 per share cash          $   1,562             N/A
03/28/96........................   04/08/96   04/30/96  $.06 per share cash          $   1,568             N/A
05/23/96........................   06/28/96   07/19/96  10% stock                    $      11(1)    2,622,356
05/23/96........................   06/28/96   07/19/96  $.065 per share cash         $   1,870             N/A
08/15/96........................   09/30/96   10/18/96  $.065 per share cash         $   1,903             N/A
11/21/96........................   12/27/96   01/14/97  $.065 per share cash         $   1,904             N/A
02/27/97........................   03/24/97   04/18/97  $.065 per share cash         $   1,905             N/A

------------------------

(1) Cash in lieu of fractional shares.

    4. At March 31, 1997, options to purchase 642,882 shares of common stock, at per share exercise prices ranging from $9.43 to $19.88 were outstanding, compared to options to purchase 549,392 shares of common stock, at per share exercise prices ranging from $3.58 to $13.78, outstanding at March 31, 1996 under the Company's stock option plans (the "Plans"). Options to purchase 261,380 and 193,152 shares of common stock were exercisable at March 31, 1997 and March 31, 1996, respectively, under the Plans.

    During 1993, the Company granted the President and Chairman of the Board, and a Vice President, separate stock options outside of the Plans to purchase 825,000 and 148,500 shares, respectively, of the Company's common stock at $22.73 per share at any time through December 31, 1999, which options were outstanding at March 31, 1997.

    The number of shares subject to options and the per share option prices have been adjusted to reflect stock dividends. Exercisable options are nondilutive to earnings per share presented in the accompanying financial statements.

    5. Contingent reinsurance commissions are accounted for on an earned basis and are accrued, in accordance with the terms of the applicable reinsurance agreement, based on the estimated level of profitability relating to such reinsured business. During the three months ended March 31, 1997 and 1996,

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

such earned commissions accrued were $574,000 and $92,000, respectively. The estimated profitability of the reinsured business is continually reviewed and as adjustments become necessary, such adjustments are reflected in current operations.

    6. Claims adjusting income is accounted for on an accrual basis, before deducting the related expenses. During the three months ended March 31, 1997 and 1996, claims adjusting expenses included with underwriting and other expenses amounted to $15,000 and $25,000, respectively.

    7. The components of the net reinsurance recoverables balances in the accompanying balance sheets were as follows:

                                                            MARCH 31, 1997  DECEMBER 31, 1996
                                                            --------------  -----------------
                                                                     (IN THOUSANDS)
Ceded paid losses recoverable.............................    $    8,527       $     7,519
Ceded unpaid losses and LAE...............................       189,042           165,467
Ceded unearned premiums...................................        26,059            32,403
Ceded reinsurance payable.................................       (14,059)          (12,820)
                                                            --------------        --------
    TOTAL.................................................    $  209,569       $   192,569
                                                            --------------        --------
                                                            --------------        --------

    The reinsurance ceded components of the amounts relating to the accompanying income statements were as follows:

                                                                     THREE MONTHS ENDED
                                                                         MARCH 31,
                                                                    --------------------
                                                                      1997       1996
                                                                    ---------  ---------

                                                                       (IN THOUSANDS)
Ceded premiums earned.............................................  $  32,842  $  12,292
Ceded incurred losses.............................................     27,685      9,647
Ceded incurred LAE................................................      4,705      3,218

    The effect of reinsurance on premiums written and earned at March 31, 1997 and 1996 was as follows:

                                                         THREE MONTHS ENDED MARCH 31,
                                                 --------------------------------------------
                                                          1997                   1996
                                                        PREMIUMS               PREMIUMS
                                                 ----------------------  --------------------
                                                  WRITTEN      EARNED     WRITTEN    EARNED
                                                 ----------  ----------  ---------  ---------
                                                                (IN THOUSANDS)
Direct.........................................  $  104,244  $  108,553  $  73,395  $  68,140
Assumed........................................       1,568       2,096      1,465      2,446
Ceded..........................................     (26,499)    (32,842)   (13,131)   (12,292)
                                                 ----------  ----------  ---------  ---------
Net............................................  $   79,313  $   77,807  $  61,729  $  58,294
                                                 ----------  ----------  ---------  ---------
                                                 ----------  ----------  ---------  ---------

    8. In the first quarter of 1997, the Company adopted Financial Accounting Standards Board Statement 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FASB 125"), which provides accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, secured borrowing and collateral transactions, and the extinguishments of liabilities. The adoption excluded the provisions that deal with securities lending, repurchase and dollar repurchase agreements, and the recognition of collateral, which will be adopted in 1998 pursuant to

                FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

the proposed amendment. The adoption of FASB 125 did not have a material impact to the Company's financial position or results of operations.

    In February 1997, the Financial Accounting Standards Board issued Statement 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in no change in primary earnings per share in either of the quarters ended March 31, 1997 or 1996. The impact on the calculation of fully diluted earnings per share for these quarters is not expected to be material.

    9. On March 31, 1997, the Company announced that it executed a definitive agreement to acquire 100% of the stock of Lyndon Property Insurance Company and its six subsidiaries, Lyndon Life Insurance Company, Twin Mercury Life Insurance Company, Gulfco Life Insurance Company, Lyndon Southern Insurance Company, Lyndon--DFS Warranty Services,Inc. and Lyndon General Agency of Texas, Inc. (collectively "Lyndon"), subject to certain closing conditions and regulatory approvals, at a purchase price of approximately $92,000,000.

    On May 22, 1997, the Company declared a two-for-one stock split in the form of a 100% stock dividend payable on July 21, 1997 to shareholders of record at the close of business on June 30, 1997. Accordingly, all the related Common Stock and per share data included in the accompanying financial statements have been restated to give effect to this split.

    On June 3, 1997, the Company obtained a five year $100,000,000 revolving credit facility from Deutsche Bank AG, pursuant to which the Company borrowed $62,000,000 at an initial floating interest rate of 6.04% based upon Eurodollar interest rates, payable quarterly, to fund a portion of the Lyndon purchase price relating to its acquisition of Lyndon also on June 3, 1997.

    The Company intends to file a Registration Statement (Form S-3) with the Securities and Exchange Commission on July 15, 1997 to register 4,600,000 additional shares of its Common Stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Available Information..........................           3
Incorporation of Certain Documents by
  Reference....................................           3
Prospectus Summary.............................           4
Risk Factors...................................          13
Use of Proceeds................................          16
Price Range of Common Stock....................          16
Dividend Policy................................          16
Capitalization.................................          17
Selected Consolidated Financial Data...........          18
Unaudited Pro Forma Consolidated Financial
  Information..................................          20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          23
Business.......................................          34
Management.....................................          54
Principal Stockholders.........................          57
Description of Capital Stock...................          58
Underwriting...................................          59
Legal Matters..................................          60
Experts........................................          60
Index to Consolidated Financial Statements.....         F-1


                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ----------------
                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                            OPPENHEIMER & CO., INC.

                               SMITH BARNEY INC.

                                 STEPHENS INC.

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rock Hill, State of New York, on the 18th day of July, 1997.


                                FRONTIER INSURANCE GROUP, INC.

                                By:              * WALTER A. RHULEN
                                     -----------------------------------------
                                                  Walter A. Rhulen
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      NAME                         TITLE                 DATE
               -----------------              --------------            -------

                                     Chairman Of the Board,
         * WALTER A. RHULEN            President and Chief
   ------------------------------       Executive Officer         July 18, 1997
          Walter A. Rhulen             (Principal Executive
                                              Officer)
                                     Vice President--Treasurer
           * MARK H. MISHLER             and Chief Financial
   ------------------------------       Officer (Principal        July 18, 1997
           Mark H. Mishler                   Financial
                                       and Accounting Officer)

                                   Executive Vice President,
         * HARRY W. RHULEN                    Chief
    ------------------------------    Operating Officer and       July 18, 1997
          Harry W. Rhulen                   Director

   ------------------------------           Director              July   , 1997
          Peter L. Rhulen

       * LAWRENCE E. O'BRIEN
   ------------------------------           Director              July 18, 1997
        Lawrence E. O'Brien

         * DOUGLAS C. MOAT
   ------------------------------           Director              July 18, 1997
          Douglas C. Moat

   ------------------------------           Director              July   , 1997
             Alan Gerry

        /s/ WALTER A. RHULEN
   ------------------------------
          Walter A. Rhulen
          Attorney-in-fact
*By:



                                      II-1